UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Liberty Latin America Ltd.

(Name of Registrant as Specified In Its Charter)
 N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

 ☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LIBERTY LATIN AMERICA LTD.
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000
April 3, 2019
Dear Shareholder:
You are invited to attend the 2019 Annual General Meeting of Shareholders of Liberty Latin America Ltd. to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on Thursday, May 16, 2019, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000. At the Annual General Meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of Annual General Meeting and proxy statement, as well as on such other business as may properly come before the meeting.
Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2019 Annual General Meeting of Shareholders, please read the enclosed proxy materials and then promptly vote via the internet or telephone or, by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.
Thank you for your continued support and interest in Liberty Latin America Ltd.
Very truly yours,

Michael T. Fries
Executive Chairman
Liberty Latin America Ltd.
The Notice of Internet Availability of Proxy Materials relating to the Annual General Meeting is first being mailed on or about April 4, 2019, and the proxy materials relating to the Annual General Meeting will first be made available on or about the same date.

LIBERTY LATIN AMERICA LTD.
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be Held on May 16, 2019
NOTICE IS HEREBY GIVEN of the 2019 Annual General Meeting of Shareholders (the AGM) of Liberty Latin America Ltd. (Liberty Latin America) to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on Thursday, May 16, 2019, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000, to consider and vote on the following proposals:

1.
A proposal (which we refer to as the director election proposal) to elect John C. Malone, Miranda Curtis, and Brendan Paddick to serve as Class II members of our board of directors until the 2022 Annual General Meeting of Shareholders or their earlier resignation or removal;

2.
A proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and to authorize our board of directors, acting by the audit committee, to determine the independent auditors remuneration;

3.	A proposal (which we refer to as the 2018 incentive plan proposal) to approve the Liberty Latin America 2018 Incentive Plan; and

4.	A proposal (which we refer to as the 2018 nonemployee director incentive plan proposal) to approve, on an advisory basis, the Liberty Latin America 2018 Nonemployee Director Incentive Plan.
You may also be asked to consider and vote on such other business as may properly come before the AGM.
All shareholders of Liberty Latin America are cordially invited to attend the AGM. Holders of record of our Class A common shares, par value $0.01 per share, and Class B common shares, par value $0.01 per share, in each case, issued and outstanding as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 28, 2019, the record date for the AGM, will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of shareholders entitled to vote at the AGM will be available during regular business hours at our office at 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM. The holders of record of our Class C common shares, par value $0.01 per share, are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM.
We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
Our board of directors has unanimously approved each proposal and recommends that you vote “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal, the 2018 incentive plan proposal, and the 2018 nonemployee director incentive plan proposal.
Votes may be cast in person at the AGM or by proxy prior to the AGM by telephone, via the internet or by mail.

YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the AGM.

By Order of the Board of Directors,

John M. Winter
Senior Vice President, Chief Legal Officer and Secretary
Denver, Colorado
April 3, 2019
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE AGM, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

i

EQUITY COMPENSATION PLAN INFORMATION TABLE	79
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	80
SHAREHOLDER PROPOSALS	80
ADDITIONAL INFORMATION	80
ANNEX A: Liberty Latin America 2018 Incentive Plan	A-1
ANNEX B: Liberty Latin America 2018 Nonemployee Director Incentive Plan	B-1

ii

LIBERTY LATIN AMERICA LTD.
a Bermuda exempted company
Clarendon House, 2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000

PROXY STATEMENT FOR THE

2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our 2019 Annual General Meeting of Shareholders (the AGM) to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda on May 16, 2019, or at any adjournment or postponement of the AGM. At the AGM, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual General Meeting of Shareholders (the Meeting Notice). We are soliciting proxies from holders of record as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on March 28, 2019, of our Class A common shares, par value $0.01 per share (LILA), and Class B common shares, par value $0.01 per share (LILAB). The holders of our Class C common shares, par value $0.01 per share (LILAK, together with LILA and LILAB, our common shares), are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM. This proxy statement is also being made available to holders of LILAK.
Under Bermuda law, holders of a company’s common shares are referred to as “members,” but for convenience, they are referred to in this proxy statement as “shareholders.” In this proxy statement, the terms “we,” “our,” “our company” and “us” refer, as the context requires, to Liberty Latin America Ltd. (Liberty Latin America) or collectively to Liberty Latin America and its subsidiaries.
On December 29, 2017, the split-off of our company (formerly a wholly-owned subsidiary of Liberty Global plc (Liberty Global)) from Liberty Global was completed (the Split-Off). Following the Split-Off, our assets and liabilities consist of the businesses, assets and liabilities that were formerly attributed to Liberty Global’s “LiLAC Group,” which consisted largely of Liberty Global’s Latin America and Caribbean businesses (the LiLAC Group) including Cable & Wireless Communications Limited (C&W), VTR.com SpA, a then 60% ownership interest in Liberty Cablevision of Puerto Rico LLC (Liberty Puerto Rico) and related cash and cash equivalents and indebtedness. During 2018, we acquired the remaining 40% interest in Liberty Puerto Rico from Searchlight Capital Partners, as well as an 80% interest in Cabletica S.A., a leading cable operator in Costa Rica, from Televisora de Costa Rica S.A. in an all cash transaction.
Following the Split-Off, we and Liberty Global operate as separate, publicly traded companies, and neither has any stock or share ownership, beneficial or otherwise, in the other.
Notice and Access of Proxy Materials
We have elected, in accordance with the Securities and Exchange Commission’s (the SEC) “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the e-proxy notice) to our shareholders and to post our proxy statement and our annual report to our shareholders (collectively, the proxy materials) electronically. The e-proxy notice is first being mailed to our shareholders on or about April 4, 2019. The proxy materials will first be made available to our shareholders on or about the same date.
The e-proxy notice instructs you how to access and review the proxy materials and how to submit your proxy via the internet or by telephone. The e-proxy notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.

Voting Matters and Board Recommendations
The board of directors of Liberty Latin America (the Board) has unanimously approved each proposal and recommends that the holders of shares of LILA and LILAB (together, the voting shares):

1.
Vote “FOR” the proposal (which we refer to as the director election proposal) to elect John C. Malone, Miranda Curtis, and Brendan Paddick to serve as Class II members of the Board until the 2022 Annual General Meeting of Shareholders or their earlier resignation or removal;

2.
Vote “FOR” the proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration;

3.	Vote “FOR” the proposal (which we refer to as the 2018 incentive plan proposal) to approve the Liberty Latin America 2018 Incentive Plan; and

4.
Vote “FOR” the proposal (which we refer to as the 2018 nonemployee director incentive plan proposal) to approve, on an advisory basis, the Liberty Latin America 2018 Nonemployee Director Incentive Plan.

The AGM may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies to vote on proposals.

QUESTIONS AND ANSWERS ABOUT THE AGM AND VOTING
The questions and answers below highlight only selected information about the AGM and how to vote your shares. You should read carefully the entire proxy statement before voting.
When and where is the AGM?
The AGM will be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on May 16, 2019, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000.
Who may vote at the AGM and what is the record date for the AGM?
Holders of shares of LILA and LILAB, as recorded in our share register as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 28, 2019 (such date and time, the record date for the AGM), will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof (shareholders of record).
What is the purpose of the AGM?
At the AGM, you will be asked to consider and vote on each of the following:

1.
the director election proposal, to elect John C. Malone, Miranda Curtis, and Brendan Paddick to serve as Class II members of the Board until the 2022 Annual General Meeting of Shareholders or their earlier resignation or removal;

2.
the auditors appointment proposal, to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration;

3.	the 2018 incentive plan proposal, to approve the Liberty Latin America 2018 Incentive Plan; and

4.	the 2018 nonemployee director incentive plan proposal, to approve, on an advisory basis, the Liberty Latin America 2018 Nonemployee Director Incentive Plan.
You may also be asked to consider and vote on such other business as may properly come before the AGM, although we are not aware at this time of any other business that might come before the AGM.
What constitutes a quorum at the AGM?
In order to conduct the business of the AGM, a quorum must be present. A majority of the total voting power of the issued and outstanding shares entitled to vote at the AGM must be present or represented by proxy in order to constitute a quorum. For purposes of determining a quorum, your voting shares will be included as represented at the AGM even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of voting shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those voting shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those voting shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See —What are ‘broker non-votes’ and how are they treated? below.
What are the requirements to elect the directors and approve each of the other proposals?
Each director nominee who receives a plurality of the combined voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, will be elected to office.
Approval of each of the auditors appointment proposal, the 2018 incentive plan proposal, and the 2018 nonemployee director incentive plan proposal requires the affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class.
If the auditors appointment proposal or the 2018 nonemployee director incentive plan proposal fails to receive the required affirmative vote of the majority of those present in person or proxy at the AGM solely by reason of broker non-votes or abstentions, the Board will nevertheless take note of the positive indication given by the receipt of an affirmative majority of the votes cast and proceed accordingly.

How does the Board recommend that I vote my shares?
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal, the 2018 incentive plan proposal, and the 2018 nonemployee director incentive plan proposal.
How many votes do shareholders of record have at the AGM?
At the AGM, shareholders of record of LILA will have one vote per share and shareholders of record of LILAB will have 10 votes per share, in each case, that our records show are owned as of the record date. As of the record date, an aggregate of 48,561,755 shares of LILA and 1,935,856 shares of LILAB were issued and outstanding and entitled to vote at the AGM. There were, as of the record date, 10,991 and 26 shareholders of record of LILA and LILAB, respectively (which amounts do not include the number of shareholders whose shares were held of record by banks, brokers or other nominees, but include each such institution as one holder). Shares of LILAK are non-voting, except where otherwise required by applicable law and our Bye-laws.
What is the difference between a shareholder of record and a beneficial owner?
These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare, our transfer agent, you are a shareholder of record and the proxy materials are being sent directly to you by Liberty Latin America. If your common shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the common shares held in street name and the proxy materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your voting shares by following the instructions on the proxy card.
What do shareholders of record need to do to vote on the proposals?
Shareholders of record of our voting shares as of the record date may vote in person at the AGM, by telephone, or through the internet. Alternatively, if they received a paper proxy card, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the internet are printed on the e-proxy notice or proxy card. In order to vote through the internet, holders should have their e-proxy notices or proxy cards available, so they can input the required information from the e-proxy notice or the proxy card, and log onto the internet website address shown on the e-proxy notice or the proxy card. When holders log onto the internet website address, they will receive instructions on how to vote their voting shares. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately. Unless subsequently revoked, our voting shares represented by a proxy submitted as described herein and received at or before the AGM will be voted in accordance with the instructions on the proxy.
YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the AGM. You may change your vote at the AGM.
If you submit a properly executed proxy, by proxy card or by telephone or through the internet, without indicating any voting instructions as to a proposal enumerated in the Meeting Notice, the shares represented by the proxy, or voted by telephone or through the internet, will be voted “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal, the 2018 incentive plan proposal, and the 2018 nonemployee director incentive plan proposal.
If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the director election proposal, and it will have the same effect as a vote “AGAINST” each of the auditors appointment proposal, the 2018 incentive plan proposal, and the 2018 nonemployee director incentive plan proposal.
If you do not submit a proxy or you do not vote in person at the AGM, your voting shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).
What do beneficial owners need to do to vote on the proposals?
If you hold your voting shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your voting shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market LLC (Nasdaq) prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than the auditors appointment proposal. Accordingly, to ensure your voting shares held in street name are voted on these matters, we encourage you to promptly provide specific voting instructions to your broker, bank or other nominee.
To be valid, the submission of a proxy via telephone or the internet must be received by 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on May 15, 2019, and all voting shares represented by properly executed proxies received prior to or at the AGM and, in each case, not revoked, will be voted in accordance with the instructions so provided.
What are “broker non-votes” and how are they treated?
A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the AGM, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Broker non-votes are counted as voting shares that are present and entitled to vote for purposes of determining a quorum. Broker non-votes will have no effect on the election of each director nominee but will have the same effect as a vote “AGAINST” each of the auditors appointment proposal, the 2018 incentive plan proposal, and the 2018 nonemployee director incentive plan proposal, because each of these proposals requires an affirmative vote from a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and a non-vote is not counted as an affirmative vote.
You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of LILA and LILAB or how to change your vote or revoke your proxy.
How do I vote any of my shares that are held in the Liberty Puerto Rico 401(k) Savings Plan, the Liberty Global 401(k) Savings and Stock Ownership Plan, or the Liberty Latin America 401(k) Savings and Stock Ownership Plan?
If you hold LILA shares through your account in the Liberty Puerto Rico 401(k) Savings Plan, the Liberty Global 401(k) Savings and Stock Ownership Plan, or the Liberty Latin America 401(k) Savings and Stock Ownership Plan, the trustees for the applicable plan are required to vote your LILA shares as you specify. To allow sufficient time for the trustees to vote your LILA shares, your voting instructions must be received by 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on May 10, 2019. To vote such shares, please follow the instructions provided by the trustees for the applicable plan.
What if I respond and indicate that I am abstaining from voting?
A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of voting shares represented and entitled to vote at the AGM, will not be treated as votes cast at the AGM. Abstentions will have no effect on the election of each director nominee but will have the same effect as a vote “AGAINST” each of the auditors appointment proposal, the 2018 incentive plan proposal, and the 2018 nonemployee director incentive plan proposal, because each of these proposals requires an affirmative vote from a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, and an abstention is not counted as an affirmative vote.
Can I change my vote?
If you submitted a proxy prior to the start of the AGM, you may change your vote by voting in person at the AGM or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Latin America Ltd., c/o Secretary 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. Any signed proxy revocation or new signed proxy must be received before the start of the AGM. In addition, you may change your vote through the internet or by telephone (if you originally voted by the corresponding method) prior to 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on May 15, 2019.
Your attendance at the AGM will not, by itself, revoke a prior vote or proxy from you.
If your voting shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.
Who may attend, and who may vote at, the AGM?
All shareholders of Liberty Latin America may attend the AGM. Only shareholders of record (holders of record of our voting shares as of the record date, 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 28, 2019) are entitled to vote at the AGM or any adjournment or postponement thereof. Holders of LILAK shares will not be entitled to vote on any of the proposals.

If you are a shareholder of record of our voting shares, you have the right to attend, speak and vote in person at the AGM. Any corporation that is a shareholder of record may by written instrument authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such written instrument at the AGM) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Latin America. If you are a beneficial owner, you may also attend and speak at the AGM. You may not, however, vote your shares held in street name unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the AGM.
Notwithstanding the foregoing, we recommend that you vote by proxy in advance of the AGM even if you plan to attend the AGM (note that you may change your vote at the AGM).
A list of shareholders entitled to vote at the AGM will be available during regular business hours at our office at 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM.
How is Liberty Latin America soliciting proxies and who will pay the cost of soliciting proxies?
We are soliciting proxies by means of our proxy materials on behalf of the Board. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending the e-proxy notices and, if requested, paper proxy materials to you and getting your voting instructions. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $12,500, plus reasonable out of pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of common shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.
May I choose the method in which I receive future proxy materials?
Registered shareholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Shareholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by internet at www.proxyvote.com by following the prompts. Also, shareholders who hold shares through a broker, bank or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered shareholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at (877) 373-6374 (outside the United States +1 (781) 575-3100). Shareholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.
What is “householding”?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the proxy materials. This means that only one copy each of the proxy materials or e-proxy notice is being sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy materials or e-proxy notice to you if you call, email or mail our Investor Relations Department, +1 (303) 925-6000 or ir@lla.com or Liberty Latin America Ltd., Attention: Investor Relations Department, 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above telephone number, email address or mailing address.
When will Liberty Latin America announce the voting results?
We will announce the preliminary voting results at the AGM. We will report the final results in a Current Report on Form 8-K that we will file with the SEC.
What do I do if I have additional questions?
If you have any further questions about voting or attending the AGM, please call Liberty Latin America Investor Relations at +1 (303) 925-6000 or contact Innisfree M&A Incorporated, who is acting as proxy solicitation agent for the AGM, at +1 (888) 750-5834. Banks and brokers may call collect at +1 (212) 750-5833.

CORPORATE GOVERNANCE
Code of Conduct and Code of Ethics
We have adopted a code of conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our senior executive officers and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Both codes are available on our website at www.lla.com.
Director Independence
It is our policy that a majority of the members of the Board be independent of our management. For a director to be deemed independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his or her capacity as a board member. To assist the Board in determining which of our directors qualify as independent for purposes of Nasdaq rules, as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of the Board follows Nasdaq’s corporate governance rules on the criteria for director independence.
The Board has determined that each of Miranda Curtis, Alfonso de Angoitia Noriega, Paul A. Gould, Brendan Paddick and Eric L. Zinterhofer qualifies as an independent director of our company.
Board Composition
As described below under Proposal 1—The Director Election Proposal, the Board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, technology, venture capital, private equity, real estate finance, auditing, financial engineering and Latin American and Caribbean businesses. For more information on our policies with respect to board candidates, see Board and Committees of the Board—Committees of the Board—Nominating and Corporate Governance Committee.
Board Leadership Structure
The Board has separated the positions of Executive Chairman and Chief Executive Officer (principal executive officer). Michael T. Fries holds the position of Executive Chairman, leads the Board and board meetings and provides strategic guidance to our Chief Executive Officer. Balan Nair, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists the Board in fulfilling its duties.
Board Role in Risk Oversight
The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks, risks relating to potential conflicts of interest, cybersecurity and information security risks, and our overall enterprise risk management program. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the Board. These committees then provide reports periodically to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks, including cybersecurity and information security risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

EXECUTIVE OFFICERS
The following lists the executive officers of our company (other than Michael T. Fries and Balan Nair, Executive Chairman and our President and Chief Executive Officer (CEO), respectively, who also serve as directors of our company and who are listed under Proposal 1—The Director Election Proposal), their ages and a description of their business experience, including positions held with our company.

Name	Positions
Christopher Noyes Age: 48
Mr. Noyes has served as the Chief Financial Officer and a Senior Vice President of our company since the Split-Off. In this capacity, he is responsible for Liberty Latin America’s finance and treasury operations, including commercial finance, tax and financial planning, accounting and external reporting matters, investor relations and strategic oversight for the financial performance of the company and its operations. Mr. Noyes became the Chief Financial Officer for Liberty Global’s Latin America operations in September 2014, which became the LiLAC Group of Liberty Global in July 2015. Prior to this, Mr. Noyes held multiple senior management positions with Liberty Global, including Managing Director, Investor Relations and Business Analysis. Mr. Noyes joined Liberty Global in June 2005 as Vice President, Investor Relations. Prior to joining Liberty Global, Mr. Noyes was an investment banker at Credit Suisse First Boston and Donaldson, Lufkin & Jenrette for over five years collectively.

Betzalel Kenigsztein Age: 58
Mr. Kenigsztein has served as the Chief Operating Officer and a Senior Vice President of our company since the Split-Off. In this capacity, he has overall responsibility for the commercial and operational performance of Liberty Latin America. Prior to the Split-Off, Mr. Kenigsztein was the President and Chief Operating Officer of the LiLAC Group of Liberty Global, a position he assumed in July 2015. Mr. Kenigsztein joined Liberty Global in 2004 as the Chief Technology Officer for Liberty Global’s operations in the Netherlands. In 2009, he became the Managing Director of UPC Hungary and in 2013 Liberty Global appointed him as the Managing Director for its Central and Eastern Europe operations. Prior to joining Liberty Global, Mr. Kenigsztein held a range of senior management positions with Tevel Israel International Communications Ltd., an Israeli cable television operator.

Vivek Khemka Age: 46
Mr. Khemka has served as the Chief Technology and Product Officer and a Senior Vice President of our company since September 2018. In this capacity, he is responsible for all development and execution of technology and product strategy for Liberty Latin America. Previously, he was the Executive Vice President and Chief Technology Officer at DISH Network from December 2015 to August 2018.  From August 2016 to February 2017, Mr. Khemka also served as the President of EchoStar Technologies pursuant to a professional services agreement between DISH Network and EchoStar.  Mr. Khemka previously served as Senior Vice President of Product Management for DISH Network from March 2013 to December 2015.  Mr. Khemka also served as Vice President of Customer Technology for DISH Network, a position he held from December 2011 to March 2013.  Before joining DISH Network in 2009, Mr. Khemka held various positions at Danaher, Motorola and McKinsey & Co.

Name	Positions
John M. Winter Age: 46
Mr. Winter has served as the Chief Legal Officer, Secretary and a Senior Vice President of the company since the Split-Off. In this capacity, he is responsible for oversight of all legal matters affecting Liberty Latin America and risk management within the company, including legal support for corporate governance, financial reporting, litigation, mergers and acquisitions, and commercial contracts, regulatory and general compliance. Prior to the Split-Off, Mr. Winter was a Managing Director, Legal for Liberty Global where he was responsible for various legal matters, including legal support for financial reporting, mergers and acquisitions, compliance and governance. Mr. Winter joined Liberty Global as a Vice President, Legal in July 2013. Prior to joining Liberty Global, Mr. Winter was with the law firm Baker Botts L.L.P. for more than five years, and most recently as a partner in the corporate department, specializing in public and private acquisitions, financings and financial reporting.

Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption.

BOARD AND COMMITTEES OF THE BOARD
Committees of the Board
Membership

	Audit	Compensation	Nominating & Corporate Governance	Executive Committee
Charles H.R. Bracken
Miranda Curtis	●	Chair	●
Alfonso de Angoitia Noriega	●
Michael T. Fries				●
Paul A. Gould	Chair	●	●
John C. Malone				●
Balan Nair				●
Brendan Paddick	●
Eric L. Zinterhofer		●
Board Meetings
During 2018, we had eight meetings of our full Board, eight meetings of our audit committee, six meetings of our compensation committee, one meeting of our nominating and corporate governance committee, and seven meetings of our executive committee. Each director attended, either in person or telephonically, at least 75% of the total number of meetings of our Board and each committee on which he or she served. Our Board encourages all members to attend each annual general meeting of our shareholders. For our 2018 AGM, all nine of our board members attended in person.
Executive Committee
The Board has established an executive committee, whose members are Michael T. Fries, John C. Malone and Balan Nair. Subject to the limitations of Bermuda law, the executive committee may exercise all the powers and authority of the Board in the management of our business and affairs, including, but not limited to, the power and authority to issue any class of our shares.
Compensation Committee
The Board has established a compensation committee, whose chairman is Miranda Curtis and whose other members are Paul A. Gould and Eric L. Zinterhofer. See Corporate Governance—Director Independence above.
The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO and our other executive officers. The compensation committee may also make recommendations to the Board with respect to our incentive compensation plans and equity based plans, and will administer such plans, with authority to make and modify grants under, and to approve or disapprove participation in, such plans. For a description of our current processes and policies for consideration and determination of executive compensation, including the role of our CEO and outside consultants in determining or recommending amounts and/or forms of compensation, see Executive Officers and Directors Compensation—Compensation Discussion and Analysis.
The Board has adopted a written charter for the compensation committee, which is available on our website at www.lla.com.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.
Nominating and Corporate Governance Committee
The Board has established a nominating and corporate governance committee, whose members are Miranda Curtis and Paul A. Gould. See Corporate Governance—Director Independence above.

The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by the Board from time to time, identifies director nominees for upcoming annual general meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of the Board and management.
The nominating and corporate governance committee will consider candidates for director recommended by any shareholder, provided that such recommendations are properly submitted. Eligible shareholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Latin America Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Shareholder recommendations must be made in accordance with our Bye-Laws, as discussed under Shareholder Proposals in this proxy statement, and contain the following information:

•
the name and address of the proposing shareholder and the beneficial owner, if any, on whose behalf the nomination is being made, as they appear on our share register, and documentation indicating the class or series and number of our common shares owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing shareholder is recommending a candidate for nomination as a director;

•
the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•
a statement detailing any relationship, arrangement or understanding between the proposing shareholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing shareholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing shareholder(s) or beneficial owner (each a Proposing Person);

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director;

•	a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•
a representation by each Proposing Person who is a holder of record of our common shares as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual general meeting of shareholders and intends to appear in person or by proxy at the annual general meeting of shareholders at which the person named in such notice is to stand for election;

•	a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

•
a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Shareholder Associated Person) (including the details of such assistance, funding or consideration); and

•
a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the Proposing Person or any Shareholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Shareholder Associated Person.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing shareholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and judgment and should be committed to the long-term interests of our shareholders and our company. When evaluating a potential director nominee, including one recommended by a shareholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	his or her unique background, including education, professional experience and relevant skill sets;

•	understanding of our business and the markets in which we operate;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•
the size and composition of our existing Board, including whether the potential director nominee would positively impact the composition of the Board by bringing a new perspective or viewpoint to the Board.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, the Board and the nominating and corporate governance committee believe that it is important that our Board members represent diverse viewpoints.
When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, shareholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.
Prior to nominating an incumbent director for re-election at an annual general meeting of shareholders, the nominating and corporate governance committee will consider, the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is a member.
The members of our nominating and corporate governance committee have determined that Messrs. Malone and Paddick and Ms. Curtis, who are nominated for election at the AGM, continue to be qualified to serve as directors of our company and such nominations were approved by the entire Board.
The Board has adopted a written charter for the nominating and corporate governance committee. The charter is available on our website at www.lla.com.
Audit Committee
The Board has established an audit committee, whose chairman is Paul A. Gould and whose other members are Miranda Curtis, Alfonso de Angoitia Noriega, and Brendan Paddick. See Corporate Governance—Director Independence above.
The Board has determined that each member of the audit committee qualifies as an “audit committee financial expert” under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include, among other things:

•
overseeing our management’s processes and activities relating to (i) maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of our internal audit function and independent auditor and (iv) compliance with applicable laws and stock exchange rules;

•	the recommendation to our shareholders of the appointment, retention, termination and compensation of the independent auditor;

•	oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;

•
reviewing and preapproving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to a de minimus exception for non-audit services; and

•	preparing a report for our annual proxy statement.
The Board has adopted a written charter for the audit committee, which is available on our website at www.lla.com.
Audit Committee Report
The audit committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of our internal control over financial reporting.
Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of our internal control over financial reporting and KPMG LLP’s evaluation of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, including that firm’s judgment about the quality of our accounting principles, as applied in its financial reporting.
KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm’s independence from the company and its subsidiaries.
Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the 2018 Form 10-K), which was filed on February 20, 2019, with the SEC.

Submitted by the Members of the Audit Committee
Paul A. Gould (chairman)
Miranda Curtis
Brendan Paddick
Alfonso de Angoitia Noriega
Other
The Board, by resolution, may from time to time establish other committees of the Board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the Board, subject to applicable law.
Shareholder Communication with Directors
Our shareholders may send communications to the Board or to individual directors by mail addressed to the Board or to an individual director c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. All such communications from our shareholders will be forwarded to our directors on a timely basis.
Executive Sessions
Under the Nasdaq’s corporate governance rules, the independent directors are required to meet in regularly scheduled executive sessions, without management participation. Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Latin America Ltd., c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. The current independent directors of our company are Miranda Curtis, Alfonso de Angoitia Noriega, Paul A. Gould, Brendan Paddick and Eric L. Zinterhofer.
Involvement in Certain Proceedings
During the past 10 years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning our common shares beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of LILA and LILAB, which are our company’s voting securities. Beneficial ownership of our LILAK shares is set forth below only to the extent known by us or ascertainable from public filings. All of the information reported in the table below is based on publicly available filings.
The security ownership information is given as of March 15, 2019, and, in the case of percentage ownership information, is based upon (1) 48,515,417 shares of LILA, (2) 1,935,915 shares of LILAB and (3) 130,566,909 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.
Our common shares that are issuable on or within 60 days after March 15, 2019, upon exercise of options or share appreciation rights (SARs), vesting of restricted share unites (RSUs), conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of LILAB, though convertible on a one-for-one basis into shares of LILA, is reported as beneficial ownership of shares of LILAB, and not as beneficial ownership of shares of LILA, but the voting power of shares of LILA and LILAB has been aggregated.
So far as is known to us, the persons or entities indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John C. Malone	LILA	1,938,336	(1)	4.0	25.5
c/o Liberty Latin America Ltd.	LILAB	1,535,757	(1)	79.3
Clarendon House, 2 Church Street	LILAK	6,745,929	(1)	5.2
Hamilton HM 11, Bermuda

Michael T. Fries	LILA	585,516	(2)	1.2	3.4
c/o Liberty Latin America Ltd.	LILAB	175,867	(2)	9.1
Clarendon House, 2 Church Street	LILAK	1,125,562	(2)	*
Hamilton HM 11, Bermuda

BlackRock, Inc.	LILA	3,171,832	(3)	6.5	4.7
55 East 52nd Street	LILAK	8,067,372	(3)	6.2
New York, NY 10055

Franklin Resources, Inc.	LILA	2,998,382	(4)	6.2	4.4
One Franklin Parkway
San Mateo, CA 94403

Genesis Asset Managers, LLP	LILA	5,718,536	(5)	11.8	8.4
Heritage Hall
Le Marchant Street
St. Peter Port
Guernsey GY1 4WY
Channel Islands
Ashe Capital Management, LP	LILA	3,370,760	(6)	6.9	5.0
530 Sylvan Ave., Suite 101
Englewood Cliffs, New Jersey
07632

* Less than one percent.

(1)	Information with respect to our common shares beneficially owned by Mr. Malone, a director on the Board, is also set forth in —Security Ownership of Management.

(2)	Information with respect to our common shares beneficially owned by Mr. Fries, our Executive Chairman, is also set forth in —Security Ownership of Management.

(3)
Based on two separate filings, each a Schedule 13G for the year ended December 31, 2018, filed with the SEC on February 8, 2019 by BlackRock, Inc. The filings reflect that BlackRock, Inc. has sole voting power over 3,040,691 LILA shares and 7,764,332 LILAK shares and sole dispositive power over 3,171,832 LILA shares and 8,067,372 LILAK shares. All shares covered by such filings are held by BlackRock, Inc. and/or its subsidiaries.

(4)
Based on the Schedule 13G for the year ended December 31, 2018, filed with the SEC on January 28, 2019, by Franklin Resources, Inc. (FRI), Charles B. Johnson and Rupert H. Johnson, Jr. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. (the Principal Stockholders) each own in excess of 10% of the outstanding common stock of FRI and are the Principal Stockholders of FRI. FRI and the Principal Stockholders may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. Pursuant to the Schedule 13G, (a) FRI, Charles B. Johnson and Rupert H. Johnson, Jr. do not have shared or sole voting or dispositive power with respect to the shares, (b) Franklin Advisers, Inc. has sole voting and dispositive power over 1,615,539 shares, (c) Franklin Templeton Institutional, LLC has sole voting and dispositive power over 1,327,500 shares, (d) Franklin Templeton Investments Corp. has sole voting and dispositive power over 55,100 shares, and (e) Franklin Trust Company International has sole voting and dispositive power over 243 shares.

(5)
Based on the Schedule 13G for the year ended December 31, 2018, filed with the SEC on January 25, 2019, by Genesis Asset Managers, LLP (GAM) on behalf of itself and its subsidiary Genesis Investment Management, LLP. GAM is an investment advisor to institutional investors and in-house pooled funds for institutional advisors. The 13G reflects that GAM has sole voting power over 5,073,637 LILA shares and sole dispositive power over 5,718,536 LILA shares.

(6)
Based on the Schedule 13G for the year ended December 31, 2018, filed with the SEC on February 14, 2019 by Ashe Capital Management, LP (Ashe). Ashe is a registered investment advisor which holds LILA shares in funds under its management and control, and in such capacity has voting and investment power over such securities. The principals of Ashe are William C. Crowley, William R. Harker and Stephen M. Blass. The Schedule 13G reflects that Ashe has sole voting power and sole dispositive power over 3,370,760 LILA shares.

Security Ownership of Management
The following table sets forth information with respect to the beneficial ownership by each of our directors and named executive officers as described below, and by all of our directors and executive officers as a group, of our common shares.
The security ownership information is given as of March 15, 2019, and, in the case of percentage ownership information, is based upon (1) 48,515,417 shares of LILA, (2) 1,935,915 shares of LILAB and (3) 130,566,909 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.
Our common shares that are issuable on or within 60 days after March 15, 2019, upon exercise of options or SARs, vesting of RSUs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of LILAB, though convertible on a one-for-one basis into LILA, is reported as beneficial ownership of LILAB, and not as beneficial ownership of LILA, but the voting power of LILA and LILAB has been aggregated.
So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them includes shares held by the Liberty Global 401(k) Savings and Stock Ownership Plan as of December 31, 2018, for their respective accounts.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Michael T. Fries	LILA	585,516	(1)(2)(3)(4)	1.2	3.4
Executive Chairman	LILAB	175,867	(4)(5)	9.1
	LILAK	1,125,562	(1)(2)(3)(4)	*

Alfonso de Angoitia Noriega	LILA	4,172	(14)	*	*
Director	LILAB	—		—
	LILAK	8,344	(14)	*

Charles H.R. Bracken	LILA	92,001	(2)(14)	*	*
Director	LILAB	—		—
	LILAK	216,300	(2)(14)	*

Miranda Curtis	LILA	7,827	(2)(14)	*	*
Director	LILAB	—		—
	LILAK	6,732	(14)	*

Paul A. Gould	LILA	98,880	(2)(14)	*	*
Director	LILAB	8,987		*
	LILAK	182,087	(14)	*

John C. Malone	LILA	1,938,336	(2)(6)(7)(8)	4.0	25.5
Director	LILAB	1,535,757	(5)(9)	79.3
	LILAK	6,745,929	(6)(7)(8)(9)	5.2

Balan Nair	LILA	291,334	(2)(10)(14)	*	*
President, Chief Executive Officer & Director	LILAB	—		—
	LILAK	570,117	(2)(3)(14)	*

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)

Brendan Paddick	LILA	404,146	(14)	*	*
Director	LILAB	—		—
	LILAK	948,292	(14)	*

Eric L. Zinterhofer	LILA	3,859	(13)(14)	*	*
Director	LILAB	—		—
	LILAK	9,612,021	(13)(14)	7.4

Betzalel Kenigsztein	LILA	50,506	(2)(14)	*	*
Senior Vice President & Chief Operating Officer	LILAB	—		—
	LILAK	106,344	(2)(3)(14)	*

Christopher Noyes	LILA	77,182	(2)(14)	*	*
Senior Vice President, Chief Financial Officer	LILAB	—		—
	LILAK	123,184	(2)(3)(14)	*

John M. Winter	LILA	23,847	(2)(14)	*	*
Senior Vice President, Chief Legal Officer & Secretary	LILAB	—		—
	LILAK	52,478	(2)(3)(14)	*

Vivek Khemka	LILA	5,244	(2)	*	*
Senior Vice President, Chief Technology and Product Pfficer	LILAB	—		—
	LILAK	10,669	(2)(3)	*

All directors and executive officers as a group (13 persons)	LILA	3,582,850	(11)(12)	7.3	30.3
	LILAB	1,720,611	(11)(12)	88.9
	LILAK	19,708,059	(11)(12)	14.9

*	Less than one percent

(1)
Includes 8,074 LILA shares and 49,522 LILAK shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries disclaims beneficial ownership with respect to these shares.

(2)	Includes shares that are subject to options or SARs, reported on a gross basis, which were exercisable as of, or will be exercisable within, 60 days of March 15, 2019, as follows:

Owner	LILA	LILAK
Michael T. Fries	365,424	874,182
Charles H.R. Bracken	88,971	210,240
Miranda Curtis	4,579	—
Paul A. Gould	5,238	—
John C. Malone	17,300	—
Balan Nair	171,376	385,638
Betzalel Kenigsztein	39,042	81,573
Christopher Noyes	39,739	86,038
John M. Winter	16,702	36,565
Vivek Khemka	3,850	7,701
Each SAR represents the right to receive shares equal to the difference between the market value of such shares on the date of exercise and the base price, less applicable withholding taxes.

(3)	Includes shares held in the Liberty Global 401(k) Savings and Stock Ownership Plan, as follows:

Owner	LILA	LILAK
Michael T. Fries	345	2,282
Balan Nair	—	1,139
Betzalel Kenigsztein	—	89
Christopher Noyes	—	753
John M. Winter	—	176
Includes shares held in the Liberty Latin America 401(k) Savings and Stock Ownership Plan, as follows:

Owner	LILA	LILAK
Balan Nair	—	966
Betzalel Kenigsztein	—	962
Christopher Noyes	—	961
John M. Winter	—	954
Vivek Khemka	—	178

(4)
Includes 64,513 shares of LILA, 1,100 shares of LILAB and 100,481 shares of LILAK pledged to Morgan Stanley Inc. (Morgan Stanley) in connection with a margin loan facility extended by Morgan Stanley. Includes 117,227 shares of LILA, 174,767 shares of LILAB and 66,773 shares of LILAK pledged to Goldman Sachs Inc. (Goldman Sachs) in connection with collateral for a loan extended by Goldman Sachs.

(5)
Based on, in part, the Schedule 13D of Mr. Malone filed with the SEC on January 8, 2018 (the Schedule 13D). As disclosed in the Schedule 13D, Mr. Fries, Mr. Malone and the Malone Trust (as defined below) entered into a letter agreement dated as of December 29, 2017 (the Letter Agreement) pursuant to which, under certain circumstances, Mr. Fries would have certain rights with respect to LILAB shares owned by a trust with respect to which Mr. Malone is a co- trustee and, with his wife, retains a unitrust interest (the Malone Trust). Pursuant to the terms of the Letter Agreement, for so long as Mr. Fries is employed as a principal executive officer of Liberty Latin America, (a) in the event the Malone Trust or any Permitted Transferee (as defined in the Letter Agreement) is not voting the LILAB shares owned by the Malone Trust, Mr. Fries will have the right to vote such LILAB shares and (b) in the event the Malone Trust or any Permitted Transferee determines to sell such LILAB shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any Permitted Transferee subsequently intends to enter into a sale transaction with a third-party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third-party.

(6)
Includes (i) 895,071 shares of LILA and 3,227,815 shares of LILAK pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with margin loan facilities extended by Merrill Lynch and (ii) 166,410 shares of LILA and 211,503 shares of LILAK pledged to Fidelity Brokerage Services LLC (Fidelity) in connection with margin loan facilities extended by Fidelity.

(7)	Includes 29,641 LILA shares and 151,785 LILAK shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.

(8)	Includes 859,555 LILA shares and 2,042,742 LILAK shares held by Columbus Holding LLC, in which Mr. Malone has a controlling interest.

(9)
Includes 19,249 LILAB shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held in the trusts. Also, includes 1,516,508 LILAB shares and 1,263,869 LILAK shares held by the Malone Trust.

(10)	Includes 94,652 shares of LILA and 123,595 shares of LILAK pledged to UBS Financial Services Inc. (UBS Financial) in connection with a margin loan facility extended by UBS Financial.

(11)
Includes 37,715 LILA shares, 19,249 LILAB shares and 201,307 LILAK shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements, as to which beneficial ownership has been disclaimed.

(12)
Includes 752,221 LILA shares and 1,681,937 LILAK shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within 60 days of, March 15, 2019; RSUs with respect to 33,811 LILA shares and 67,623 LILAK shares that will vest within 60 days of March 15, 2019; 345 LILA shares and 4,439 LILAK shares held by the Liberty Global 401(k) Savings and Stock Ownership Plan; 4,021 LILAK shares held by the Liberty Latin America 401(k) Savings and Stock Ownership Plan; and 1,337,873 LILA shares, 175,867 LILAB shares and 3,730,167 LILAK shares pledged in support of various lines of credit or margin accounts.

(13)
Includes 9,500,000 LILAK shares held by investment funds, who have a common general partner, Searchlight Capital Partners GP, LP; 104,303 LILAK shares held by Searchlight Opportunities Fund; 1,658 LILAK shares held by Searchlight Capital Partners, LP; and 829 LILA shares held by Searchlight Capital Partners, LP. 7,508,552 of the LILAK shares have been pledged to UBS AG, London Branch. By reason of the provisions of Rule 16a-1, Mr. Zinterhofer may be deemed to be the beneficial owner of the securities beneficially owned by these Searchlight affiliates. Mr. Zinterhofer does not alone have dispositive or voting power with respect to any securities owned, directly or indirectly, by these Searchlight affiliates. Mr. Zinterhofer hereby disclaims beneficial ownership of all securities, except to the extent of any indirect pecuniary interest therein and this report shall not be deemed an admission that Mr. Zinterhofer is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or for any other purpose.

(14)	Includes RSUs with respect to LILA and LILAK shares that will vest within 60 days of March 15, 2019, as follows:

	LILA	LILAK
Alfonso de Angoitia Noriega	3,030	6,060
Charles H.R. Bracken	3,030	6,060
Miranda Curtis	3,030	6,060
Paul A. Gould	3,030	6,060
Balan Nair	4,222	8,445
Brendan Paddick	3,030	6,060
Betzalel Kenigsztein	5,878	11,756
Christopher Noyes	4,898	9,796
John M. Winter	633	1,266
Eric L. Zinterhofer	3,030	6,060
Change in Control
We know of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.
Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year and written representations made to us by our executive officers and directors, we believe that, with respect to the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met, except for Messrs. Noyes and Kenigsztein, who each inadvertently filed one late Form 4 reporting four transactions and, in each case, these transactions involved less than 500 shares, and Mr. Khemka, who inadvertently filed one late Form 4 to report two transactions.
.

PROPOSAL 1—THE DIRECTOR ELECTION PROPOSAL
The Board
The Board currently consists of nine directors, divided among three classes. Our Class II directors, whose terms will expire at the AGM, are John C. Malone, Miranda Curtis and Brendan Paddick. These directors are nominated for election to the Board to continue to serve as Class II directors, and we have been informed that each of them is willing to serve as a director of our company. The term of the Class II directors who are elected at the AGM will expire at the Annual General Meeting of our shareholders in the year 2022. Our Class III directors, whose term will expire at the Annual General Meeting of our shareholders in the year 2020, are Michael T. Fries, Paul A. Gould and Alfonso de Angoitia Noriega. Our Class I directors, whose term will expire at the Annual General Meeting of our shareholders in the year 2021, are Charles H.R. Bracken, Balan Nair and Eric L. Zinterhofer.
If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the AGM, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the Board.
The following lists the three nominees for election as a director at the AGM and the six directors of our company whose term of office will continue after the AGM, and includes, as to each person, how long such person has been a director of our company, such person’s professional background, other public company directorships, other positions and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of the Board. The number of our common shares beneficially owned by each director is set forth in this proxy statement under the caption Security Ownership of Certain Beneficial Owners and Management.
Vote and Recommendation
A plurality of the combined voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, is required to elect Messrs. Malone and Paddick and Ms. Curtis as Class II members of the Board.
The Board unanimously recommends a vote “FOR” the election of each nominee to the Board.

Nominees for Election of Directors
Directors Whose Term Expires in 2019

Name	Experience
Miranda Curtis Age: 63
A director of our company.

Professional Background: Ms. Curtis has served as a director of our company since the Split-Off. She has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the cable industry. Her most recent positions were as an executive officer of Liberty Global’s predecessor, Liberty Global Inc., and its predecessor where she oversaw cable and programming investments in Europe and Asia. In particular, she was responsible for the negotiation, oversight and management of a joint venture with Sumitomo Corporation that led to the formation of Jupiter Telecommunications Co. Ltd (J:COM), the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. In early 2010, Ms. Curtis retired from her officer position with Liberty Global following Liberty Global’s sale of substantially all of its Japanese interests.

Other Public Company Directorships: Liberty Global plc & predecessor (since June 2010); and Marks & Spencer plc (since February 2012).

Other Positions: Foreign and Commonwealth Office (U.K.) (Lead Independent Director since 2017).

Board Membership Qualifications: Ms. Curtis’ significant business and executive background in the media and telecommunication industries and her particular knowledge of, and experience with all aspects of international cable television operations and content distribution contributes to the Board’s consideration of operational developments and strategies and strengthens the Board’s collective qualifications, skills and attributes.

Name	Experience
John C. Malone Age: 78
A director of our company.

Professional Background: Mr. Malone has served as a director of our company since the Split-Off. He is an experienced business executive, having served as the chief executive officer of Tele-Communications Inc. (TCI) for over 25 years until its acquisition by AT&T Corporation in 1999. During that period, he successfully led TCI as it grew through acquisitions and construction into the largest multiple cable system operator in the U.S., invested in and nurtured the development of unique cable television programming, including the Discovery Channel, QVC, and Starz/Encore, expanded through joint ventures into international cable operations in the U.K. (Telewest Communications plc), Japan (J:COM) and other countries, and invested in new technologies, including high speed internet, alternative telephony providers, wireless personal communications services and direct-to-home satellite.

Other Public Company Directorships: Liberty Global plc & predecessor (Chair since June 2005); Liberty Media Corporation & predecessor (Chair since August 2011 and director since December 2010); Qurate Retail, Inc. & predecessor (Chair from 1994 to March 2018 and director since 1994); Discovery, Inc. (formerly Discovery Communications, Inc.) (since September 2008); Liberty Broadband Corporation (Chair since November 2014); Charter Communications, Inc. (Director Emeritus since July 2018) (Director from May 2013 to July 2018); Expedia Group, Inc. (December 2012 to December 2017 & August 2005 to November 2012); Lions Gate Entertainment Corp. (March 2015 to September 2018); Liberty Expedia Holdings, Inc. (Chair since November 2016); GCI Liberty, Inc. (Chair since March 2018); and Liberty TripAdvisor Holdings, Inc. (August 2014 to June 2015).

Other Positions: CableLabs® (Chairman Emeritus); and The Cable Center (honorary board member).

Board Membership Qualifications: Mr. Malone’s proven business acumen as a long time chief executive of large, complex organizations and his extensive knowledge and experience in the cable television, telecommunications, media and programming industries will be a valuable resource to our board in evaluating the challenges and opportunities of our business in Latin America and the Caribbean and our strategic planning and strengthen our board’s collective qualifications, skills and attributes.

Brendan Paddick Age: 55
A director of our company.

Professional Background: Mr. Paddick has served as a director of our company since the Split-Off. He is the founder of Columbus International Inc. (Columbus) and served as its Chief Executive Officer from 2004 until its merger with Cable & Wireless Communications plc in March 2015. The combined company was later sold to Liberty Global in May 2016. At the time, Columbus provided digital video, broadband internet, IP voice, wholesale capacity and IP services, as well as cloud-based corporate data solutions and data center hosting throughout 42 countries in the greater Caribbean, Central American and Andean region. Prior to Columbus, Mr. Paddick served from April 1992 to August 2004 as President and Chief Executive officer of Persona Communications Inc., which provided video, internet, data and telephony services to residential and commercial customers in seven Canadian provinces.

Other Public Company Directorship: Clearwater Seafoods Incorporated (since October 2011); and Cable & Wireless Communications Plc (March 2015 to May 2016).

Other Positions: Bahamas Telecommunications Company; CS ManPar Inc.; Nalcor Energy (Chair since November 2016); and Honorary Consul for Canada to The Bahamas.

Board Membership Qualifications: Mr. Paddick has extensive experience in the cable telecommunications industry and his capital market experience contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, and strengthens the Board’s collective qualifications, skills and attributes. Mr. Paddick also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

Directors Whose Term Expires in 2020

Name	Experience
Michael T. Fries Age: 56
Executive Chairman of our company.

Professional Background: Mr. Fries has served as Executive Chairman of our company since the Split-Off. He has over 30 years of experience in the cable and media industry. He is the Chief Executive Officer and President of Liberty Global, a position he has held for fourteen years, and is the Vice Chairman of the Liberty Global board. He was a founding member of the management team that launched Liberty Global’s international expansion over 28 years ago, and he has served in various strategic and operating capacities since that time. As an executive officer of Liberty Global and its predecessor, Mr. Fries has overseen its growth into one of the world’s largest and most innovative cable companies with services in 10 European countries. With 51 million broadband, video, voice and mobile subscribers, more than 26,000 employees and $16 billion of revenue, Liberty Global is recognized as a global leader in entertainment, media and broadband.

Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Lions Gate Entertainment Corp. (since November 2015) and Grupo Televisa S.A.B. (since April 2015).

Other Positions: Cablelabs®; The Cable Center; and Telecom Governor of World Economic Forum.

Board Membership Qualifications: Mr. Fries’ significant executive experience building and managing international distribution and programming businesses, in-depth knowledge of all aspects of operating a global business and his responsibility for setting the strategic, financial and operational direction for an international company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Paul A. Gould Age: 73
A director of our company.

Professional Background: Mr. Gould has served as a director of our company since the Split-Off. He has over 40 years of experience in the investment banking industry. He is a managing director of Allen & Company, LLC (Allen & Company), a position that he has held for more than the last five years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.

Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Ampco-Pittsburgh Corp. (March 2002 to May 2018); and Discovery, Inc. (formerly Discovery Communications Inc.) (since September 2008).

Other Positions: O3B Networks Ltd. (Director October 2007 to August 2016); Cornell University (Trustee); and Weill Cornell Medical College (Overseer).

Board Membership Qualifications: Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contributes to the Board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public company board practices and strengthens the Board’s collective qualifications, skills and attributes.

Name	Experience
Alfonso de Angoitia Noriega Age: 57
A director of our company.

Professional Background: Mr. de Angoitia has served as a director of our company since the Split-Off. He is an experienced business executive with over 15 years in the telecommunications industry. He has been an Executive Vice President of Grupo Televisa, S.A.B (Televisa) since May 2000 and also serves as a member of its Executive Office of the Chairman. In January 2018, he became a co-Chief Executive Officer of Televisa. From 1999 to 2003, Mr. de Angoitia served as the Chief Financial Officer of Televisa. Televisa is a leading media company in the Spanish-speaking world and a cable operator, as well as a direct-to-home satellite pay television operator in Mexico. Televisa distributes the content it produces through several broadcast channels in Mexico and in over 50 countries through 26 pay-tv brands, and television networks, cable operators and over-the-top or “OTT” services. In the United States, Televisa’s audiovisual content is distributed through Univision Communications Inc. Prior to joining Televisa, Mr. de Angoitia was a founding partner of the law firm Mijares, Angoitia, Cortés y Fuentes, S.C.

Other Public Company Directorship: Grupo Televisa S.A.B. (since April 1997); Empresas Cablevision, S.A.B. de C.V. (since August 1999); and Fomento Económico Mexicano, S.A.B de C.V (since 2015).

Other Positions: Univision Communications Inc. (since December 2010); and Grupo Financiero Banorte, S.A.B. de C.V. (since April 2015).

Board Membership Qualifications: Mr. de Angoitia’s significant executive experience building and managing distribution and programming businesses in the Spanish-speaking world, plus his in-depth knowledge of all aspects of operating a telecommunications company and his responsibility for setting the strategic, financial and operational direction for such company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes. Mr. de Angoitia also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

Directors Whose Term Expires in 2021

Name	Experience
Charles H.R. Bracken Age: 52
A director of our company.

Professional Background: Mr. Bracken has served as a director of our company since the Split-Off. He has approximately 25 years in fiscal management. He has been Executive Vice President of Liberty Global since January 2012 and its Chief Financial Officer since January 2017 where he is responsible for Liberty Global’s group finance and treasury operations, as well as capital allocation and finance operations for Liberty Global’s various operations, and oversees Liberty Global’s business plan. Mr. Bracken joined Liberty Global in March 1999 and became the Chief Financial Officer for its Europe operations in November 1999 where he served until his appointment as Co-Chief Financial Officer of Liberty Global and its predecessor in February 2004. Prior to joining Liberty Global, Mr. Bracken worked for Goldman Sachs, JP Morgan and the European Bank for Reconstruction and Development.

Other Public Company Directorship: Telenet Group Holding NV (since July 2005).

Board Membership Qualifications: Mr. Bracken’s significant executive experience in finance and treasury operations, capital strategies and complex business plans for a global company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Name	Experience
Balan Nair Age: 52
President, Chief Executive Officer and a director of our Company.

Professional Background: Mr. Nair has served as our President and Chief Executive Officer and a director of our company since the Split-Off. He is an experienced business executive with over 15 years in the telecommunications industry. Mr. Nair joined Liberty Global in 2007 as its Senior Vice President and Chief Technology Officer and served as its Executive Vice President and Chief Technology and Innovation Officer, positions he held from January 2012 and April 2016, respectively, until the Split-Off. During his tenure with Liberty Global, Mr. Nair was instrumental in developing Liberty Global’s state-of the-art networks and delivering successful technology integrations for Liberty Global’s multiple acquisitions. Upon completion of the Split-off, Mr. Nair became Liberty Latin America’s President and Chief Executive Officer, resigning his positions with Liberty Global. Prior to joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company, from 2006. Prior to his role at AOL LLC, Mr. Nair spent more than five years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. He holds a patent in systems development.

Other Public Company Directorships: Charter Communications Inc. (since May 2013); Adtran, Inc. (since May 2007); and Telenet Group Holding NV (April 2011 to February 2016).

Other Position: Society of Cable Telecommunications Engineers Energy 2020 (Co-Chair).

Board Membership Qualifications: Mr. Nair’s significant executive experience in building, integrating and managing operational and technology systems businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems, as well as his position with Liberty Latin America provides an insider’s perspective to the Board’s consideration of technological developments, opportunities and strategies of our company and strengthens the Board’s collective qualifications, skills and attributes.

Eric L. Zinterhofer Age: 47
A director of our company.

Professional Background: Mr. Zinterhofer has served as a director of our company since the Split-Off. He has been an active cable investor over the last 15 years and is also an active investor in the fiber, wireless and satellite sectors. Mr. Zinterhofer is a founding partner of Searchlight Capital Partners, L.P. (Searchlight), a private equity firm, and is jointly responsible for overseeing its activities with the two other founding partners. In his capacity at Searchlight, he advises on a wide range of transactions, including leveraged buyouts, growth equity, recapitalizations and investments for companies. Prior to co-founding Searchlight, he served in various management positions, including most recently as a senior partner, at Apollo Management, L.P from 1998 until May 2010. He was also co-head of the media and telecommunications investment platform at Apollo Management, L.P.

Other Public Company Directorships: Charter Communications, Inc. (since November 2009, Lead Independent Director since May 2016 & Chair December 2009 to May 2016); GCI Liberty, Inc. (formerly General Communication, Inc.) (Director from March 2015 to March 2018); Global Eagle Entertainment, Inc. (Director since March 2018); Hemisphere Media Group, Inc. (Director since October 2016); and Dish TV India, Ltd. (Director from October 2007 to March 2017).

Other Positions: Roots Corporation (Director since December 2015); and Leo Cable LLC (the management company for Liberty Puerto Rico).

Board Membership Qualifications: Mr. Zinterhofer’s extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the Board’s collective qualifications, skills and attributes.

PROPOSAL 2—THE AUDITORS APPOINTMENT PROPOSAL
KPMG LLP has served as our independent registered public accounting firm since 2016.
We are asking our shareholders to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.
A representative of KPMG LLP is expected to be present at the AGM, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
Vote and Recommendation
The affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, is required to approve the auditors appointment proposal.
The Board unanimously recommends a vote “FOR” the auditors appointment proposal.
Audit Fees and All Other Fees
The following table presents fees incurred after the Split-Off for professional audit services rendered by KPMG LLP and its international affiliates during the indicated periods for the audit of our consolidated financial statements and the separate financial statements of certain of our subsidiaries and for other services rendered by KPMG LLP and its international affiliates.
Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the year.

	Year Ended December 31,
	2018	2017
	in thousands
Audit fees	$9,283	$7,570
Audit-related fees (1)	8	17
Audit and audit-related fees	9,291	7,587
Tax Fees (2)	—	43
All other services (3)	115	41
Total fees	$9,406	$7,671

(1)
For 2018, audit-related fees related to agreed upon procedures for Cable & Wireless Jamaica Ltd. associated with the directors’ circular. For 2017, audit-related fees related to agreed upon procedures between Cable & Wireless Communications Limited and Royal Exchange Trust Limited on behalf of Capital Trust Company Limited in which KPMG must identify the principal subsidiaries of the Cable and Wireless Group.

(2)	Tax fees related to tax compliance work in Barbados, Panama and Bahamas.

(3)	All other services relate to SOC I and SOC II attestation reports in Panama.
Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

•
audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

•
audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and

•
tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, our audit committee approval is specifically required for (1) any individual project involving the provision of pre-approved audit and audit-related services that is expected to result in fees in excess of $150,000 and (2) any individual projects involving any other pre-approved service described above that is expected to result in fees in excess of $75,000. In addition, any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). All services provided by our independent auditor during 2018 were approved in accordance with the terms of the policy in place.

PROPOSAL 3—THE 2018 INCENTIVE PLAN PROPOSAL
Background and Reason
In connection with the Split-Off, our Board approved the Liberty Latin America 2018 Incentive Plan (the Incentive Plan). The Incentive Plan provides for the grant of options, SARs, restricted shares, RSUs, performance awards, cash awards, or any combination of the foregoing, to eligible employees and independent contractors. The Incentive Plan is designed to provide additional remuneration to certain employees and independent contractors of us or our subsidiaries for exceptional service, and to encourage their investment in our shares, thereby increasing their proprietary interest in our businesses and their personal interest in the continued success and progress of our company. In addition, the Incentive Plan enables us to continue our commitment to (1) attract persons of exceptional ability to become officers and employees of our company and (2) induce independent contractors to provide services to our company.
Because the Incentive Plan had been approved by Liberty Global plc, as our sole shareholder, prior to the Split-Off, the Nasdaq listing rules do not require the Incentive Plan to be approved by shareholders at this time. However, as a matter of good corporate governance and because our Board values the opinions of our shareholders, our Board is asking shareholders to approve the Incentive Plan. In addition, the requirements of Section 162(m) (Section 162(m)) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the Code), to the extent applicable, require shareholder approval of the Incentive Plan at the first regularly scheduled annual meeting that occurs 12 months or more after we became publicly held on December 29, 2017. We are requesting shareholder approval at the 2019 AGM in order to meet these requirements so that certain awards under the Incentive Plan may continue to qualify for grandfathered treatment under Section 162(m). The Incentive Plan will remain in effect and we will continue to be able to make grants under the Incentive Plan in furtherance of the purposes of the Incentive Plan if the Incentive Plan resolution does not receive shareholder approval.
The following description reflects the terms and conditions of the Incentive Plan and is not intended to be complete. We refer you to the copy of the Incentive Plan included as “Appendix A: Liberty Latin America 2018 Incentive Plan” to this proxy statement for a complete statement of its terms and conditions.
Key Features of the Incentive Plan

•	Options or SARs not Below Fair Market Value. Stock options and SARs may not be granted with an exercise price below fair market value on the date of grant.

•
No Re-Pricing. The exercise price of an option or base price of a SAR may not be decreased after grant and an outstanding option or SAR may not be surrendered as consideration for the grant of a new option with a lower exercise price, a new SAR with a lower base price, cash or a new award, unless there is prior approval by our shareholders.

•	Dividend Equivalents. Dividend equivalents may only be paid with respect to restricted share units to the extent the underlying award is actually paid.

•	Limited Terms for Options and SARs. The term for stock options and SARs granted under the Incentive Plan is limited to ten years.

•	No Tax Gross-Ups. Holders do not receive tax gross-ups under the Incentive Plan.

•
Award Limitations.  In any calendar year, no person may be granted awards covering more than four million of our shares, of which no more than two million shares may consist of Class B shares, and no person may receive payment for cash awards under the Incentive Plan during any calendar year in excess of $10 million.

•
No Transferability.  Awards generally may not be transferred, except as permitted by will or the laws of descent and distribution or pursuant to a domestic relations order, unless otherwise provided for in an award agreement.

Summary of Incentive Plan
The Incentive Plan will be administered by the compensation committee of our Board, which is composed entirely of “non-employee directors” as that term is defined in Rule 16b-3 under the Exchange Act, and “outside directors” as that term is defined in Section 162(m). The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The compensation committee is currently comprised of three independent directors as that term is defined in Rule 5605(a)(2) of the Nasdaq listing rules. Our employees (including employees who are officers or directors of us or any of our subsidiaries) and independent contractors are eligible to participate and may be granted awards under the Incentive Plan. Awards may be made to any such person, officer, director or contractor whether or not he or she holds or has held awards under the Incentive Plan or under any other plan of us or any of our affiliates. The number of individuals who may receive awards under the Incentive Plan will vary from year to year and will depend on various factors, such as the number of promotions and our hiring needs during the year. Although we cannot predict the number of future award recipients, we estimate that there will be approximately 300 employees of our company (including employees of our subsidiaries) who will be eligible to receive awards under the Incentive Plan. We do not currently anticipate granting any awards under the Incentive Plan to independent contractors of our company.
The maximum number of shares with respect to which awards may be granted under the Incentive Plan is 25 million, subject to anti-dilution and other adjustment provisions of the Incentive Plan. The awards may be granted for any class of our shares, provided that the number of shares that may be awarded in Class B shares is limited to 10 million. With limited exceptions, no person may be granted in any calendar year awards covering more than four million of our shares, of which no more than two million shares may consist of Class B shares. In addition, no person may receive payment for cash awards under the Incentive Plan during any calendar year in excess of $10 million.
Types of Awards. The compensation committee may grant options, SARs, restricted shares, RSUs, performance awards, cash awards or any combination of the foregoing, under the Incentive Plan (collectively, awards). As of December 31, 2018, we granted the following types of awards in 2018 under the Incentive Plan:

a.	Performance-based RSU awards based on a two-year performance period that vest in two equal installments on April 1 and October 1 of the year following the end of the performance period.

b.	RSU awards that are not performance based and that vest quarterly over four years after an initial 6 month vesting period.

c.	SARs that have a seven-year term and that vest quarterly over four years after an initial 6 month vesting period.

However, none of these awards are conditioned upon receiving shareholder approval of the Incentive Plan. For further information on the awards granted to our named executive officers, see the Compensation Discussion and Analysis, and the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in the proxy statement.  Prior to the date of this proxy statement, we have granted awards of SARs under the Incentive Plan with respect to 2,747,313 LILA shares (LILA SARs) and 5,494,625 LILAK shares (LILAK SARs) to our employees as a group, which have remaining terms ranging from 0.2 years to 7.0 years. The base prices of the LILA SARs range from $18.15 to $21.58 per share, and the base prices of the LILAK SARs range from $18.24 to $21.39 per share.
We expect to continue to use these types of equity awards in the future. We may also use special equity grants to award or recognize current employees and to attract new hires. As of the date of this proxy statement, however, we have no commitments to grant awards under the Incentive Plan and, due to the nature of the Incentive Plan and the discretionary authority afforded the compensation committee in connection with its administration, we cannot determine or predict the value, number or type of awards to be granted pursuant to the Incentive Plan.
Our shares issuable pursuant to awards made under the Incentive Plan will be made available from either treasury shares or newly allotted and issued shares to the extent permitted by the laws of Bermuda. Our shares that (1) are subject to any award that expires, terminates or is annulled for any reason without having been exercised, (2) are subject to all or any portion of an award that is settled or exercised for cash, (3) are subject to any award of restricted shares that are automatically repurchased by our company in accordance with applicable law and any award of RSUs that is forfeited, in each case, prior to becoming vested, (4) are covered by an award and are not delivered or are automatically repurchased by our company due to payment of taxes or purchase prices, and (5) our company purchases on the open market with the proceeds of an option exercise price, will once again be available for issuance under the Incentive Plan. In connection with certain corporate transactions, awards made in substitution for awards of an acquired company do not reduce the shares available for awards under the Incentive Plan and may be made with an exercise price or purchase price that is less than fair market value on the date of substitution.
Under the terms of the Incentive Plan, the compensation committee has the power to:

•	interpret the Incentive Plan and adopt any rules, regulations and guidelines for carrying out the Incentive Plan that it believes are proper;

•	correct any defect or supply any omission or reconcile any inconsistency in the Incentive Plan or related documents;

•	determine the form and terms of the awards made under the Incentive Plan, including persons eligible to receive awards and the number of shares or other consideration subject to awards; and

•
delegate to any subcommittee its authority and duties under the Incentive Plan unless a delegation would adversely impact the availability of transaction exemptions under Rule 16b-3 of the Exchange Act, and the deductibility of compensation for U.S. federal income tax purposes.

Options. Options granted under the Incentive Plan will entitle the holder to purchase a specified number of shares of a class of our shares at a specified exercise price subject to the terms and conditions of the option grant. The exercise price of an option specified in a grant may be no less than the fair market value of the applicable class of our shares as of the day the option is granted. The compensation committee will determine, in connection with each option awarded to a holder, (1) the class and number of shares subject to the option, (2) the per share exercise price, (3) whether that price is payable in cash, by check, by promissory note, by cashless exercise, or any combination of the foregoing or other method of payment permitted by the laws of Bermuda, (4) other terms and conditions of exercise, (5) restrictions on transfer of the option and (6) other provisions not inconsistent with the Incentive Plan. Except for anti-dilution and other adjustment provisions of the Incentive Plan, the exercise price of an option may not be decreased after grant and an outstanding option may not be surrendered as consideration for the grant of a new option with a lower exercise price, cash or a new award, unless there is prior approval by our shareholders.
Share Appreciation Rights. A SAR entitles the recipient to receive a payment in shares or, if the compensation committee so determines, cash or a combination of cash and shares, equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable class of our shares with respect to which the SAR was granted over the base price specified in the grant. A SAR may be granted to an option holder with respect to all or a portion of our shares subject to a related option (a tandem SAR) or granted separately (a free-standing SAR) to an eligible employee or independent contractor. Tandem SARs are exercisable only to the extent that the related option is exercisable. Upon the exercise or termination of the related option, the related tandem SAR will be automatically cancelled to the extent of the number of our shares with respect to which the related option was so exercised or terminated. Free-standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant agreement. The base price of a SAR specified in a grant may be no less than the fair market value of a share of the applicable class of our shares as of the day the SAR is granted. Except for anti-dilution and other adjustment provisions of the Incentive Plan, the base price of a SAR may not be decreased after grant and an outstanding SAR may not be surrendered as consideration for the grant of a new SAR with a lower base price, cash or a new award, unless there is prior approval by our shareholders.
Restricted Shares and Restricted Share Units. Restricted shares are our shares that become vested and may be transferred upon completion of a restriction period. The compensation committee determines, and each individual award agreement will provide, (1) the price to be paid by the recipient of the restricted shares, which shall be at least the minimum consideration necessary for the restricted shares to be deemed fully paid, (2) whether dividends or distributions paid with respect to the restricted shares will be retained by us during the restriction period, (3) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (4) the vesting date or vesting dates (or basis of determining the same) for the award, and (5) other terms and conditions of the award.
A RSU is a unit evidencing the right to receive, in specified circumstances, one share of the specified class of our shares, or its cash equivalent, subject to a restriction period or forfeiture conditions. RSUs based upon the fair market value of any class of our shares may be awarded under the Incentive Plan. The compensation committee has the power to determine, and each individual award agreement will provide, the terms, conditions, vesting requirements, payment rules and restrictions for awards of RSUs. The committee will also determine the price to be paid by the recipient of the RSUs, which shall be at least the minimum consideration necessary for the shares received to be deemed fully paid and whether the holder will be entitled to dividend equivalent payments with respect to the RSU. Holders of RSUs will not be entitled to our shares covered by RSUs until such shares are issued to the holder at the end of the restriction period.
Upon the applicable vesting date, all or the applicable portion of restricted shares or RSUs will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares or RSUs will vest to the extent that the awards related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares or RSUs will become payable, all in accordance with the terms of the individual award agreement.
Cash Awards. The compensation committee may also provide for the grant of cash awards. A cash award is a bonus paid in cash that is based solely upon the attainment of one or more performance goals that have been established by the compensation committee. The terms, conditions and limitations applicable to any cash awards will be determined by the compensation committee.

Performance Awards. At the discretion of the compensation committee, any of the above-described awards, including cash awards, may be designated as a performance award. Performance awards are contingent upon performance measures applicable to a particular period, as established by the compensation committee and set forth in individual agreements, based upon any one or more of the following business criteria:

•	increased revenue;

•	net income measures (including income after capital costs and income before or after taxes);

•	share price measures (including growth measures and total shareholder return);

•	price per share;

•	market share;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•
cash flow measures (including cash flow from operations, free cash flow, cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

•	return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity);

•	operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	net promoter score or other metrics regarding quality or extent of customer satisfaction or service;

•	expense measures (including overhead costs and general and administrative expense);

•	margins;

•	shareholder value;

•	total shareholder return;

•	proceeds from dispositions;

•	total market value; and

•	corporate values measures (including ethics compliance, corporate responsibility, environmental and safety).

Performance measures may apply to the award recipient, to one or more of our business units, divisions or subsidiaries or other applicable sector, or to our company as a whole. Goals may also be based on performance relative to a peer group of companies.
Under the Tax Cuts and Jobs Act of 2017 (the 2017 Tax Act), Section 162(m) was amended effective for 2018 to prohibit the deduction of compensation in excess of $1.0 million paid to “covered employees.” Effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation was no longer available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. To the extent the transition relief is available under the 2017 Tax Act to preserve deductions under Section 162(m) grandfathered arrangements, the committee may determine to satisfy those requirements although we have not adopted a policy requiring eligible compensation to be deductible.
Awards Generally. Awards under the Incentive Plan may be granted either individually, in tandem or in combination with each other. Where applicable, the securities underlying, or relating to, awards granted under the Incentive Plan may be shares of LILA, LILAB or LILAK, as provided in the relevant grant. The closing prices of shares of LILA and LILAK were $20.02 and $20.02, respectively, as of March 20, 2019. The closing price of LILAB shares was $18.00 on March 20, 2019. Awards granted under the Incentive Plan are generally non-transferable during the lifetime of an award holder, except as permitted by will or the laws of descent and distribution or pursuant to a legally enforceable domestic relations order. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the Incentive Plan), options and SARs will become immediately exercisable and the restrictions on restricted shares and RSUs will lapse, unless individual agreements state otherwise. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, the vesting or early termination, upon a holder's termination of employment with our company, of any unvested options, SARs, restricted shares or RSUs and the period during which any vested options and SARs must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the Incentive Plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date), (3) if the holder's service terminates by reason of retirement (as defined in the Incentive Plan) his or her options and SARs will remain exercisable for two years (but not later than the scheduled expiration date), and (4) any termination of the holder’s service for “cause” (as defined in the Incentive Plan) will result in the immediate termination of all options and SARs and the forfeiture of all rights to any restricted shares, RSUs, retained distributions, unpaid dividend equivalents and related cash amounts held by such terminated holder. If a holder's service terminates due to death or disability, options and SARs will become immediately exercisable, and the restrictions on restricted shares and RSUs will lapse, unless individual agreements state otherwise. If a holder's service terminates due to retirement, unvested options and SARs will vest and the restrictions on unvested restricted shares and RSUs will lapse to the extent such awards would have vested or such restrictions would have lapsed had the holder remained employed through the date that is one year after the date of retirement, unless individual agreements state otherwise. If an award has been designated a performance award then it will accelerate or terminate upon the occurrence of the foregoing described events pursuant to the provisions of the performance award agreement.
Adjustments. The number and kind of our shares, which may be awarded or otherwise made subject to awards under the Incentive Plan, the number and kind of our shares covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing are subject to appropriate adjustment in the discretion of the compensation committee, as the compensation committee deems equitable, in the event (1) we subdivide the outstanding shares of any class of our shares into a greater number of shares of such class, (2) we combine the outstanding shares of any class of our shares into a smaller number of shares of such class, or (3) there is a share dividend, extraordinary cash dividend, alteration of capital, capitalization of profits, bonus issue, reclassification, recapitalization, reorganization, amalgamation, consolidation, split-up, spin off, combination, exchange of shares, warrants or rights offering to purchase any class of our shares, or any other similar corporate event (including mergers or consolidations other than approved transactions (as defined in the Incentive Plan)) for which other provisions are made pursuant to the Incentive Plan.
Amendment and Termination. The Incentive Plan was approved by our Board effective on December 29, 2017, and will terminate on December 29, 2027, unless earlier terminated by the compensation committee. The compensation committee may suspend, discontinue, modify or amend the Incentive Plan at any time prior to its termination. However, before an amendment may be made that would adversely affect a participant who has already been granted an award, the participant's consent must be obtained, unless the change is necessary to comply with Section 409A of the Code.
U.S. Federal Income Tax Consequences
The following is a summary of the general rules of the U.S. federal income tax law relating to the tax treatment of options, SARs, restricted shares, RSUs and cash awards issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations that may apply based upon the circumstances of a particular holder under the Incentive Plan, including the possibility that a holder may not be subject to U.S. federal income taxation.
Options; SARs. Holders will not realize taxable income upon the grant of an option or a SAR. Upon the exercise of an option or SAR, the holder will recognize ordinary income (subject to withholding, if applicable) in an amount equal to the excess of (1) the fair market value on the date of exercise of the shares received over (2) the exercise price or base price he or she paid for the shares. The holder will generally have a tax basis in any of our shares received pursuant to the exercise of a SAR, or pursuant to the cash exercise of an option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under -Certain Tax Code Limitations on Deductibility below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with compensation income recognized by the holder under the foregoing rules. The disposition of our shares acquired upon exercise of an option or SAR will ordinarily result in capital gain or loss.
Cash Awards; RSUs; Restricted Shares. A holder will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the holder to draw upon it. A holder will not have taxable income upon the grant of a RSU but rather will generally recognize ordinary compensation income at the time the award vests in an amount equal to the fair market value of the shares received.
Generally, a holder will not recognize taxable income upon the grant of restricted shares, and we will not be entitled to any federal income deduction upon the grant of such award. The value of the restricted shares will generally be taxable to the holder as compensation income in the year or years in which the restrictions on the shares lapse. Such value will equal the fair market value of the shares on the date or dates the restrictions terminate. A holder, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares subject to the restricted share award on the date of such grant as compensation income in the year of the grant of the restricted share award. The holder must make such an election pursuant to Section 83(b)

of the Code within 30 days after the date of grant. The holder's holding period in such shares will commence on the date of grant if an election pursuant to Section 83(b) of the Code is made. If such an election is made and the holder later forfeits the restricted shares to us, the holder will not be allowed to deduct, at a later date, the amount such holder had earlier included as compensation income.
A holder who is a U.S. employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the holder recognizes income under the rules described above with respect to the cash or the shares received pursuant to awards. Dividend equivalents that are received by a holder prior to the time that the RSUs are taxed to the holder under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a holder in the shares received will equal the amount recognized by the holder as compensation income under the rules described in the preceding paragraph, and the holder's holding period in such shares will commence on the date income is so recognized.
Subject to the discussion under “-Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with compensation income recognized by the holder under the foregoing rules.
Section 409A. Awards under the Incentive Plan have features that could cause them to be treated as deferred compensation arrangements subject to Section 409A of the Code, which imposes significant penalties for noncompliance. Specifically, if a deferred compensation arrangement does not comply with Section 409A of the Code, deferred amounts will be taxed currently at the employee's marginal rate, interest will be assessed at the underpayment rate established by the Internal Revenue Service (IRS), plus one percent measured from the later of the deferral date or the vesting date, and a penalty will be assessed equal to 20% of the taxable amount of compensation.
The Incentive Plan will be administered in a manner that will be in good faith compliant with Section 409A of the Code and applicable regulations. We intend that any awards under the Incentive Plan will be exempt from or satisfy the applicable requirements of Section 409A of the Code. If any plan provision or award would result in the imposition of an additional tax under Section 409A of the Code, such plan provision or award will be amended to avoid imposition of the additional tax. No action taken to comply with Section 409A of the Code will be deemed to adversely affect the employee's rights under any award.
Certain Tax Code Limitations on Deductibility. In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for future payments under the Incentive Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. Our ability to obtain a deduction for amounts paid under the Incentive Plan could also be affected by Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. Prior to 2018, certain awards granted under the Incentive Plan were exempt from such $1 million limitation as “performance-based compensation.” These awards included options and SARs granted at fair market value and performance awards that met certain criteria, in each case pursuant to shareholder approved plans. Under the 2017 Tax Act, effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation is no longer available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. To the extent the transition relief is available under the 2017 Tax Act to preserve deductions under Section 162(m) grandfathered arrangements, the committee may determine to satisfy those requirements although we have not adopted a policy requiring eligible compensation to be deductible.
Vote and Recommendation
The affirmative vote of the holders of at least a simple majority of the aggregate voting power of our Class A shares and our Class B shares (voting together as a single class), who (being entitled to do so) vote either in person or by proxy at the annual meeting, is required to approve the incentive plan resolution.
The Board unanimously recommends a vote “FOR” the approval of the 2018 incentive plan proposal.

PROPOSAL 4—THE 2018 NONEMPLOYEE DIRECTOR INCENTIVE PLAN PROPOSAL
Background and Reason
In connection with the Split-Off, our Board approved the Liberty Latin America 2018 Nonemployee Director Incentive Plan (the Director Plan). The Director Plan provides for the grant of options, SARs, restricted shares, RSUs, or any combination of the foregoing to eligible nonemployee directors. The Director Plan is designed to provide a method whereby nonemployee directors may be awarded additional remuneration for the services they render on our Board and committees of our Board, and to encourage their investment in our shares, thereby increasing their proprietary interest in our businesses and their personal interest in the continued success and progress of our company. In addition, the Director Plan enables us to continue our commitment to aid in attracting persons of exceptional ability to become nonemployee directors of our company.
Because the Director Plan had been approved by Liberty Global plc, as our sole shareholder, prior to the Split-Off, the Nasdaq listing rules do not require the Director Plan to be approved by shareholders at this time. However, as a matter of good corporate governance and because our Board values the opinions of our shareholders, our Board is asking shareholders to approve the Director Plan on an advisory and non-binding basis. Because this vote is advisory and non-binding on our Board and our company, the Director Plan will remain in effect and we will continue to be able to make grants under the Director Plan in furtherance of the purposes of the Director Plan if the Director Plan resolution does not receive shareholder approval.
The following description reflects the terms and conditions of the Director Plan and is not intended to be complete. We refer you to the copy of the Director Plan included as “Appendix B: Liberty Latin America 2018 Nonemployee Director Incentive Plan” to this proxy statement for a complete statement of the terms and conditions.
Key Features of the Director Plan

•	Options or SARs not Below Fair Market Value. Stock options and SARs may not be granted with an exercise price below fair market value on the date of grant.

•
No Re-Pricing. The exercise price of an option or base price of a SAR may not be decreased after grant and an outstanding option or SAR may not be surrendered as consideration for the grant of a new option with a lower exercise price, a new SAR with a lower base price, cash or a new award, unless there is prior approval by our shareholders.

•	Dividend Equivalents. Dividend equivalents may only be paid with respect to restricted share units to the extent the underlying award is actually paid.

•	Limited Terms for Options and SARs. The term for stock options and SARs granted under the Incentive Plan is limited to ten years.

•	No Tax Gross-Ups. Holders do not receive tax gross-ups under the Incentive Plan.

•	Award Limitations. In any calendar year, no nonemployee director may be granted awards having a value determined on the date of grant that would be in excess of $2 million.

•
No Transferability.  Awards generally may not be transferred, except as permitted by will or the laws of descent and distribution or pursuant to a domestic relations order, unless otherwise provided for in an award agreement.

Summary of Director Plan
The Director Plan is administered by our full Board. The Board has the full power and authority to grant eligible nonemployee directors the awards described below and determines the terms and conditions under which any awards are made, and may delegate certain administrative duties to our employees. The Board may grant options, SARs, restricted shares, RSUs or any combination of the foregoing under the Director Plan (collectively, awards). Only nonemployee members of our Board are eligible to receive awards under the Director Plan. As of March 15, 2019, we had seven nonemployee directors.
Under the Director Plan, awards of RSUs have generally provided for the lapse of all restrictions after one year. See Executive Officers and Directors Compensation for a description of our equity awards program to our nonemployee directors. As of December 31, 2018, the Board had granted awards of RSUs in 2018 with such awards having a one-year vesting period as described above. However, none of these awards are conditioned upon receiving shareholder approval of the Director Plan. The Board expects to continue to grant RSUs in the future. As of the date of the proxy statement, however, the Board has no commitments to grant awards under the Director Plan and, due to the nature of the Director Plan and the discretionary authority afforded our Board in connection with its administration, we cannot determine or predict the value, number or type of awards to be granted pursuant to the Director Plan.
The maximum number of shares with respect to which awards may be granted under the Director Plan is five million, subject to anti-dilution and other adjustment provisions of the Director Plan. The awards may be granted for any class of our shares. No nonemployee director may be granted under the Director Plan during any calendar year awards having a value determined on the date of grant that would be in excess of $2 million.
Shares issuable pursuant to awards made under the Director Plan will be made available from either treasury shares or newly allotted and issued shares to the extent permitted by the laws of Bermuda. Our shares that (1) are subject to any award that expires, terminates or is annulled for any reason without having been exercised, (2) are subject to all or any portion of an award that is settled for cash, (3) are subject to any award of restricted shares that are automatically repurchased by our company in accordance with applicable law and any award of RSUs that is forfeited, in each case, prior to becoming vested, (4) are covered by an award and are not delivered or are automatically repurchased by our company due to payment of taxes or purchase prices, and (5) our company purchases on the open market with the proceeds of an option exercise price, will once again be available for issuance under the Director Plan. In connection with certain corporate transactions, awards made in substitution for awards of an acquired company do not reduce the shares available for awards under the Director Plan and may be made with an exercise price or purchase price that is less than fair market value on the date of substitution.
Under the terms of the Director Plan, our Board has the power to:

•	interpret the Director Plan and adopt any rules, regulations and guidelines for carrying out the Director Plan that it believes are proper;

•	correct any defect or supply any omission or reconcile any inconsistency in the Director Plan or related documents;

•	determine the form and terms of awards made under the Director Plan, including directors eligible to receive awards and the number of shares or other consideration subject to awards; and

•	delegate to company employees certain administrative or ministerial duties in carrying out the purposes of the Director Plan.

Options. Options granted under the Director Plan will entitle the holder to purchase a specified number of shares of a class of our shares at a specified exercise price subject to the terms and conditions of the option grant. The exercise price of an option specified in a grant may be no less than the fair market value of the applicable class of our shares as of the day the option is granted. Our Board determines, in connection with each option awarded to a holder, (1) the class and number of shares subject to the option, (2) the per share exercise price, (3) whether that price is payable in cash, by check, by cashless exercise or any combination of the foregoing or other method of payment permitted by the laws of Bermuda, (4) other terms and conditions of exercise, (5) restrictions on transfer of the option, and (6) other provisions not inconsistent with the Director Plan. Except for anti-dilution and other adjustment provisions of the Director Plan, the exercise price of an option may not be decreased after grant and an outstanding option may not be surrendered as consideration for the grant of a new option with a lower exercise price, cash or a new award, unless there is prior approval by our shareholders.
Share Appreciation Rights. A SAR entitles the recipient to receive a payment in cash or in shares equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable class of our shares with respect to which the SAR was granted over the base price specified in the grant. A SAR may be granted to an option holder as a tandem SAR or granted separately to an eligible director as a free-standing SAR. Tandem SARs are exercisable only to the extent that the related option is exercisable. Upon the exercise or termination of the related option, the related tandem SAR will be automatically cancelled to the extent of the number of our shares with respect to which the related option was so exercised or terminated. Free-standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant agreement. The base price of a SAR specified in a grant may be no less than the fair market value of a share of the applicable class of our shares as of the day the SAR is granted. Except for anti-dilution and other adjustment provisions of the Director Plan, the base price of a SAR may not be decreased after grant and an outstanding SAR may not be surrendered as consideration for the grant of a new SAR with a lower base price, cash or a new award, unless there is prior approval by our shareholders.
Restricted Shares and Restricted Share Units. Restricted shares are our shares that become vested and may be transferred upon completion of the restriction period. The Board determines, and each individual award agreement will provide, (1) the price to be paid by the recipient of restricted shares, which shall be at least the minimum consideration necessary for the restricted shares to be deemed fully paid, (2) whether dividends or distributions paid with respect to restricted shares will be retained by us during the restriction period, (3) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (4) the vesting date or vesting dates (or basis of determining the same) for the award, and (5) other terms and conditions of the award.
A RSU is a unit evidencing the right to receive, in specified circumstances, one share of the specified class of our shares, or its cash equivalent, subject to a restriction period or forfeiture conditions. RSUs based upon the fair market value of any class of our shares may be awarded under the Director Plan. The Board has the power to determine the terms, conditions, vesting requirements, payment rules and restrictions for awards of RSUs. The Board will also determine the price to be paid by the recipient of the RSUs, which shall be at least the minimum consideration necessary for the shares received to be deemed fully paid and whether the holder will be entitled to dividend equivalent payments with respect to the RSU.
Upon the applicable vesting date, all or the applicable portion of restricted shares or RSUs will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares or RSUs will vest to the extent that the awards related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares or RSUs will become payable, all in accordance with the terms of the individual agreement.
Awards Generally. Awards under the Director Plan may be granted either individually, in tandem or in combination with each other. Where applicable, the securities underlying, or relating to, awards granted under the Director Plan may be shares of LILA or LILAK, as provided in the relevant grant. The closing prices of shares of LILA and LILAK were $20.02 and $20.02, respectively, as of March 20, 2019. The closing price of LILAB shares was $18.00 on March 20, 2019. Awards granted under the Director Plan are also generally non-transferable during the lifetime of an award holder, except as permitted by will or the laws of descent and distribution or pursuant to a legally enforceable domestic relations order. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the Director Plan), options and SARs will become immediately exercisable and the restrictions on restricted shares or RSUs will lapse, unless individual agreements state otherwise. At the time an award is granted, the Board will determine, and the relevant agreement will provide for, the vesting or early termination, upon a holder's cessation of membership on our Board, of any unvested options, SARs, restricted shares or RSUs, and the period during which any vested options and SARs must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the Director Plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder's service for “cause” (as defined in the Director Plan) will result in the immediate termination of all options and SARs and the forfeiture of all rights to any restricted shares, RSUs, retained distributions, unpaid dividend equivalents and any related cash amounts held by such terminated holder. If a holder's service terminates due to death or disability, options and SARs will become immediately exercisable, the restrictions on restricted shares and RSUs will lapse, unless individual agreements state otherwise.
Adjustments. The number and kind of our shares which may be awarded or otherwise made subject to awards under the Director Plan, the number and kind of shares of our shares covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing are subject to appropriate adjustment in the discretion of the Board, as the Board deems equitable, in the event (1) we subdivide the outstanding shares of any class of our shares into a greater number of shares of such class, (2) we combine the outstanding shares of any class of our shares into a smaller number of shares of such class, or (3) there is a share dividend, extraordinary cash dividend, alteration of capital, capitalization of profits, bonus issue, reclassification, recapitalization, reorganization, amalgamation, consolidation, split-up, spin off, combination, exchange of shares, warrants or rights offering to purchase any class of our shares, or any other similar corporate event (including mergers or consolidations other than approved transactions (as defined in the Director Plan)) for which other provisions are made pursuant to the Director Plan.
Amendment and Termination. The Director Plan was approved by our Board effective on December 29, 2017, and will terminate on December 29, 2027, unless earlier terminated by the Board. The Board may suspend, discontinue, modify or amend the Director Plan at any time prior to its termination. However, before an amendment can be made that would adversely affect a participant who has already been granted an award, the participant's consent must be obtained, unless such change is necessary to comply with Section 409A of the Code.

U.S. Federal Income Tax Consequences
For a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of options, SARs, restricted shares and RSUs issued under the Director Plan, see Proposal 3-The 2018 Incentive Plan-U.S. Federal Income Tax Consequences. Awards under the Director Plan are not, however, subject to deductibility limits under Section 162(m) or 280G of the Code. Therefore, the summary of these provisions under -Certain Tax Code Limitations on Deductibility does not apply.
Vote and Recommendation
The affirmative vote of the holders of at least a simple majority of the aggregate voting power of our Class A shares and our Class B shares (voting together as a single class), who (being entitled to do so) vote either in person or by proxy at the annual meeting, is required to approve the director plan resolution.
Our Board unanimously recommends a vote “FOR” the approval of the 2018 nonemployee director incentive plan proposal.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION
We are an international provider of video, broadband internet, fixed-line telephony and mobile services, serving approximately 3.0 million fixed-line customers in over 20 countries at December 31, 2018. These customers subscribed to 5.7 million services, consisting of 1.9 million video, 2.4 million broadband internet, and 1.4 million telephony subscriptions. In addition, we had approximately 3.5 million mobile subscribers at December 31, 2018. Our businesses operate in an environment marked by intense competition, extensive regulation and rapid technological change. We place great importance on our ability to attract, retain, motivate and reward talented executives who, faced with these challenges, can execute our strategy to drive shareholder value through strong organic growth, accretive mergers and acquisitions and prudent capital structure management.
We were originally incorporated as a Bermuda company on July 11, 2017, as a wholly-owned subsidiary of Liberty Global under the name LatAm Splitco Ltd. and we changed our name to Liberty Latin America on September 22, 2017. During December 2017, the Board of Directors of Liberty Global authorized the Split-Off, which was a plan to distribute to the holders of Liberty Global’s LiLAC Ordinary Shares, nominal value $0.01 per share (LiLAC Shares), common shares in our company and which was completed on December 29, 2017.
Our operations are in Chile, Costa Rica, and Puerto Rico and our Cable & Wireless Communications Limited (C&W) operations are primarily in the Caribbean and Latin America, including sub-sea and terrestrial fiber optic cable networks connecting over 40 markets throughout the region.
This section presents information concerning compensation arrangements for our named executive officers (NEOs) for the year ended December 31, 2018. Prior to the Split-Off, and as part of Liberty Global, we did not have our own principal executive officer or principal financial officer. Prior to the Split-Off, we did not employ our executive officers, rather they were employed by Liberty Global or LiLAC Communications Inc., a Delaware company (Liberty LA), before it became one of our subsidiaries in the Split-Off. In addition, their responsibilities as our executive officers differ from those they held in their respective position prior to the Split-Off. Because our executive officers did not become officers of us until the Split-Off, compensation information is not available for prior periods. Following the Split-Off, compensation decisions for our executive officers and directors have been made by the compensation committee.
Compensation information is provided for our NEOs – Balan Nair, our President, CEO and also a member of the Board; Christopher Noyes, our principal financial officer; and our three other most highly compensated executive officers at the end of 2018: Vivek Khemka, our Chief Technology and Product Officer, Betzalel Kenigsztein, our Chief Operating Officer, and John Winter, our Chief Legal Officer. After the information on our NEOs, we also provide information relating to the compensation of our directors (other than Mr. Nair).
Executive Summary
Our compensation program plays a key role in promoting our company’s operating and financial success and provides incentives for our management team to execute our financial and operational goals.
The primary goals of our executive compensation program are to:

•	Motivate our executives to maximize their contributions to the success of our company;

•	Attract and retain the best leaders for our business; and

•	Align executives’ interests to create shareholder value.
We experienced solid performance in 2018 and our Board credits the leadership of Mr. Nair for achieving this strong performance, as evidenced in our business highlights below.
Compensation Structure—Pay for Performance
As discussed above, because our executive officers did not become officers of us until the Split-Off, compensation information is not available for prior periods. After the Split-Off, our compensation committee and Board reviewed and approved compensation decisions affecting our NEOs and directors. We place great importance on our ability to attract, retain and motivate talented executives who can continue to grow our business. In general, we seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executive’s proven performance, and a determination of what is competitive compensation in the market for similar roles, if such data is available. We continue to refine our compensation program to strengthen the link between executive and shareholder interests.

Compensation Discussion and Analysis
Overview of Compensation Process
The compensation committee of our Board was established for the purposes of assisting our Board in discharging its duties with respect to compensation of our executive officers and the administration of our incentive plans. In furtherance of its purposes, our compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The chair of our compensation committee reports to our Board on annual compensation decisions and on the administration of existing programs and development of new programs. The members of our compensation committee are “independent directors” (as defined under the Nasdaq rules) and “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act).
Compensation decisions with respect to our executive officers, including our NEOs, are made by our compensation committee. Our CEO is actively engaged in providing input to the compensation committee on compensation decisions for our other members of senior management in a variety of ways, including reviewing and recommending annual salaries, annual performance goals and the level of target and/or maximum performance awards for his executive team and evaluating their performance. With the assistance of our Human Resources and Legal Departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other senior officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee data and legal, tax and accounting analyses relevant to compensation and benefit decisions. Decisions with respect to our CEO’s compensation are made in private sessions of the compensation committee without the presence of management.
In making its compensation decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members and the committee’s own evaluation of company and NEO performance. However, the compensation committee has the authority under its charter to engage its own compensation consultants and other independent advisers, and the committee may retain a compensation consultant to assist it in evaluating proposed changes in compensation programs or levels of compensation and to provide comparative data.
Our shareholders voted, on an advisory basis, on the compensation of our NEOs (other than Mr. Khemka) at our 2018 AGM and received the approval of 98.9% of the aggregate votes cast on that proposal. No material changes were made to our executive compensation program as a result of this vote.
On November 1, 2017, we and our subsidiary Liberty LA, entered into a multi-year employment agreement with Mr. Nair to serve as our President and CEO, the terms of which are described below under Employment and Other Agreements. We believe that it is in our company’s best interest to have an employment agreement with Mr. Nair to serve as our CEO in order to promote stability in management, secure his services for the long term and implement appropriate restrictive covenants.
Compensation Philosophy and Goals
The compensation committee has three primary objectives with respect to executive compensation: motivation, retention and long-term value creation for our shareholders.

•	Motivate our executives to maximize their contributions

•	Establish a mix of financial and operational performance objectives based on our annual budget and our medium-term outlook to balance short- and long-term goals and risks

•	Establish individual performance objectives tailored to each executive’s role in our company to ensure individual accountability

•	Pay for performance that meets or exceeds the established objectives

•	Attract and retain superior employees

•	Offer compensation that we believe is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent

•	Include vesting requirements and forfeiture provisions in our multi-year equity awards, including a service period during which earned performance awards are subject to forfeiture

•	Align executives’ interest with shareholders

•	Emphasize long-term compensation, the actual value of which depends on increasing the share value for our shareholders, as well as meeting financial and individual performance objectives

•
Require our executive officers to achieve and maintain significant levels of share ownership, further linking our executives’ personal net worth to long-term share price appreciation for our shareholders

Our performance-based compensation programs provide the opportunity to reward the NEOs and other senior management for contributing to annual and long-term financial, operational, and share price performance. Our compensation committee made compensation decisions for the NEOs after the Split-Off. A high percentage of the NEOs’ total compensation in 2018 and 2019 is performance-based, with a significant portion of total compensation delivered in the form of multi-year performance-based equity incentive awards.
In approving the level of each compensation element for our executive officers, the compensation committee considers a number of factors, including:

•	the responsibilities assumed by the individual executive and the significance of the individual’s role to achievement of our financial, strategic and operational objectives;

•	the experience, overall effectiveness and demonstrated leadership ability of the individual executive;

•	the performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance;

•	from time to time, comparative pay data for similarly situated employees of companies in our industry and companies with which we compete for talent; and

•	retention risks at specific points in time with respect to individual executives.
Setting Executive Compensation
To achieve these compensation objectives, the compensation packages provided to members of our senior management (other than our Executive Chairman), including our NEOs, include three main components: base salary, annual performance awards and multi-year equity incentive awards. In addition, certain members of senior management, including our NEOs, may participate in our Deferred Compensation Plan (as defined below). The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.
For members of our senior management, including our NEOs, the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of each officer’s roles and responsibilities to the overall success of our company. Further, multi-year equity incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with shareholders’ interests. The compensation committee’s objective is for a substantial majority of each executive officer’s total direct compensation (that is, base salary plus maximum annual cash performance award plus target annual equity incentive) to be comprised of the target value of his or her multi-year equity incentive awards.
We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of publicly-traded peer companies. These peer companies were selected based on their similarity with respect to several criteria, including industry, market value, size and financial performance with respect to revenue, net income and EBITDA:

Altice USA, Inc.	Level 3 Communications, Inc.
AMC Networks Inc.	Millicom International Cellular S.A.
Cincinnati Bell Inc.	Telephone and Data Systems, Inc.
DISH Network Corporation	WideOpenWest, Inc.
Frontier Communications Corporation	Windstream Holdings, Inc.
IDT Corporation	Zayo Group Holdings, Inc.

Accordingly, we evaluate our executive compensation program, including our mix of cash and equity compensation, based on a review of this peer group. The compensation committee reviewed compensation data from these peer companies, and other relevant survey sources, to inform its decision about overall compensation opportunities and specific compensation elements. Our compensation committee generally targeted the 75th percentile of peer group compensation levels for our executive compensation program, subject to adjustments based on individual experience, expertise and performance.
Assessing NEO Performance
The compensation committee employs a thorough process to evaluate our NEOs’ performance that informs its compensation decisions for the year, including those related to a NEO’s base salary, annual performance awards, and annual equity awards. This design allows our compensation committee to employ a holistic evaluation process, taking into account factors in and out of their control, while balancing it with our financial and shareholder outcomes, to get to a better result. All of our NEOs provided critical strategic vision and leadership to our company during 2018, our first full year as a publicly traded company.

Our CEO’s performance goals focused on five key areas: culture and leadership, operational excellence, key financial and growth metrics, hurricane recovery, and governance and reputation. The financial and operating metrics focused on growth targets based on our 2018 budget. In the evaluation of his 2018 performance, the compensation committee reviewed the various performance objectives assigned to Mr Nair and the company’s accomplishments in relation to these objectives. In this regard, the compensation committee noted that our company had made significant strides in the first year of operating as an independent public company under Mr. Nair’s leadership, noting in particular, the extraordinary recovery from the 2017 hurricanes and completing two acquisitions to support the inorganic growth agenda. In addition, Mr. Nair made changes to the leadership team of the company and continued the focus on the customer growth strategy through new customer value propositions, new technologies and increasing the number of homes passed. The implementation of a new operating model was established to drive efficiencies in operational expenditures, and the soon-to-be launch of a new Operations Center in Panama provides the foundation for greater scale in the region in the future.

The compensation committee also noted Mr Nair’s strong leadership, integrity and focus on building a united culture for the business to grow. The compensation committee noted that our company had a number of significant performance accomplishments in 2018 under the leadership of Mr. Nair, including the following:

•	Successfully established a strong team, culture and operating model;

•	Delivered all fiscal year 2018 financial guidance targets;

•	Completed restoration of networks in Puerto Rico with year-end run-rate operating cash flow (OCF) ahead of guidance;

•	Increased focus on B2B driving strong growth;

•	Added 192,000 revenue generating units driven by broadband performance;

•	Drove customer relationship net promoter score (rNPS) improvements across all operations;

•	Improved operational metrics, including mean time to install, mean time to repair and number of truck rolls;

•	Maintained speed leadership, deploying world-class fixed and mobile networks;

•	Expanded our fixed networks by either upgrading or adding approximately 330,000 homes passed;

•	Increased LTE coverage to over 70% and added over 435,000 LTE subscribers;

•	Launched new market-leading multi-screen video applications in Chile and Puerto Rico;

•	Settled insurance claims related to 2016 and 2017 hurricanes; and

•	Strengthened the company’s capital structure.
In reviewing Mr. Nair’s performance, the compensation committee considered both what had been accomplished and how such accomplishments had been achieved. The compensation committee also considered Mr. Nair’s responsibilities with respect to overall corporate policy-making and management, in-depth knowledge of our operations and finances, the regulatory and organizational complexities in which we compete, the increased size of our company, as well as his strong leadership capabilities in delivering key long-term strategic objectives in a challenging global economy and his handling of unanticipated additional responsibilities. In light of these significant accomplishments, Mr. Nair received an individual annual performance rating (APR) of 1.35x for 2018 from the compensation committee.

With respect to the individual performance of our other NEOs, the compensation committee reviewed and discussed their performance with our CEO, giving deference to our CEO’s evaluation of their performance against their respective 2018 performance goals. The members of the compensation committee also have frequent interaction with each of these executives at meetings of the Board and events planned for the directors, which assists in informing their judgment and assessment. The individual performance goals for the NEOs related to their respective functional or operational areas of responsibility. In particular:

•
Mr. Kenigsztein’s goals focused on the leadership of the operating companies, delivering commercial and operational targets, creating compelling propositions for customers, and leading a number of transformation programs, including digital transformation, the reorganization of our T&I business and establishing a regional Operations Center. Mr. Kenigsztein received an individual APR of 1.25x for 2018.

•
Mr. Khemka, who joined the business in September 2018, took over the T&I transformation program focused on optimizing operational synergies, evaluating our video and broadband strategies, and managing the capital expenditure (CapEx) investments across the company. Mr. Khemka received an individual APR of 1.00x for 2018.

•
Mr. Noyes’ goals related to financial strategy, strengthening the company’s balance sheet and liquidity, and ensuring compliance of all financial and Sarbanes-Oxley reporting. Uniquely, for 2018, Mr. Noyes was also focused on insurance settlements as a result of the devastating hurricanes in the Caribbean in 2017. Mr. Noyes received an individual APR of 1.425x for 2018.

•
Mr. Winter’s goals related to the migration to a stand-alone publicly traded company, overseeing the company’s governance, risk and legal matters, establishing company-wide corporate policies, commercial contracting, oversight of regulatory matters, and effective execution of key strategic transactions. Mr. Winter received an individual APR of 1.00x for 2018.

The compensation committee considered each NEO’s performance and overall leadership relative to the the size and complexity of the business and the regions in which Liberty Latin America operates.
Elements of Our Compensation Packages
The implementation of our compensation approach is described below.
Base Salary
General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge, experience and value to the organization. Generally, decisions with respect to increases in base salaries are expected to be based on increased responsibilities, company-wide budgets and increases in the cost of living.
2018 and 2019 Base Salaries. For 2018, the base salaries of Messrs. Nair, Kenigsztein, Khemka, Noyes and Winter were $1.25 million, $700,000, $625,000, $550,000 and $500,000, respectively. Mr. Nair’s initial base salary is set in his employment agreement, the terms of which are described below under “Employment and Other Agreements.” In March 2019, our compensation committee accepted our CEO’s recommendation that none of our NEOs receive an increase in base salary.
Annual Performance Awards
General. Annual cash performance awards are one of the variable components of our executive officers’ compensation packages designed to motivate our executives to achieve our annual business goals and reward them for superior performance.
Generally, at its first regular meeting following the end of each fiscal year, the compensation committee reviews with our CEO the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other members of senior management (including our NEOs) participating in the prior year’s annual cash performance award program and his recommendations with respect to their performance awards. The compensation committee determines whether our financial performance for the prior fiscal year has satisfied the base performance objective set by the compensation committee, which is a precondition to the payment of any award to our CEO, and determines the percentage of the financial performance metric(s) that has been achieved. It then determines, in a private session, whether our CEO has met his individual performance goals for the year, his resulting APR, as applicable, and the amount to be paid to him with respect to his performance award. The compensation committee also approves the amount to be paid to the other participants in the program, including our other NEOs, with respect to their performance awards, and the terms of the annual cash performance award program for the current year, including, in a private session, the goals for our CEO for the coming year.
In connection with our annual cash performance award program, we encourage increased share ownership among senior management, including our NEOs, in our various countries, aligning incentives among employees and shareholders. As a result, our compensation committee implemented a shareholding incentive plan (SHIP) that allows senior management to elect to receive up to 100% of their annual performance awards in LILA and LILAK shares in lieu of cash. A participant who elects to receive shares in respect to their annual cash performance award will also receive RSUs equal to 12.5% of the gross number of shares earned under the annual performance award. The RSUs will vest one year after grant date, provided the participant holds all of the shares issued in respect to the respective annual performance award through that period. The number of common shares granted will be based on the closing prices of our LILA and LILAK shares on the date the performance award is paid and delivered on a one for two ratio between our LILA and LILAK shares. The option to receive and hold shares commenced with the 2018 annual performance bonus program, which is described below.
Design of 2018 Annual Bonus Program and 2018 Performance. In approving the 2018 annual performance bonus program (the 2018 Annual Bonus Program) the compensation committee considered the following key elements of the 2018 Annual Bonus Program:

•	the achievement of budgeted revenue and OCF growth;

•	the achievement of a target average rNPS;

•	the achievement of respective department goals and objectives; and

•	the base performance objective for our CEO required that either 50% of 2018 consolidated budgeted revenue growth or 50% of 2018 consolidated budgeted OCF growth be achieved.
The total bonus payout based on the above performance metrics is the sum of the percentages derived from the achievement in 2018 of such metrics, with a maximum payout of 150% for over-performance for each of revenue, OCF and rNPS. The metrics are weighted as: (i) revenue (weighted 20%); (ii) OCF (weighted 40%); (iii) rNPS (weighted 20%); and (iv) department (weighted 20%), but only for the corporate department. The department performance metric is based on goals and objectives submitted in March 2018 by each member of senior management, including our NEOs. These goals and objectives were reviewed and approved by our CEO and the compensation committee in March 2018. The maximum payout of the department metric is 100% of the weighted portion (20%). The 2018 target achievable performance award was $3.0 million for our CEO pursuant to the terms of his employment agreement and 100% of the 2018 base salary for each of the other NEOs.
Each participant’s 2018 individual APR serves as a multiplier on the total bonus payout (0 to 1.5x), which could increase the 2018 annual bonus to up to 210% of the participant’s target bonus amount. Of note, consolidated budgeted revenue growth and consolidated budgeted OCF growth provides for at least some portion of the total bonus payout amount for all participants. The bonus payouts for participants in our various operating companies also depends on that particular company’s results.
Budgeted growth was determined by comparing rebased 2017 results for the applicable metric to the amount budgeted for that metric in the 2018 consolidated and operating unit budgets as approved by our Board. The payout schedule for each financial metric is based on the percentage achievement against the 2018 budget, as adjusted for events during the performance period such as acquisitions, dispositions, the impact of unforeseen changes in laws and regulations and changes in foreign currency exchange rates and accounting principles or policies that affect comparability.

At its meeting on February 20, 2019, the compensation committee reviewed the actual revenue and OCF for 2018 based on our audited 2018 financial results. It also considered whether to exercise its discretion to reduce the total bonus payout amount to any of our NEOs. The exercise of the compensation committee’s discretion was in each case based on its assessment of our 2018 financial performance and the individual NEO’s performance overall as compared to his 2018 performance goals, taking into account the payout schedules for financial and individual performance.

The following table provides further details of our 2018 Annual Bonus Program plan for our NEOs, including the levels that were pre-established for the quantitative goals and the actual achievement against those goals. The target levels established for the quantitative goals are bolded. At the February 20, 2019 meeting, the compensation committee approved the payments to our NEOs with respect to their target achievable bonus as set forth in the table below.

Goal	Achievement Range (in millions, other than rNPS)	% of Target Bonus
Consolidated Adjusted Revenue(1) Actual Achievement	<$3,614 >$3,614 - $3,721 $3,722 >$3,722 - $3776 $3,673	0% 1% -- 19% 20% 21% -- 30% 11.0%
Consolidated Adjusted OCF(1), (2) Actual Achievement	<$1,366 >$1,366 - $1,412 $1,413 >$1,413 -$1,435 $1,411	0% 1% -- 39% 40% 41% -- 60% 38.4%
rNPS (relationship net promoter score)(3) Actual Achievement	-7.5 points > -7.5 < -2.5 points > -2.5 points - 0 points >0 points - 2.5 points See footnote 3	0% 1% -- 19% 20% 21% -- 30% 26.8%
Corporate Department		0 - 20%
% of Target Achieved		96.2%
Actual Bonus for 2018(4)	Nair: $3,863,700 Kenigzstein: $834,750 Noyes: $753,968 Khemka: $196,250 Winter: $481,000

(1)
Adjustments were made in accordance with the terms of the 2018 Annual Bonus Program and for certain other unbudgeted events that the compensation committee, in its discretion and consistent with past practice, determined distorted performance against the financial performance metrics. These adjustments included (a) adjustments to 2017 revenue and OCF to reflect consistent foreign currency exchange translations with 2018 results, and (b) a reduction in revenue and OCF in 2018 to exclude (i) the benefit from the 2018 insurance settlements, and (ii) the results of Cabletica, which was acquired in the fourth quarter of 2018. In the aggregate, the adjustments to 2018 amounts resulted in a net decrease of revenue by $33 million and OCF by $75 million.

(2)
For purposes of the 2018 Annual Bonus Program, OCF is defined as revenue less operating costs and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring, and other operating items (which includes gains and losses on the disposition of long-lived assets, direct acquisition and disposal costs and other acquisition-related items)) and is consistent with our definition of the term for public disclosure purposes.

(3)
rNPS ranges are against each underlying operation's target, and consolidated results are based on the weighted average rNPS results, which have a target bonus percentage ranging from 0% to 30%. Actual rNPS results were improved against the targets as follows for our three operating companies: CWC: +0.99, VTR: +2.50 and LCPR: +15.80.

(4)
To determine the final total bonus payout, the payout based on financial and operational performance is then multiplied by an APR multiplier, as determined by the compensation committee. In determining the applicable APR for each NEO, the compensation committee considered each NEO’s performance against individual performance goals, which consisted of numerous qualitative measures, including strategic, financial, transactional, organizational and/or operational goals tailored to the individual’s role within our company. Mr. Khemka’s bonus was prorated based on his joining our company in September 2018.

Decisions for 2019. On February 20, 2019, the compensation committee set the target achievable cash performance awards for members of our senior management (other than our Executive Chairman), including our NEOs, for 2019. They also approved the financial and operational targets for earning the awards. The target 2019 annual cash performance award was split among the achievement of budgeted revenue growth, the achievement of budgeted operating free cash flow growth, and the achievement of a target average customer rNPS for the fiscal year ending December 31, 2019. Operating free cash flow, in this instance, is defined as OCF less property and equipment additions. Based on the achievement of these performance metrics, a payout of up to 150% of the target bonus amount is available for over-performance against budget/target. The compensation committee also created a recognition program for high performers who are eligible to receive, based on personal performance, a payout over 150%, subject to the compensation committee’s approval of any recognition award for the 2019 NEOs. In March 2019, the compensation committee approved individual performance goals for senior managers, including the NEOs.
The compensation committee also approved a base performance objective that was designed so that the annual cash performance award program for 2019 should qualify as performance-based compensation under Section 162(m) of the Code. For more information regarding Section 162(m) of the Code, see Tax and Accounting Considerations below. If the 2019 base performance objective is achieved, the participants in the bonus plan, including the NEOs, will be eligible to earn his or her maximum 2019 cash performance award, subject to our compensation committee’s discretion to reduce the amount of the award to be paid or to pay no award. The exercise of our compensation committee’s discretion as to the amount of the 2019 cash performance award payable to any NEO will be based on our compensation committee’s assessment of our company’s consolidated financial performance, our rNPS score, and achievement against specified goals and objectives. The 2019 target achievable performance award is $3.5 million for our CEO and $1 million for each of the other NEOs.
Equity Incentive Awards
General. Multi-year equity incentive awards, whether in the form of conventional equity awards or performance-based awards, represent a significant portion of our executives’ compensation. These awards ensure that our executives have a continuing stake in our company’s success, align their interests with our shareholders and also serve the goal of retention through vesting requirements and forfeiture provisions.
Our compensation committee’s approach to equity incentive awards for the senior management team places a significant emphasis on performance-based equity awards. The compensation committee sets a target annual equity value for each executive, of which approximately two-thirds is delivered in the form of an annual award of performance-based restricted share units (PSUs) and approximately one-third in the form of an annual award of SARs. All of these awards are made pursuant to the Incentive Plan.
Each year’s award of PSUs has a two-year performance period. The percentage of the PSU award earned during the relevant performance period is subject to vesting in two equal installments on April 1 and October 1 of the year following the end of the performance period. Each year’s award of SARs is made at the same time as awards are made under our annual equity grant program for employees and on terms consistent with our standard form of SARs award agreement.
2018 PSUs and SARs. Pursuant to the Incentive Plan, in 2018, the compensation committee approved the target annual equity values for 2018 and granted an aggregate of 369,501 PSUs (the 2018 PSUs) to our CEO and the other NEOs of our company. The 2018 PSUs were divided with one-third as Class A PSUs and two-thirds as Class C PSUs. Each 2018 PSU represents the right to receive one Class A common share or Class C common share, as applicable, subject to performance and vesting. In 2018, the compensation committee also granted an aggregate of 685,587 SARs (the 2018 SARs) to our CEO and the other NEOs of our company. The 2018 SARs were divided with one-third as Class A SARs and two-thirds as Class C SARs.

The target annual equity values and grants for the 2018 PSUs and the 2018 SARs for our NEOs are set forth in the table below:

		Two-thirds of Target Annual Equity Value in the Form of:		One-third of Target Annual Equity Value in the Form of:
Name and Position	Target Annual Equity Value	Class A 2018 PSU Grant	Class C 2018 PSU Grant	Class A 2018 SAR Grant	Class C 2018 SAR Grant
Balan Nair, Chief Executive Officer & President	$6,000,000	62,894	125,788	115,740	231,480
Christopher Noyes, Senior Vice President & Chief Financial Officer (Principal Financial Officer)	$1,500,000	15,724	31,448	28,935	57,870
Betzalel Kenigsztein, Senior Vice President & Chief Operating Officer	$1,500,000	15,724	31,448	28,935	57,870
Vivek Khemka, Senior Vice President and Chief Technology and Product Officer	$1,500,000	15,723	31,446	30,807	61,614
John M. Winter, Senior Vice President, Chief Legal Officer & Secretary	$1,250,000	13,102	26,204	24,112	48,224

The performance period for the 2018 PSUs ends on December 31, 2019. As the performance measure, the compensation committee selected growth in OCF (operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation for litigation, and impairment, restructuring and other operating items), as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability. In choosing OCF as the performance measure for the 2018 PSUs, the compensation committee’s goal was to ensure that the management team is focused on maximizing performance against a key financial metric used by our Board and management in evaluating our operating performance. The target operating cash flow compound annual growth rate (OCF CAGR) is subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement. A performance range of 50% to 125% of the target OCF CAGR would result in award recipients earning 50% to 150% of their target 2018 PSUs, subject to reduction or forfeiture based on individual performance. One-half of the earned 2018 PSUs will vest on April 1, 2020 and the balance on October 1, 2020. The compensation committee also established a minimum OCF CAGR base performance objective, subject to certain limited adjustments, which must be satisfied in order for our CEO to be eligible to earn any of his 2018 PSUs. The base performance objective was designed so that the awards for our CEO would qualify as performance-based compensation under Section 162(m) of the Code, see —Tax and Accounting Considerations below. If the base performance objective is achieved, our CEO will be eligible to earn up to 150% of his 2018 PSUs, subject to the compensation committee’s discretion to reduce the size of the award earned, including to zero, to align with our company’s and the individual’s performance.

The 2018 PSUs are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events as described in —Potential Payments upon Termination or Change of Control—Termination of Employment—Death. The 2018 PSUs will convert to time-vested restricted share units following certain change-in-control events if the participant’s APR was not less than “developing” for any full year of the performance period.

The 2018 SARs provide for vesting 12.5% of the shares on November 1, 2018 and the remaining shares in 14 equal quarterly installments commencing on February 1, 2019.

While we expect the compensation committee to follow this approach to equity incentive compensation in future years, as a relatively new company, our compensation committee continues to evaluate appropriate timing of grants under our annual equity grant program and may determine to grant awards at another time in subsequent years. In adopting this approach to equity incentive compensation, the compensation committee made the following observations:

•	The organizational risks of incentive compensation should be reduced through:

•	the use of multiple equity vehicles (PSUs and SARs) with different performance, retention, risk and reward profiles;

•
annual grants of equity awards that spread the target incentive compensation over multiple and overlapping performance/service periods and provide the flexibility to change performance metrics, weighting and targets from grant to grant; and

•	the setting of achievable target performance levels, while providing higher payout levels for over-performance.

•
The use of performance-based equity awards, such as PSUs, adds an element of market risk over the performance/service period to better align the interests of management and shareholders, while focusing management on achieving specified performance targets to earn the award;

•	The use of conventional equity awards, such as SARs, provides a retention mechanism and alignment with shareholders by only delivering value if the stock price appreciates; and
• Providing for forfeiture or reduction of performance-based equity awards based on individual performance ensures that each participant remains accountable for his or her own performance against performance goals tailored to the participant’s role and responsibilities.
2019 Decisions. Pursuant to the Incentive Plan, in March 2019, the compensation committee approved the target annual equity values for 2019 and granted an aggregate of 412,671 PSUs (the 2019 PSUs) to our CEO and the other NEOs of our company. Each 2019 PSU represents the right to receive one Class A common share or Class C common share, as applicable, subject to performance and vesting. The design of the 2019 PSU awards is based on the design of the annual PSU awards program described above. The performance period for the 2019 PSUs ends on December 31, 2020, and for the performance measure the compensation committee elected OCF CAGR over the two-year performance period. The Committee expects to set the OCF CAGR for the 2019 PSUs during the second quarter based upon a comparison of our 2018 actual results to those reflected in our long-range plan for 2020. The target OCF CAGR will be subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement.  A performance range of 50% to 125% of the target OCF CAGR would generally result in award recipients earning 50% to 150% of their target 2019 PSUs, subject to reduction or forfeiture based on individual performance.  One-half of any earned 2019 PSUs will vest on April 1, 2021 and the balance on October 1, 2021.  The compensation committee also established a minimum OCF CAGR base performance objective, subject to certain limited adjustments, which must be satisfied in order for our CEO to be eligible to earn any of his 2019 PSUs.  The base performance objective was designed so that the awards for our CEO would qualify as performance-based compensation under Section 162(m) of the Code. If the base performance objective is achieved, our CEO will be eligible to earn up to 150% of his 2019 PSUs, subject to the compensation committee’s discretion to reduce the size of the award earned, including to zero, to align with our company’s and the individual’s performance.
In March 2019, the compensation committee approved an aggregate grant of 694,449 SARs (the 2019 SARs) to our CEO and the other NEOs of our company, which occurred on April 1, 2019.

The target annual equity values and grants for the 2019 PSUs and the 2019 SARs for our NEOs are set forth in the table below:

		Two-thirds of Target Annual Equity Value in the Form of:		One-third of Target Annual Equity Value in the Form of:
Name and Position	Target Annual Equity Value	Class A 2019 PSU Grant	Class C 2019 PSU Grant	Class A 2019 SAR Grant	Class C 2019 SAR Grant
Balan Nair, Chief Executive Officer & President	$6,500,000	72,989	145,978	122,827	245,654
Christopher Noyes, Senior Vice President & Chief Financial Officer (Principal Financial Officer)	$1,500,000	16,844	33,688	28,345	56,690
Betzalel Kenigsztein, Senior Vice President & Chief Operating Officer	$1,500,000	16,844	33,688	28,345	56,690
Vivek Khemka, Senior Vice President and Chief Technology and Product Officer	$1,500,000	16,844	33,688	28,345	56,690
John M. Winter, Senior Vice President, Chief Legal Officer & Secretary	$1,250,000	14,036	28,072	23,621	47,242
Decisions for 2016 PSUs. In February 2016, the compensation committee of the Board of Directors of Liberty Global granted to Liberty Global’s senior management a multi-year incentive award of PSUs (the 2016 PSUs) with a three year performance period ending on December 31, 2018. The performance measure was based on a three-year OCF CAGR target for Liberty Global of 6.0%. The 2016 PSUs comprised Liberty Global Shares (LBTYA and LBTYK) and Liberty LiLAC Shares (LILA and LILAK). The 2016 PSUs required a performance of at least 75% of the target OCF CAGR for payout with over-performance payout opportunities if the OCF CAGR exceeded the target, subject to reduction or forfeiture based on individual performance. One-half of the earned 2016 PSUs vest on April 1, 2019 and the balance on October 1, 2019.

In connection with the Split-Off, the LiLAC Shares associated with the 2016 PSUs were cancelled and replaced with the same number of PSUs of the corresponding class of our common shares, the performance target for the payout of the 2016 PSUs in respect of our common shares was the three-year OCF CAGR of 6.0% for our company over the same three-year performance period, and our compensation committee would determine the level of achievement of such performance goal. Our NEOs (other than Mr. Khemka) were granted 2016 PSUs by Liberty Global.
The following table sets forth the threshold, target and maximum performance levels and related payouts for the 2016 PSUs:

	Performance
	Performance Level	OCF CAGR	Payout
Maximum	167.5%	10%	300%
Target	100%	6%	100%
Threshold	75%	4.5%	75%
The compensation committee determines the actual payout by “straight-line interpolation” if our actual OCF CAGR for the performance period falls between the specified threshold, target and maximum performance levels in the table. The actual OCF CAGR for the performance period is calculated by comparing 2018 OCF against 2015 OCF, as adjusted for events during the performance period such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability. The compensation committee may also adjust the target OCF CAGR for extraordinary events that distort performance.

At its February 20, 2019 meeting, our compensation committee reviewed management’s calculations of 2015 and 2018 consolidated OCF and the resulting OCF CAGR, as adjusted pursuant to the terms of the 2016 PSU grant agreements and guidelines adopted in 2012 by the Liberty Global compensation committee.
The required adjustments to the OCF for 2015 and 2018 made pursuant to the terms of the 2016 PSU grant agreements included adjustments (1) to reflect consistent foreign currency exchange translations, (2) to include in 2015 OCF the acquisitions of Choice in Puerto Rico and C&W for the full year, (3) to exclude the acquisition of Cabletica from the 2018 OCF, and (4) to reflect changes associated with accounting rule changes related to revenue recognition policy and pension cost classification. As permitted by the 2016 PSU grant agreements, the compensation committee also approved adjustments for certain events or circumstances that in its view distorted performance. These discretionary revisions to the target OCF CAGR included adjustments (a) to reflect the impact of hurricanes during the performance period and exclude from 2018 OCF any insurance recoveries associated with such hurricanes, and (b) include in 2015 OCF incremental costs and expenses associated with being a separate public company. The required and discretionary adjustments, in the aggregate, increased our OCF for 2015 of $486.7 million to $1,298.8 million and had a net de minimis increase in OCF for 2018.
Based on the foregoing, the compensation committee determined that approximately 79.75% of the target OCF CAGR had been achieved. This determination was made by dividing the adjusted actual OCF CAGR achieved (4.79%) by the target OCF CAGR (6.0%) using maximum available precision. That percentage achievement of the target OCF CAGR, which fell between the threshold and target levels in the preceding table, translated into 79.75% of the target 2016 PSUs being earned. The compensation committee further determined that based on each NEO’s individual performance over the performance period, no reduction would be made to the percentage of target 2016 PSUs, which had been earned based on financial performance.
The table below sets forth the actual number of the 2016 PSUs that were earned and which were converted to time-vested RSUs pursuant to the terms of the 2016 PSUs.

Name	LLA Class A RSUs	LLA Class C RSUs
Balan Nair	8,445	16,890
Christopher Noyes	1,055	2,110
Betzalel Kenigsztein	1,266	2,532
John Winter	1,266	2,532

2017 PSUs. In March 2017, the compensation committee of the Board of Directors of Liberty Global granted to members of its senior management overseeing the LiLAC group businesses and certain members of the management teams of the operating entities comprising the LILAC group a multi-year incentive award of PSUs (the 2017 PSUs) with a two-year performance period ending on December 31, 2018. The performance measure was based on a two-year OCF CAGR target for the LiLAC group of 7.0% on a rebased basis. The 2017 PSUs comprised Liberty Global LiLAC Shares (LILA and LILAK) and required a performance of at least 75% of the target OCF CAGR for payout with an over-performance payout opportunity if the OCF CAGR exceeded the target, subject to reduction or forfeiture based on individual performance. One-half of the earned 2017 PSUs would vest on April 1, 2019 and the balance on October 1, 2019.
In connection with the Split-Off, the 2017 PSUs were cancelled and replaced with the same number of PSUs of the corresponding class of our common shares and our compensation committee would determine the level of achievement of such performance goal. Two of our NEOs, Messrs. Noyes and Kenigsztein, were granted 2017 PSUs by Liberty Global.
The following table sets forth the threshold, target and maximum performance levels and related payouts for the 2017 PSUs:

	Performance
	Performance Level	OCF CAGR	Payout
Maximum	125%	8.75%	150%
Target	100%	7.00%	100%
Threshold	75%	5.25%	75%

Other than the performance period, the target OCF CAGR and the payout calculation, the 2017 PSU plan operated in substantially the similar fashion as the 2016 PSUs. At its February 20, 2019 meeting, our compensation committee reviewed management’s calculations of the 2016 and 2018 OCF and the resulting OCF CAGR, as adjusted pursuant to the terms of the 2017 PSU grant agreement and guidelines adopted in 2012 by the Liberty Global compensation committee. The adjustments to the OCF for 2016 and 2018 were substantially similar to the adjustments noted above for the 2016 PSUs, and these adjustments, in the aggregate, increased our reported OCF for 2016 of $1,073.4 million to $1,427.7 million and had a net de minimis increase in OCF for 2018.
Based on the foregoing, the compensation committee determined that the actual OCF CAGR was below the threshold amount and, accordingly, all 2017 PSUs were cancelled with no payout.
2019 RSUs. In March 2019, our compensation committee made a one-time grant of RSUs (the 2019 RSUs) to the participants in the 2017 PSU program. The 2019 RSUs vest in two-equal installments on April 1, 2019 and the balance on October 1, 2019, and the number of 2019 RSUs is equal to 50% of the target 2017 PSUs.

The compensation committee believed it is important to make the grant of the 2019 RSUs to recognize the hard work, dedication and confidence the compensation committee and management has in the employees who participated in the 2017 PSU program, and that such employees will be instrumental in the growth of the Company going forward. The compensation committee also recognized that the 2017 PSUs and the results of that plan represented a unique situation, that this is a pivotal moment for the company and that the number of the 2019 RSUs compared to the 2017 PSU targets balanced appropriately pay for performance with the need to ensure the highest levels of engagement and future performance of those employees.

The table below sets forth the actual number of 2019 RSUs that were granted to two of our NEOs, Messrs. Noyes and Kenigsztein, under this plan.

Name	LLA Class A RSUs	LLA Class C RSUs
Christopher Noyes	4,186	8,372
Betzalel Kenigsztein	5,023	10,046
Other Awards
Pursuant to his employment agreement, Mr. Nair received a cash sign-on award of $1,500,000. Mr. Khemka received a sign-on award of 2,480 LILA RSUs and 4,960 LILAK RSUs on September 10, 2018. These RSUs vest in two equal installments commencing on September 10, 2018 and ending on September 10, 2019.
Share Ownership Policy
Our compensation committee has established an Executive Share Ownership Policy, effective March 2018, for our executive officers and senior officers. The purpose of the Executive Share Ownership Policy is to ensure that our officers have a significant stake in our long-term success and are aligned with our shareholders. As a result, the compensation committee established guidelines for ownership of our common shares based on an individual’s level in our company and expressed as a multiple of base salary as follows:

Position	Guideline
Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer, Chief Technology and Product Officer and Chief Legal Officer	4 times base salary
All other members of the Executive Leadership Team	3 times base salary
Executive and senior officers, who were subject to the policy at the time of adoption, were expected to be in compliance with the ownership guidelines within four years of the policy’s effective date. New executive and senior officers must be in compliance within four years of the date they become subject to the policy. In calculating the value of common shares owned by an executive and a senior officer, the policy includes the value of common shares owned jointly with and separately by the officer’s spouse and minor children, 50% of the value of vested common shares held in the officer’s account in the Liberty Latin America 401(k) Savings and Stock Ownership Plan, and 50% of the in-the-money value of vested options and SARs.

Deferred Compensation Plan
Under the Liberty Latin America Deferred Compensation Plan (the Deferred Compensation Plan), our executive and other officers who are U.S. taxpayers and who are designated as participants from time to time by our compensation committee may elect to defer payment of certain of their compensation as described under —Deferred Compensation Plan below. We do not have a pension or other defined benefit-type plan to offer our executive and senior officers. For these executive officers and employees who are based in the U.S., we contribute to the defined contribution Liberty Latin America 401(k) Savings and Stock Ownership Plan, but such contributions are capped by U.S. law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants who are U.S. taxpayers to accumulate value, thus enhancing our ability to attract and retain senior management. With respect to the tax ramifications to us of the Deferred Compensation Plan, the compensation committee noted in adopting the plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that we will have use of the cash in the interim. Although our compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our compensation packages, because participation in the plan, and to what extent, is at each participant’s discretion.
Other Benefits
We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are limited to personal use of our corporate aircraft and an executive health plan.
Under our aircraft policy, members of our Board, our CEO, other executive officers and certain senior officers, with our CEO’s or Chief Legal Officer’s approval, may use our corporate aircraft for personal travel, subject to reimbursing us for the aggregate incremental costs incurred, plus applicable taxes. Incremental costs may include fuel, oil, lubricants and other additives, hangar and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. Pursuant to his employment agreement, the annual flight hours for Mr. Nair’s personal use of our aircraft is 50 hours per year without cost reimbursement. If Mr. Nair’s personal use of our aircraft exceeds 50 annual flight hours for a relevant calendar year, he will also be obligated to pay us the aggregate incremental cost of such usage over his allotted 50 annual flight hours. Also under our aircraft policy, our CEO and, with his approval, our other executive officers and certain senior officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.
The taxable income of an officer will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using a method based on the Standard Industry Fare Level (SIFL) rates, as published by the U.S. Internal Revenue Service (IRS). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the officer pays us for such personal use.
We also provide an executive health plan for our executive and senior officers to proactively manage and improve their health. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists.
Tax and Accounting Considerations
Under the 2017 Tax Act, Section 162(m) of the Code and the regulations and interpretations promulgated thereunder was amended effective for 2018 to prohibit the deduction of compensation in excess of $1.0 million paid to “covered employees”, which may limit our ability to deduct all compensation paid to certain of our executives in the future. Effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. To the extent the transition relief is available under the 2017 Tax Act to preserve deductions under Section 162(m) grandfathered arrangements, the committee may determine to satisfy those requirements although we have not adopted a policy requiring eligible compensation to be deductible. While the compensation committee considers the accounting and tax implications of its compensation decisions, other important considerations may outweigh such tax or accounting implications, and the compensation committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws. Our compensation committee endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Code.
Our compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.

Recoupment Policy
We have a recoupment policy, which is reflected in the terms of our PSU awards and our annual cash performance awards for executive officers, that provides that if our consolidated financial statements for any of the years relevant to the determination of whether the applicable performance metrics have been met are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and our compensation committee determines that if the financial results had been properly reported the portion of the awards that would have been earned by participants would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.
Post-Employment Benefits and Change in Control
We have not adopted a severance policy covering our NEOs or other executive officers, however our CEO is entitled to post-employment benefits under his employment agreement. See Employment and Other Agreements below. Otherwise, our NEOs and executive officers are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the Incentive Plan on certain termination-of-employment events as other holders of such awards. Similarly, the Incentive Plan provides the same treatment to all holders of conventional equity awards granted under these plans upon the occurrence of certain change-in-control events. Accordingly, the existence of these potential post-employment and change-in-control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.
In designing the terms for the PSU awards, our compensation committee determined that only a limited set of events would warrant automatic acceleration of awards thereunder. The terms of the PSU awards do not guarantee that any portion of an award will be deemed earned upon termination of employment, except as a result of death, nor that vesting of earned awards will be accelerated upon termination of employment, except as a result of death or disability. Awards will only be accelerated upon specified change-in-control events if the awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms.
The compensation committee believes these limited acceleration events related to a change in control provide appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. The compensation committee reserved discretion to approve the accelerated vesting of an individual’s award or an amendment to an individual’s award agreements when appropriate under the circumstances.
For additional information on post-employment benefits and change-in-control provisions, see Potential Payments upon Termination or Change in Control below.
Timing of Equity Awards
Our compensation committee considered and approved annual grants of conventional equity awards to employees, including our NEOs, for 2019 in March 2019. The base price of the related SAR grants reflect the closing share prices on the April 1, 2019 grant date. As a relatively new company, our compensation committee continues to evaluate appropriate timing of grants under our annual equity grant program and may determine to grant awards at another time in subsequent years. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.
For purposes of determining the number of LILA and LILAK PSUs to be granted each year for the target annual equity values of our executive officers and other key employees, our compensation committee expects to use the 5-day average of the closing prices of such shares for a trading period ending two days prior to the date of the committee meeting to approve the grants. For 2019, the closing prices of such shares were set at $19.78 and $19.79, respectively.
Policies Regarding Hedging
Our board has adopted an Insider Trading Policy that requires each of our directors and executive officers to pre-clear all proposed transactions in our company’s securities, including hedging or monetization transactions, with the Legal Department or our company’s outside counsel. The policy prohibits short sales of our company’s securities by any director or employee. We do not have a policy that specifically prohibits our directors or executive officers from hedging the economic risk of share ownership.

Compensation Committee Report
The compensation committee has reviewed the Compensation Discussion and Analysis above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Members of the
Compensation Committee
Miranda Curtis (chair)
Paul A. Gould
Eric L. Zinterhofer

Summary Compensation
The following table sets forth information concerning the compensation of our NEOs for fiscal years 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compen-sation ($)(5)	Total ($)

Balan Nair	2018	1,250,000	1,500,000	6,436,213	2,562,779	1,431,000	1,249	112,207	13,293,448
Chief Executive Officer & President	2017	—	—	—	5,137,047	—	—	—	5,137,047

Christopher Noyes	2018	550,000	—	1,773,099	640,695	—	—	24,639	2,988,433
Senior Vice President & Chief Financial Officer	2017	—	—	—	304,473	—	—	—	304,473

Betzalel Kenigsztein	2018	700,000	—	1,112,704	640,695	667,800	700	62,668	3,184,567
Senior Vice President & Chief Operating Officer	2017	—	—	—	304,473	—	—	—	304,473

Vivek Khemka (6)	2018	195,313	—	1,065,995	695,487	147,188	—	4,230	2,108,213
Senior Vice President & Chief Technology and Product Officer	2017	—	—	—	—	—	—	—	—

John Winter	2018	500,000	—	1,311,785	533,901	—	—	25,864	2,371,550
Senior Vice President, Chief Legal Officer & Secretary	2017	—	—	—	304,473	—	—	—	304,473

(1)
The 2018 dollar amounts shown in the “Stock Awards” column reflect (a) the grant date fair value of the LILA and LILAK shares issued to each NEO on March 15, 2019 for the equity portion of the 2018 Annual Bonus Program payments earned by the NEOs and issued pursuant to our SHIP, (b) the grant date fair value of the additional grants of LILA and LILAK RSUs under the SHIP representing 12.5% of the gross number of LILA and LILAK shares the NEOs received as described in (a), (c) the grant date fair value of Mr. Khemka’s sign-on award of LILA and LILAK RSUs, and (d) the grant date fair value of each NEO’s target 2018 PSUs determined in accordance with Topic 718 of the Financial Accounting Standards Board’s Accounting Standards Codification (ASC 718). For a description of the assumptions used in these calculations, see Note 3 to our consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 20, 2019 (the 2018 10-K).

(2)
The 2017 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of SAR awards approved in 2017 and granted on January 2, 2018 to our NEOs determined in accordance with ASC 718. The dollar amounts for the SAR awards reflect the impact of estimated forfeitures and assume a risk-free interest rate of 2.34%, a volatility rate ranging from 35.46% to 36.61% and an expected term of 6.4 years. The 2018 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of SAR awards approved in 2018 to our NEOs determined in accordance with ASC 718. The dollar amounts for the SAR awards reflect the impact of estimated forfeitures and assume a risk-free interest rate ranging from 2.92% to 3.05%, a volatility rate of ranging from 32.00% to 32.95% and an expected term of 7.0 years. For a further description of the assumptions used in these calculations, see Note 3 to our consolidated financial statements for the year ended December 31, 2018, which are included in the 2018 10-K.

(3)
The dollar amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash payments earned by the NEOs under the 2018 Annual Bonus Program. The compensation committee determined the final award amounts at its February 20, 2019 meeting. The awards were paid out in March 2019.

(4)
The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest on compensation previously deferred by the applicable NEO under our Deferred Compensation Plan. The above-market value of accrued interest is that portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the interest rate under the Deferred Compensation Plan was set.

(5)	The following table provides additional information about the 2018 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	401(k) Plan ($)(a)	Life Insurance ($)(b)	Meals ($)(b)	Airplane Usage ($)(b)	Mobility ($)(c)	Miscellaneous ($)(b)	Total ($)
Balan Nair	18,500	542	1,973	82,840	—	8,352	112,207
Christopher Noyes	18,500	542	1,973	—	—	3,624	24,639
Betzalel Kenigsztein	18,500	542	1,973	—	34,151	7,502	62,668
Vivek Khemka	2,604	83	677	—	—	866	4,230
John Winter	18,500	542	1,973	—	—	4,849	25,864

(a) Represents matching employer contributions made under the Liberty Latin America 401(k) Savings and Stock Ownership Plan. Under such plan, participants may make contributions annually, subject to U.S. federal limits, and Liberty Latin America makes a matching contribution equal to 100% of the participant’s contribution up to the lesser of the federal limit on contributions or 10% of their cash compensation (excluding awards under Liberty Latin America’s incentive plans). Voluntary catch-up contributions permitted under U.S. federal law for persons age 50 or older, however, are not matched.

(b) Amounts reflect the following:

•Premiums for term life insurance under our group term life insurance benefit plan for U.S. employees.

•	Payments made on behalf of Messrs. Nair and Kenigsztein under our executive health plan.

•	Payments made on behalf of Messrs. Nair, Noyes, Kenigsztein, Winter, and Khemka related to Liberty Latin America’s on-site cafeteria.

•
Our aggregate incremental cost attributable to personal use of our aircraft or having a personal guest on a business flight by each of the following NEOs is: Mr. Nair ($82,840) and immaterial amounts for Messrs. Noyes, Keningsztein, Winter, and Khemka. Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel, oil, lubricants, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hangar and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred. Aggregate incremental cost for a personal guest is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.

•	During 2018, Messrs. Nair, Noyes, Keningsztein, Winter, and Khemka used sporting and concert event tickets that resulted in no incremental cost to us.

(c)	Mr. Kenigsztein incurred $31,264 in fees related to a green card for his family and $2,887 in educational search assistance.

(6)	Mr. Khemka joined our company in September 2018.

Grants of Plan-Based Awards
The table below sets forth certain information concerning the grants of equity based awards and the annual performance bonus awards approved and granted to our NEOs under the Incentive Plan during the year ended December 31, 2018, as described above in —Compensation Discussion and Analysis—Elements of Our Compensation Packages.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/ Committee Action Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Balan Nair
	03/15/2019	2/23/2018	750,000	1,500,000	1,500,000	—	—	—	—	—	—	—
LILA	05/01/2018	3/23/2018	—	—	—	—	—	—	—	115,740	18.63	858,791
	07/18/2018	3/23/2018	—	—	—	31,447	62,894	94,341	—	—	—	1,227,691
	03/15/2019	2/23/2018	—	—	—	$281,250	$562,500	$1,800,000	—	—	—	—
LILAK	05/01/2018	3/23/2018	—	—	—	—	—	—	—	231,480	18.24	1,703,693
	07/18/2018	3/23/2018	—	—	—	62,894	125,788	188,682	—	—	—	2,471,734
	03/15/2019	2/23/2018	—	—	—	$562,500	$1,125,000	$3,600,000	—	—	—	—

Christopher Noyes
LILA	05/01/2018	3/23/2018	—	—	—	—	—	—	—	28,935	18.63	214,698
	07/18/2018	3/23/2018	—	—	—	7,862	15,724	23,586	—	—	—	306,932
	03/15/2019	2/23/2018	—	—	—	—	$206,250	$433,125	—	—	—	—
LILAK	05/01/2018	3/23/2018	—	—	—	—	—	—	—	23,708	18.24	174,491
	07/18/2018	3/23/2018	—	—	—	15,724	31,448	47,172	—	57,870	18.24	1,137,146
	03/15/2019	2/23/2018	—	—	—	—	$412,500	$866,250	—	—	—	—

Betzalel Kenigsztein
	03/15/2019	2/23/2018	—	700,000	700,000	—	—	—	—	—	—	—
LILA	05/01/2018	3/23/2018	—	—	—	—	—	—	—	28,935	18.63	214,698
	07/18/2018	3/23/2018	—	—	—	7,862	15,724	23,586	—	—	—	306,932
	03/15/2019	2/23/2018	—	—	—	—	—	$288,750	—	—	—	—
LILAK	05/01/2018	3/23/2018	—	—	—	—	—	—	—	23,708	18.24	174,491
	07/18/2018	3/23/2018	—	—	—	15,724	31,448	47,172	—	57,870	18.24	1,137,146
	03/15/2019	2/23/2018	—	—	—	—	—	$577,500	—	—	—	—

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/ Committee Action Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
John Winter
LILA	05/01/2018	3/23/2018	—	—	—	—	—	—	—	24,112	18.63	178,911
	07/18/2018	3/23/2018	—	—	—	6,551	13,102	19,653	—	—	—	255,751
	03/15/2019	2/23/2018	—	—	—	—	$187,500	$393,750	—	—	—	—
LILAK	05/01/2018	3/23/2018	—	—	—	—	—	—	—	23,708	18.24	174,491
	07/18/2018	3/23/2018	—	—	—	13,102	26,204	39,306	—	48,224	18.24	947,602
	03/15/2019	2/23/2018	—	—	—	—	$375,000	$787,500	—	—	—	—

Vivek Khemka
	03/15/2019	8/14/2018	—	156,250	156,250	—	—	—	—	—	—	—
LILA	09/10/2018	8/14/2018	—	—	—	—	—	—	2,480	—	—	50,270
	11/01/2018	8/14/2018	—	—	—	7,861.5	15,723	23,584.5	—	—	—	285,372
	11/01/2018	8/14/2018	—	—	—	—	—	—	—	30,807	18.15	234,133
	03/15/2019	2/23/2018	—	—	—	—	$19,531	$105,469	—	—	—	—
LILAK	09/10/2018	8/14/2018	—	—	—	—	—	—	4,960	—	—	99,696
	11/01/2018	8/14/2018	—	—	—	15,723	31,446	47,169	—	—	—	575,462
	11/01/2018	8/14/2018	—	—	—	—	—	—	—	61,614	18.30	461,489
	03/15/2019	2/23/2018	—	—	—	—	$39,062	$210,936	—	—	—	—

(1)
On February 23, 2018, our compensation committee approved the 2018 Annual Bonus Program, and pursuant to the SHIP, our NEOs could elect to receive LILA and LILAK shares, rather than cash, as payment for any amounts earned under the 2018 Annual Bonus program, as further described above in “-Compensation Discussion and Analysis-Elements of Our Compensation Packages.” In addition, any bonus payout above the target amount as a result of an APR greater than 1.0 was payable in LILA and LILAK shares pursuant to the SHIP. Under the SHIP, the NEOs also receive additional LILA and LILAK RSUs equal to 12.5% of the gross number of LILA and LILAK shares paid to them under the 2018 Annual Bonus Program. These RSUs vest in full on March 1, 2020 provided that the NEO has held all of the shares issued in respect of the 2018 Annual Bonus Program through that period.

(2)	Consists of Mr. Khemka’s one-time sign-on award of LILA and LILAK RSUs.

Outstanding Equity Awards at Fiscal Year-End
The table below sets forth certain information concerning options, SARs and restricted shares or RSUs held by our NEOs at year end 2018.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Balan Nair
LILA	5/1/2012	1,995	—		21.53	5/1/2019	—	—	—		—
	5/1/2012	4,978	—		23.91	5/1/2019	—	—	—		—
	5/1/2013	1,880	—		31.91	5/1/2020	—	—	—		—
	5/1/2013	4,692	—		35.44	5/1/2020	—	—	—		—
	6/24/2013	8,531	—		30.02	6/24/2020	—	—	—		—
	6/24/2013	21,296	—		33.35	6/24/2020	—	—	—		—
	5/1/2014	3,360	—		35.06	5/1/2021	—	—	—		—
	5/1/2014	8,389	—		38.94	5/1/2021	—	—	—		—
	5/1/2015	2,298	329	(1)	45.52	5/1/2022	—	—	—		—
	5/1/2015	5,717	817	(1)	50.55	5/1/2022	—	—	—		—
	5/1/2016	1,891	1,135	(2)	37.53	5/1/2023	—	—	—		—
	5/1/2016	4,720	2,832	(2)	39.48	5/1/2023	—	—	—		—
	5/1/2017	2,670	4,450	(3)	21.43	5/1/2024	—	—	—		—
	1/2/2018	—	200,000	(4)	21.58	1/2/2025	—	—	—		—
	5/1/2018	14,467	101,273	(5)	18.63	5/1/2025	—	—	—		—
	2/5/2016	—	—		—	—	—	—	10,589	(8)	153,329
	7/18/2018	—	—		—	—	—	—	62,894	(10)	910,705

LILAK	5/1/2012	1,986	—		22.51	5/1/2019	—	—	—		—
	5/1/2012	3,972	—		21.81	5/1/2019	—	—	—		—
	5/1/2012	4,956	—		24.60	5/1/2019	—	—	—		—
	5/1/2012	9,913	—		23.84	5/1/2019	—	—	—		—
	5/1/2013	1,872	—		33.35	5/1/2020	—	—	—		—
	5/1/2013	3,744	—		31.14	5/1/2020	—	—	—		—
	5/1/2013	4,670	—		36.44	5/1/2020	—	—	—		—
	5/1/2013	9,343	—		34.03	5/1/2020	—	—	—		—
	6/24/2013	8,492	—		31.37	6/24/2020	—	—	—		—
	6/24/2013	16,985	—		29.66	6/24/2020	—	—	—		—
	6/24/2013	21,205	—		34.29	6/24/2020	—	—	—		—
	6/24/2013	42,390	—		32.42	6/24/2020	—	—	—		—
	5/1/2014	6,690	—		35.37	5/1/2021	—	—	—		—
	5/1/2014	16,694	—		38.65	5/1/2021	—	—	—		—
	5/1/2015	4,689	670	(1)	46.52	5/1/2022	—	—	—		—
	5/1/2015	11,528	1,648	(1)	50.84	5/1/2022	—	—	—		—
	5/1/2016	3,782	2,270	(2)	40.61	5/1/2023	—	—	—		—
	5/1/2016	9,441	5,665	(2)	39.71	5/1/2023	—	—	—		—
	5/1/2017	5,340	8,900	(3)	21.84	5/1/2024	—	—	—		—
	1/2/2018	—	400,000	(4)	21.39	1/2/2025	—	—	—		—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	5/1/2018	28,935	202,545	(5)	18.24	5/1/2025	—		—	—		—
	2/5/2016	—	—		—	—	—		—	21,179	(8)	308,578
	7/18/2018	—	—		—	—	—		—	125,788	(10)	1,832,731

Christopher Noyes
LILA	5/1/2012	570	—		21.53	5/1/2019	—		—	—		—
	5/1/2012	1,423	—		23.91	5/1/2019	—		—	—		—
	5/1/2013	536	—		31.91	5/1/2020	—		—	—		—
	5/1/2013	1,339	—		35.44	5/1/2020	—		—	—		—
	6/24/2013	787	—		30.02	6/24/2020	—		—	—		—
	6/24/2013	1,965	—		33.35	6/24/2020	—		—	—		—
	5/1/2014	672	—		35.06	5/1/2021	—		—	—		—
	5/1/2014	1,677	—		38.94	5/1/2021	—		—	—		—
	5/1/2015	459	66	(1)	45.52	5/1/2022	—		—	—		—
	5/1/2015	1,142	164	(1)	50.55	5/1/2022	—		—	—		—
	8/1/2015	1,934	447	(6)	42.76	8/1/2022	—		—	—		—
	5/1/2016	589	354	(2)	39.48	5/1/2023	—		—	—		—
	5/1/2016	236	142	(2)	37.53	5/1/2023	—		—	—		—
	8/1/2016	6,503	5,059	(7)	34.85	8/1/2023	—		—	—		—
	5/1/2017	4,938	8,232	(3)	21.43	5/1/2024	—		—	—		—
	1/2/2018	—	11,854	(4)	21.58	1/2/2025	—		—	—		—
	5/1/2018	3,616	25,319	(5)	18.63	5/1/2025	—		—	—		—
	2/5/2016	—	—		—	—	—		—	1,323	(8)	19,157
	8/1/2016	—	—		—	—	1,293	(7)	18,723	—		—
	5/1/2017	—	—		—	—	—		—	6,279	(9)	90,920
	7/18/2018	—	—		—	—	—		—	15,724	(10)	227,684

LILAK	5/1/2012	567	—		22.51	5/1/2019	—		—	—		—
	5/1/2012	1,135	—		21.81	5/1/2019	—		—	—		—
	5/1/2012	1,416	—		24.60	5/1/2019	—		—	—		—
	5/1/2012	2,834	—		23.84	5/1/2019	—		—	—		—
	5/1/2013	534	—		33.35	5/1/2020	—		—	—		—
	5/1/2013	1,069	—		31.14	5/1/2020	—		—	—		—
	5/1/2013	1,333	—		36.44	5/1/2020	—		—	—		—
	5/1/2013	2,667	—		34.03	5/1/2020	—		—	—		—
	6/24/2013	783	—		31.37	6/24/2020	—		—	—		—
	6/24/2013	1,567	—		29.66	6/24/2020	—		—	—		—
	6/24/2013	1,957	—		34.29	6/24/2020	—		—	—		—
	6/24/2013	3,912	—		32.42	6/24/2020	—		—	—		—
	5/1/2014	1,338	—		35.37	5/1/2021	—		—	—		—
	5/1/2014	3,338	—		38.65	5/1/2021	—		—	—		—
	5/1/2015	937	134	(1)	46.52	5/1/2022	—		—	—		—
	5/1/2015	2,304	330	(1)	50.84	5/1/2022	—		—	—		—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	8/1/2015	3,869	893	(6)	42.55	8/1/2022	—		—	—		—
	5/1/2016	472	284	(2)	40.61	5/1/2023	—		—	—		—
	5/1/2016	1,180	708	(2)	39.71	5/1/2023	—		—	—		—
	8/1/2016	13,007	10,117	(7)	35.24	8/1/2023	—		—	—		—
	5/1/2017	9,877	16,463	(3)	21.84	5/1/2024	—		—	—		—
	1/2/2018	—	23,708	(4)	21.39	1/2/2025	—		—	—		—
	5/1/2018	7,233	50,637	(5)	18.24	5/1/2025	—		—	—		—
	2/5/2016	—	—		—	—	—		—	2,646	(8)	38,552
	8/1/2016	—	—		—	—	2,585	(7)	37,663	—		—
	5/1/2017	—	—		—	—	—		—	12,558	(9)	182,970
	7/18/2018	—	—		—	—	—		—	31,448	(10)	458,197

Betzalel Kenigsztein
LILA	5/1/2012	117	—		21.53	5/1/2019	—		—	—		—
	5/1/2012	293	—		23.91	5/1/2019	—		—	—		—
	5/1/2013	295	—		31.91	5/1/2020	—		—	—		—
	5/1/2013	738	—		35.44	5/1/2020	—		—	—		—
	6/24/2013	393	—		30.02	6/24/2020	—		—	—		—
	6/24/2013	982	—		33.35	6/24/2020	—		—	—		—
	5/1/2014	672	—		35.06	5/1/2021	—		—	—		—
	5/1/2014	1,677	—		38.94	5/1/2021	—		—	—		—
	5/1/2015	459	66	(1)	45.52	5/1/2022	—		—	—		—
	5/1/2015	1,142	164	(1)	50.55	5/1/2022	—		—	—		—
	8/1/2015	1,934	447	(6)	42.76	8/1/2022	—		—	—		—
	5/1/2016	283	171	(2)	37.53	5/1/2023	—		—	—		—
	5/1/2016	707	425	(2)	39.48	5/1/2023	—		—	—		—
	8/1/2016	7,803	6,070	(7)	34.85	8/1/2023	—		—	—		—
	5/1/2017	5,927	9,879	(3)	21.43	5/1/2024	—		—	—		—
	1/2/2018	—	11,854	(4)	21.58	1/2/2025	—		—	—		—
	5/1/2018	3,616	25,319	(5)	18.63	5/1/2025	—		—	—		—
	2/5/2016	—	—		—	—	—		—	1,587	(8)	22,980
	8/1/2016	—	—		—	—	1,551	(7)	22,458	—		—
	5/1/2017	—	—		—	—	—		—	7,534	(9)	109,092
	7/18/2018	—	—		—	—	—		—	15,724	(10)	227,684

LILAK	5/1/2012	233	—		21.81	5/1/2019	—		—	—		—
	5/1/2012	311	—		22.51	5/1/2019	—		—	—		—
	5/1/2012	583	—		23.84	5/1/2019	—		—	—		—
	5/1/2012	778	—		24.60	5/1/2019	—		—	—		—
	5/1/2013	294	—		33.35	5/1/2020	—		—	—		—
	5/1/2013	588	—		31.14	5/1/2020	—		—	—		—
	5/1/2013	734	—		36.44	5/1/2020	—		—	—		—
	5/1/2013	1,469	—		34.03	5/1/2020	—		—	—		—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	6/24/2013	391	—		31.37	6/24/2020	—		—	—		—
	6/24/2013	783	—		29.66	6/24/2020	—		—	—		—
	6/24/2013	978	—		34.29	6/24/2020	—		—	—		—
	6/24/2013	1,956	—		32.42	6/24/2020	—		—	—		—
	5/1/2014	1,338	—		35.37	5/1/2021	—		—	—		—
	5/1/2014	3,338	—		38.65	5/1/2021	—		—	—		—
	5/1/2015	937	134	(1)	46.52	5/1/2022	—		—	—		—
	5/1/2015	2,304	330	(1)	50.84	5/1/2022	—		—	—		—
	8/1/2015	3,869	893	(6)	42.55	8/1/2022	—		—	—		—
	5/1/2016	567	341	(2)	40.61	5/1/2023	—		—	—		—
	5/1/2016	1,416	850	(2)	39.71	5/1/2023	—		—	—		—
	8/1/2016	15,607	12,139	(7)	35.24	8/1/2023	—		—	—		—
	5/1/2017	11,854	19,758	(3)	21.84	5/1/2024	—		—	—		—
	1/2/2018	—	23,708	(4)	21.39	1/2/2025	—		—	—		—
	5/1/2018	7,233	50,637	(5)	18.24	5/1/2025	—		—	—		—
	2/5/2016	—	—		—	—	—		—	3,175	(8)	46,260
	8/1/2016	—	—		—	—	3,103	(7)	45,211	—		—
	5/1/2017	—	—		—	—	—		—	15,069	(9)	219,555
	7/18/2018	—	—		—	—	—		—	31,448	(10)	458,197

John Winter
LILA	7/18/2013	393	—		35.01	6/24/2020	—		—	—		—
	7/18/2013	982	—		38.88	6/24/2020	—		—	—		—
	8/1/2013	203	—		34.88	8/1/2020	—		—	—		—
	8/1/2013	507	—		38.74	8/1/2020	—		—	—		—
	5/1/2014	441	—		35.06	5/1/2021	—		—	—		—
	5/1/2014	1,101	—		38.94	5/1/2021	—		—	—		—
	5/1/2015	344	50	(1)	45.52	5/1/2022	—		—	—		—
	5/1/2015	857	123	(1)	50.55	5/1/2022	—		—	—		—
	5/1/2016	283	171	(2)	37.53	5/1/2023	—		—	—		—
	5/1/2016	707	425	(2)	39.48	5/1/2023	—		—	—		—
	5/1/2017	400	668	(3)	21.43	5/1/2024	—		—	—		—
	1/2/2018	—	11,854	(4)	21.58	1/2/2025	—		—	—		—
	5/1/2018	3,014	21,098	(5)	18.63	5/1/2025	—		—	—		—
	2/5/2016	—	—		—	—	—		—	1,587	(8)	22,980
	7/18/2018	—	—		—	—	—		—	13,102	(10)	189,717

LILAK	7/18/2013	392	—		36.60	6/24/2020	—		—	—		—
	7/18/2013	784	—		34.76	6/24/2020	—		—	—		—
	7/18/2013	978	—		39.99	6/24/2020	—		—	—		—
	7/18/2013	1,956	—		37.98	6/24/2020	—		—	—		—
	8/1/2013	202	—		36.46	8/1/2020	—		—	—		—
	8/1/2013	505	—		39.85	8/1/2020	—		—	—		—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	8/1/2013	588	—		34.65	8/1/2020	—		—	—		—
	8/1/2013	1,468	—		37.86	8/1/2020	—		—	—		—
	5/1/2014	1,003	—		35.37	5/1/2021	—		—	—		—
	5/1/2014	2,504	—		38.65	5/1/2021	—		—	—		—
	5/1/2015	702	101	(1)	46.52	5/1/2022	—		—	—		—
	5/1/2015	1,728	248	(1)	50.84	5/1/2022	—		—	—		—
	5/1/2016	567	341	(2)	40.61	5/1/2023	—		—	—		—
	5/1/2016	1,416	850	(2)	39.71	5/1/2023	—		—	—		—
	5/1/2017	801	1,335	(3)	21.84	5/1/2024	—		—	—		—
	1/2/2018	—	23,708	(4)	21.39	1/2/2025	—		—	—		—
	5/1/2018	6,028	42,196	(5)	18.24	5/1/2025	—		—	—		—
	2/5/2016	—	—		—	—	—		—	3,175	(8)	46,260
	7/18/2018	—	—		—	—	—		—	26,204	(10)	381,792

Vivek Khemka
LILA	11/1/2018	—	30,807	(11)	18.15	11/2/2025	—		—	—		—
	9/10/2018	—	—		—	—	1,240	(12)	17,955	—		—
	11/1/2018	—	—		—	—	—		—	15,723	(10)	227,669

LILAK	11/1/2018	—	61,614	(11)	18.30	11/2/2025	—		—	—		—
	9/10/2018	—	—		—	—	2,480	(12)	36,134	—		—
	11/1/2018	—	—		—	—	—		—	31,446	(10)	458,168

(1)	Vests in 2 equal remaining quarterly installments from February 1, 2019 to May 1, 2019.

(2)	Vests in 6 equal remaining quarterly installments from February 1, 2019 to May 1, 2020.

(3)	Vests in 10 equal remaining quarterly installments from February 1, 2019 to May 1, 2021.

(4)	Vests in 3 equal remaining annual installments on each of March 15, 2019, March 15, 2020 and March 15, 2021.

(5)	Vests in 14 equal remaining quarterly installments from February 1, 2019 to May 1, 2022.

(6)	Vests in 3 equal remaining quarterly installments from February 1, 2019 to August 1, 2019.

(7)	Vests in 7 equal remaining quarterly installments from February 1, 2019 to August 1, 2020.

(8)	Represents the earned number of LILA and LILAK shares in respect of the 2016 PSUs. The 2016 PSUs will vest in two equal installments on April 1, 2019 and October 1, 2019, respectively.

(9)
Represents the threshold number of LILA and LILAK shares underlying the 2017 PSUs that could have been earned by Messrs. Noyes and Kenigsztein. On February 20, 2019, the compensation committee determined actual performance during the 2017-2018 performance period was below the threshold performance goal and, accordingly, all 2017 PSUs were cancelled with no payment.

(10)
Represents the target number of LILA and LILAK shares underlying 2018 PSUs that may be earned by each of our NEOs. If earned, the 2018 PSUs will vest in two equal installments on April 1, 2020 and October 1, 2020, respectively.

(11)	Vests in 17 equal remaining quarterly installments from February 1, 2019 to November 1, 2022.

(12)	Vests on September 10, 2019.
Option Exercises and Stock Vested
The table below sets forth certain information concerning each exercise of options or SARs by, and each vesting of restricted shares or RSUs of, our named executive officers during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Balan Nair
LILA	—	—	—	—
LILAK	—	—	—	—

Christopher Noyes
LILA	—	—	738	14,391
LILAK	—	—	1,477	28,856

Betzalel Kenigsztein
LILA	—	—	887	17,300
LILAK	—	—	1,773	34,643

John Winter
LILA	—	—	—	—
LILAK	—	—	—	—

Vivek Khemka
LILA	—	—	1,240	25,135
LILAK	—	—	2,480	49,848

(1)	Includes shares withheld in payment of withholding taxes at election of holder.
Employment and Other Agreements
On November 1, 2017, Liberty Latin America and Liberty LA entered into a multi-year employment agreement (the Employment Agreement) with Mr. Nair, pursuant to which Mr. Nair serves as President and CEO of us and Liberty LA effective as of the date of the Split-Off (the Employment Agreement Effective Date), which was December 29, 2017. The terms of the Employment Agreement are described below. We do not presently have an employment agreement with any of our other executive officers. We have not otherwise adopted a severance policy covering our executive officers. Each of our NEOs also holds equity awards granted under the Incentive Plan. These plans are described below under “Incentive Plans.”
Summary of the Employment Agreement
The Employment Agreement is dated November 1, 2017, but is effective as of the Employment Agreement Effective Date and has an initial five-year term ending on the fifth anniversary of the Employment Agreement Effective Date. After the initial term, the Employment Agreement automatically renews for successive one-year terms unless we, Liberty LA or Mr. Nair provide at least 180 days prior written notice of their respective intention not to renew the term. Notwithstanding the foregoing, the Employment Agreement and Mr. Nair’s employment may be terminated at any time during the initial five-year term or a renewal term.
Mr. Nair’s base salary will be $1.25 million per year, subject to annual increase at the discretion of our compensation committee. Mr. Nair received a one-time cash bonus of $1.5 million in 2018 pursuant to the Employment Agreement. The Employment Agreement provided for a SAR Award based on 200,000 Class A common shares and 400,000 Class C common shares to be granted no later than 15 days after the Employment Agreement Effective Date (the CEO SAR Award). The CEO SAR Award was granted effective on January 2, 2018, see —Compensation Discussion and Analysis—Elements of Compensation Packages—Equity Incentive Awards above.
Mr. Nair will be eligible to earn an annual bonus each year. The target annual bonus for 2018 was $3.0 million. The annual bonus is reviewed annually and may be adjusted upward by our compensation committee. There is no guaranteed bonus amount. The target annual bonus for 2019 is $3.5 million. The actual amount paid to Mr. Nair will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by our compensation committee.
During the term of the Employment Agreement, Mr. Nair will participate in our equity compensation programs on the same basis as our other executives. Pursuant to these programs, Mr. Nair will be entitled to receive grants of annual equity awards (the Annual Equity Awards). The Annual Equity Awards granted to Mr. Nair may be in the form of PSUs, SARs or other forms of equity as determined by our compensation committee, with the terms and conditions substantially the same as those for our other senior executive officers. The target value of these Annual Equity Awards was $6.0 million for 2018. The target value of these Annual Equity Awards will be $6.5 million for 2019 and thereafter our compensation committee may determine the actual target value of Annual Equity Awards in its sole discretion but may not reduce the amount below the target value for 2018.
In addition to participating in U.S. employee benefit plans and arrangements sponsored by Liberty LA for the benefit of its senior executive group, Mr. Nair is entitled to use the company’s aircraft for up to 50 hours of personal use per year, in accordance with the terms of an aircraft time sharing agreement with Liberty LA. In addition, Liberty LA agreed to pay all reasonable legal fees and expenses incurred by Mr. Nair not in excess of $25,000 in connection with the negotiation and execution of the Employment Agreement.
If Mr. Nair’s employment is terminated as a result of his death, Mr. Nair’s heirs will be entitled to receive: (A)(i) Mr. Nair’s accrued but unpaid base salary through the date of termination; (ii) any accrued vested benefits under Liberty LA’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; (iii) reimbursement of any business expenses; (B) an amount equal to a pro rata portion of the annual bonus Mr. Nair would have received for the calendar year of his termination, which shall be based on actual performance results as determined by our compensation committee and shall be paid at the same time that such bonuses are paid to active executives as if Mr. Nair’s employment had not terminated until such date; and (C) severance equal to one times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination in accordance with Liberty LA’s normal payroll practices during such period. In addition, upon a termination due to death, the Employment Agreement provides for six months of continued vesting of his equity awards following his death.
In the case of Mr. Nair’s termination of employment due to disability (as defined in the Employment Agreement), if Mr. Nair’s employment is involuntarily terminated by Liberty LA without cause (as defined in the Employment Agreement), or if Mr. Nair voluntarily terminates his employment for good reason (as defined in the Employment Agreement) in addition to the benefits and payments described in (A) and (B) of the foregoing sentence, (1) Mr. Nair and his family will continue to receive coverage under Liberty LA’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits with premiums paid or reimbursed by Liberty LA for a period of up to one year and (2) Mr. Nair will be entitled to severance equal to two times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination in accordance with Liberty LA’s normal payroll practices during such period; provided, however, that if Mr. Nair’s termination is due to a disability, such severance amount shall be reduced by the amount of disability benefits Mr. Nair receives pursuant to any employee benefit plans maintained by Liberty LA at the time of disability. In addition, upon an involuntary termination by Liberty LA without cause or a termination for good reason, the

Employment Agreement provides for 12 months of continued vesting of his equity awards following such a termination, and upon a termination due to disability the Employment Agreement provides for six months of continued vesting.
If Mr. Nair is terminated for cause (as defined in the Employment Agreement) or if he resigns (other than for good reason (as defined in the Employment Agreement), Mr. Nair will not be entitled to any other amounts under the Employment Agreement.
Pursuant to the Employment Agreement, Mr. Nair is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Employment Agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.
Mr. Nair has agreed to waive any rights he would have under any agreement to a gross-up for any taxes associated with a parachute payment.
Aircraft Policy
Our policy for the personal use of our aircraft by members of our Board, our CEO or Chief Legal Officer and such other officers as may be approved by our CEO was established in 2018. The policy allows non-employee directors to use our aircraft for personal flights, subject to availability, without charge. The policy requires each user who is an officer to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the U.S. Federal Aviation Administration rules. Incremental costs may include fuel, oil, lubricants and other additives, hangar and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. With approval, family members or guests may join an executive or senior officer or director on a business flight without charge for these additional passengers. Also, on limited occasions, we may allow a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without requiring reimbursement of our incremental cost.
Pursuant to the terms of his employment agreement, Mr. Nair is allowed 50 annual flight hours for personal use of our aircraft. If Mr. Nair’s personal use of our aircraft exceeds 50 annual flight hours for a relevant calendar year, he will also be obligated to pay us the aggregate incremental cost of such usage over his allotted 50 annual flight hours.
For U.S. tax reporting purposes, when family members or guests of a director or executive or senior officer travel on business flights, the value of such personal use, determined using a method based on SIFL rates as published by the IRS, is imputed as income to such director or executive or senior officer. A director or executive or senior officer will also have imputed income based on SIFL rates for a personal flight, less any amounts reimbursed to us. In accordance with applicable tax rules and regulations, such imputed income is included in taxable income for the applicable director or executive or senior officer.
Notwithstanding the policy, we and the flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons.
Incentive Plans
Effective December 29, 2017, our Board adopted the Incentive Plan, the Director Plan and the Liberty Latin America Transitional Share Conversion Plan (the Transition Plan). We may generally grant non-qualified share options, SARs, restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing under either the Incentive Plan or the Director Plan. Common shares issuable pursuant to awards made under the Incentive Plan or the Director Plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. These awards may be granted at or above fair value in any class of our common shares. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Incentive Plan and the Director Plan is 25 million (of which no more than 10 million shares may consist of Class B common shares) and 5 million, respectively, in each case, subject to anti-dilution and other adjustment provisions in the respective plan. While awards of SARs were approved in late 2017 and not granted until January 2, 2018, as of December 31, 2017, no awards were outstanding under the Incentive Plan or the Director Plan.
Awards (other than performance-based awards) under the Incentive Plan are expected to generally (1) vest 12.5% on the six month anniversary of the grant date, and 6.25% quarterly thereafter and (2) expire seven years after the grant date. PSUs under the Incentive Plan are expected to be subject to a two year performance period and vest subject to continued employment through April 1 and October 1 of the year following the end of the performance period. Awards of RSUs under the Director Plan generally vest in full on the first anniversary of the grant date, provided the director continues to serve as director immediately prior to the vesting date.
In connection with the Split-Off, awards with respect to LiLAC Shares were automatically cancelled and replaced with awards with respect to our common shares. The Transition Plan was adopted to provide for these replacement grants. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Transition Plan is 10,116,012. Replacement awards under the Transition Plan are of the same class and number as, and remain subject to all the terms and conditions of, the corresponding award of LiLAC Shares. Due to the automatic replacement of awards, as of December 31, 2018, awards with respect to 10,116,012 common shares were outstanding under the Transition Plan.
The Incentive Plan and the Director Plan prohibit our compensation committee or Board, without prior shareholder approval, from repricing outstanding options or SARs. In addition, it is our policy that, except for anti-dilution adjustments provided by the Incentive Plan and the Director Plan in connection with corporate transactions, the exercise or base price of common shares for any outstanding option or SAR granted under the Incentive Plan and the Director Plan will not be decreased after the date of grant nor will an outstanding option or SAR granted under the Incentive Plan or the Director Plan be surrendered to our company as consideration for the grant of a new option or SAR with a lower exercise or base price, cash or a new award unless there is prior approval by our shareholders. Any other action that is deemed to be a repricing under any applicable rule of Nasdaq shall be prohibited unless there is prior approval by our shareholders. See —Proposal 3—The 2018 Incentive Plan Proposal and —Proposal 4—The 2018 Nonemployee Director Incentive Plan Proposal for more information on the Incentive Plan and the Director Plan, respectively.
Deferred Compensation Plan
The Deferred Compensation Plan was approved by our compensation committee in March 2018 and became effective on May 1, 2018. Officers of Liberty LA, which include our NEOs, who are also U.S. taxpayers, may participate in the Deferred Compensation Plan. Each designated participant may elect to defer all or any portion of his or her (1) annual cash performance award, (2) annual salary up to limits specified by the compensation committee (currently 90%) and (3) award, if any, under a current or future multi-year performance award arrangement.
Cash compensation deferred under the Deferred Compensation Plan will be credited with interest initially at the rate of 8.5% per year, compounded daily (the credited interest fund). In setting the interest rate, our compensation committee reviews data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. The compensation committee reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. Deferred equity awards will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.
The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change-in-control events and distribute each participant’s account balance. Otherwise, the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant ceases to be an employee of our company. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his or her account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.
Our NEOs, each a U.S. taxpayer, are eligible to participate under the Deferred Compensation Plan. Messrs. Nair and Kenigsztein, each a U.S. taxpayer, have deferred compensation under the Deferred Compensation Plan. The table below sets forth certain information concerning the deferred compensation of these officers at year end 2018.

Name	Executive contributions in 2018 ($) (1)	Registrant contributions in 2018 ($)	Aggregate earnings in 2018 ($) (1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/18 ($)(1)

Balan Nair	81,731	—	2,107	—	83,838
Betzalel Kenigsztein	45,769	—	1,180	—	46,949

(1)
Of these amounts, the following were reported in the “Summary Compensation Table” as 2018 salary and above-market earnings that were credited to the named executive officer’s deferred compensation account during 2018:

Name	Salary ($)	Above-market Earnings ($)

Balan Nair	81,731	1,249
Betzalel Kenigsztein	45,769	670
Potential Payments upon Termination or Change in Control
The Termination of Employment Table and the Change in Control Table set forth below reflect the potential payments to our NEOs in connection with termination of their employment or a change in control of us as of December 31, 2018. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred as of December 31, 2018. Certain of our plans and agreements provide benefits upon the occurrence of a change in control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.
The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination or change in control, as the case may be, due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

•
Because the exercise price or base price of each NEO’s options or SARs, respectively, was more than the closing market price of LILA and LILAK shares, as applicable, on December 31, 2018, these options and SARs have been excluded from the tables below. Restricted shares or RSUs and PSUs that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on December 31, 2018 (the last trading day in 2018). On December 31, 2018, the closing market price for LILA and LILAK shares was as follows:

•	LILA shares: $14.48

•	LILAK shares: $14.57
The termination provisions of the Employment Agreement of Mr. Nair are described under —Employment and Other Agreements above. The Incentive Plan and the Transition Plan are described under Incentive Plans below. In addition to such descriptions, additional information on the termination and/or change-in-control provisions of these plans and agreements is provided below.
The Deferred Compensation Plan provides that the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant ceases to be an employee of our company, including in each of the termination of employment scenarios described below. The Deferred Compensation Plan also provides for a payout of the account balance when a participant ceases to be an employee due to death or disability.
Termination of Employment
The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.
Voluntary Termination
The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. See —Outstanding Equity Awards at Fiscal Year-End above for amounts in respect of each NEO’s vested equity awards as of December 31, 2018. There would be no other payments or benefits, except with respect to elections made under the Deferred Compensation Plan (as applicable).
Retirement
Except with respect to elections made under the Deferred Compensation Plan (as applicable), no benefits are payable to any of our NEOs in the event of retirement. However, under the Incentive Plan a person who retires with a combined age and years of service of 70 or greater will vest an additional year of unvested SARs and RSUs granted under this plan from the date of retirement. Such benefit is reflected in the “Retirement” column in the Termination of Employment Table below.

Termination for Cause
The executive would not receive any payment or benefit, except with respect to elections made under the Deferred Compensation Plan (as applicable), and typically would forfeit all unexercised equity awards, whether or not vested. The definition of “cause” varies among the plans and agreements, but generally includes (1) insubordination, dishonesty, incompetence or other misconduct, (2) failure to perform duties and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months following a change-in-control event, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.
Termination Without Cause
Mr. Nair’s Employment Agreement provides for benefits in the case of termination by our company without cause, including 12 months of continued vesting of his 2016 PSUs. See —Employment and Other Agreements above. Under the SAR awards granted to our other executives, the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. For the benefits payable under the applicable employment agreement or award agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table below. Except with respect to Mr. Nair’s 2016 PSUs, the PSUs provide that if termination of employment is without cause after June 30 of the first year of the performance period and prior to a change-in-control event, the compensation committee has the discretion to vest a portion of the earned PSUs determined similar to the provisions for disability as stated below. Because this is discretionary, no amount in respect of the 2018 PSUs is reflected for that occurrence in the “By Company Without Cause” column in the Termination of Employment Table below for our NEOs. Based on our actual results for the performance period, the 2017 PSUs were not earned and are not reflected in the table below. The RSUs provide that if termination of employment is without cause and occurs more than 6 months after the grant date, then the employee would be entitled to accelerated vesting of a pro rata portion of one-third of the unvested amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination.
Death
In the event of death, unless otherwise provided in another agreement, the Incentive Plan provides for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. Under Mr. Nair’s Employment Agreement and the CEO SAR Award, death does not result in immediate vesting, but any unvested equity awards will continue to vest through the date that is 6 months after the date of termination of employment. Except with respect to Mr. Nair, the PSUs provide that, in the event of termination of employment due to death that occurs after June 30 of the first year of the performance period and prior to a change in control during the performance period, the prorated portion of the grantee’s target PSUs, based on the portion of the performance period completed prior to the date of death, will vest; provided, however, if the date of death occurs during the last year of the 2016 PSUs performance period, the compensation committee may award the greater of target or earned 2016 PSUs. The treatment of Mr. Nair’s PSUs are governed by his employment agreement, see —Employment and Other Agreements above. The underlying common shares will be issued no later than March 15 of the calendar year immediately following the date of death. The value of all these benefits is in the “Death” column in the Termination of Employment Table. For this purpose, the amounts set forth in the table below assume that 100% of the target 2016 PSUs and 2018 PSUs would have been earned on a prorated basis as stated above. Based on our actual results for the performance period, the 2017 PSUs were not earned and are not reflected in the table below. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.
Disability
In the event of termination of employment due to disability, unless otherwise provided in another agreement, the Incentive Plan provides for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. Under Mr. Nair’s Employment Agreement and the CEO SAR Award, disability does not result in immediate vesting, but any unvested equity award will continue to vest through the date that is 6 months after the date of termination of employment. Except with respect to Mr. Nair under his employment agreement, the PSUs provide that, if termination of employment due to disability occurs after June 30 of the first year of the performance period and prior to a change-in-control event during the performance period, the prorated portion of the grantee’s PSUs that would have been earned if the performance period had ended on December 31 of the year in which the disability occurred, will vest and the underlying common shares will be issued no later than March 15 of the following year. The treatment of Mr. Nair’s PSUs are governed by his employment agreement, see —Employment and Other Agreements above. The value of all these benefits is in the “Disability” column in the Termination of Employment Table. For this purpose, the amounts set forth in the table below assume that 100% of the target 2018 PSUs would have been earned on a prorated basis as stated above. Based on our actual results for the performance period, the 2017 PSUs were not earned and are not reflected in the table below. No amounts are shown for payments pursuant to short-term and long-

term disability policies, which we make available to all our employees. For purposes of the Incentive Plan and the PSUs, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition that has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death. For purposes of Mr. Nair’s Employment Agreement, “disability” means his qualification for benefits under our long-term disability plan.
Resignation for Good Reason
Mr. Nair’s Employment Agreement provides for benefits in the case of resignation by Mr. Nair for good reason. See —Employment and Other Agreements above. Under the PSUs, the compensation committee has the discretion to vest a portion of the PSUs similar to the discretionary benefits payable upon termination by our company without cause. Under the RSUs, the compensation committee has the discretion to vest a portion of the RSUs upon a termination for good reason. Otherwise, no payment or benefit is required upon resignation by an executive for good reason absent a change in control. The benefits payable under Mr. Nair’s Employment Agreement for good reason are the same as the benefits payable upon a termination by our company without cause. Good reason under Mr. Nair’s Employment Agreement includes the assignment of duties materially inconsistent with his position, authority, duties or responsibilities or an action by us that results in a material diminution in his position, authority, duties or responsibilities, a material breach of the Employment Agreement by us, a reduction in his base salary or target annual bonus opportunity or relocation of his principal place of employment from the Denver area. See the “By Company Without Cause” column in the Termination of Employment Table below. Except with respect to Mr. Nair’s 2016 PSUs, no amount is reflected for the PSUs because any benefit for termination by grantee for good reason is discretionary. Based on our actual results for the performance period, the 2017 PSUs were not earned and are not reflected in the table below.

Termination of Employment

Name	By Company Without Cause ($)	Disability ($)	Death ($)	Retirement ($)
Balan Nair
Severance Payment	6,363,700	6,363,700	5,113,700	—
Deferred Compensation (1)	83,838	83,838	83,838	83,838
2016 PSUs	368,371	184,178	230,939	—
2018 PSUs	—	2,051,943	2,051,943	—
Benefits (2)	4,731	4,731	—	—
Total	6,820,640	8,688,390	7,480,420	88,838

Christopher Noyes
2016 PSUs	—	46,019	57,709	—
2018 PSUs	—	342,940	342,940	—
RSUs Accelerated	2,690	56,386	54,089	—
Total	2,690	445,346	454,739	—

Betzalel Kenigsztein
Deferred Compensation (1)	46,949	46,949	46,949	46,949
2016 PSUs	—	55,223	69,240	55,223
2018 PSUs	—	342,940	342,940	—
RSUs Accelerated	3,228	67,669	67,669	38,662
Total	50,117	512,782	526,798	140,834

John Winter
2016 PSUs	—	55,223	69,240	—
2018 PSUs	—	285,755	285,755	—
Total	—	340,978	354,994	—

Vivek Khemka
2018 PSUs	—	342,926	342,926	—
RSUs Accelerated	—	54,089	54,089	—
Total	—	397,015	397,015	—

(1)
Each of Mr. Nair and Mr. Kenigsztein had the right to file an election at the time of his initial deferral to receive distributions under the Deferred Compensation Plan upon his separation from service, including under the termination scenarios in the table above.  For purposes of the tabular presentation above, we have assumed that each of Mr. Nair and Mr. Kenigsztein has elected to receive a lump sum payout of the account balance upon a termination without cause or retirement. The Deferred Compensation Plan provides for a payout of the account balance when a participant ceases to be an employee due to death or disability.

(2)	For Mr. Nair, represents the estimated cost to maintain health benefits for him and/or his dependents during the 12-month period following his termination.

Change in Control
The Incentive Plan, the PSUs and the CEO SAR Award each provide for various benefits either upon the occurrence of specified change-in-control events or upon termination of employment following a change-in-control event.
Change-in-Control Events
The change-in-control events vary under the relevant arrangements but generally fall into three categories:

1.
A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of our outstanding securities ordinarily having the right to vote in the election of directors in a transaction that has not been approved by our Board. We refer to this change-in-control event as an “Unapproved Control Purchase.”

2.
During any two-year period, persons comprising the Board at the beginning of the period cease to be a majority of the board, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change-in-control event as a “Board Change.”

3.
Our Board approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our common shares are converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change-in-control event as a “Reorganization.”

Under the Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an Unapproved Control Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.
The PSUs provide that if any of these change-in-control events occurs during the performance period and the grant agreements are not continued on the same terms and conditions, in the case of a Board Change or Unapproved Control Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then each grantee will be deemed to have earned his target PSUs, which will vest. The underlying common shares will be issued within 30 days of such change-in-control event, or immediately prior to a Reorganization. If the grant agreements for the PSUs are continued or assumed, then each grantee will be deemed to have earned his target PSUs or earned PSUs, which will be converted to time-vested RSUs subject to service and vesting requirements in accordance with the grant agreement. The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change-in-control events and distribute each participant’s account balance.
Termination After Change in Control
The PSUs provide that, if a change-in-control event occurs that does not result in accelerated vesting of such awards, a subsequent termination of employment will accelerate vesting of the earned PSUs if the termination is due to death or disability or is without cause or the participant resigns for good reason. The common shares underlying the vested PSUs will be issued no later than March 15 of the calendar year immediately following the calendar year in which the termination occurred. If the SAR awards, including the CEO SAR Award, are continued after a Reorganization, the awards provide for full vesting if the executive is terminated by us without cause or resigns with good reason within twelve months after the Reorganization.
For purposes of each of the PSUs and the SAR awards other than the CEO SAR Award, “good reason” for a participant to resign following a change-in-control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his official position or authority; or (3) a required relocation of his principal business office to a different country. For purposes of the CEO SAR Award, “good reason” has the meaning set forth in Mr. Nair’s Employment Agreement. Additional procedural requirements apply for a resignation to qualify as being for “good reason.”
The “Employment Terminated” columns assume that the executive’s employment is terminated as of December 31, 2018, without cause and include the incremental benefits that would result from such a termination under the employment agreements and equity incentive plans as described under —Termination of Employment above.

280G Tax Gross-Up. Under the grant agreements for the PSUs, if a benefit is triggered due to a change-of-control event that would be subject to an excise tax pursuant to Section 280G of the Code and if the excise tax can be avoided through a reduction in the amount of “parachute payments” (as defined in Section 280G) required to be provided to the grantee with respect to the PSUs, then the amount of “parachute payments” shall automatically be reduced to the minimum extent necessary to avoid the excise tax.
For purposes of the change-of-control events in the table below, we have assumed that the amounts payable to the NEOs would not exceed the threshold that would subject such amounts to excise taxes pursuant to Section 280G of the Code. In addition, Mr. Nair has agreed in his Employment Agreement to waive any rights he would have under any equity or other agreements to any 280G tax gross-up payment from us or Liberty LA.
Change In Control

	Unapproved Control Purchase /Board Change - Plan Benefits Continued		Reorganization-Plan Benefits Continued	Change in Control - Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)	Employment Continues ($)
Balan Nair
Severance Payment	6,363,700	—	6,363,700	—
Deferred Compensation (1)	83,838	83,838	83,838	83,838
2016 PSUs	461,907	(2)	461,907	461,907
2018 PSUs	2,743,436	(2)	2,743,436	2,743,436
Benefits (3)	4,731	—	4,731	—
Total	9,657,612	88,838	9,657,612	3,289,181

Christopher Noyes
2016 PSUs	57,709	(2)	57,709	57,709
2018 PSUs	685,881	(2)	685,881	685,881
RSUs Accelerated	56,386	56,386	56,386	56,386
Total	799,976	56,386	799,976	799,976

Betzalel Kenigsztein
Deferred Compensation (1)	46,949	46,949	46,949	46,949
2016 PSUs	69,240	(2)	69,240	69,240
2018 PSUs	685,881	(2)	685,881	685,881
RSUs Accelerated	67,669	67,669	67,669	67,669
Total	869,739	114,618	869,739	869,739

John Winter
2016 PSUs	69,240	(2)	69,240	69,240
2018 PSUs	571,509	(2)	571,509	571,509
Total	640,749	—	640,749	640,749

Vivek Khemka
2018 PSUs	685,837	(2)	685,837	685,837
RSUs Accelerated	54,089	54,089	54,089	54,089
Total	739,926	54,089	739,926	739,926

(1)
For purposes of the tabular presentation above, we have assumed that our compensation committee will use its discretion to terminate the Deferred Compensation Plan and distribute each participant’s account balance.

(2)	Although the target PSUs are deemed to be vested, they are not payable until the vesting dates under the grant agreements.

CEO Pay Ratio

We are a global company that employs approximately 9,780 people (on a full-time equivalent basis at year-end 2018) in 28 countries, with a majority of our work force located outside the U.S. We strive to ensure that every employee is paid at a level reflective of their job responsibilities and is competitive within our peer group and the respective country and local employment markets. We are committed to providing pay equity throughout our company, which we view as critical to our success in supporting a diverse workforce with opportunities for employees to develop, advance and contribute.

Under the rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to provide the total compensation paid to our median employee, as well as the ratio of the total compensation paid to such median employee as compared to the total compensation paid to our CEO. For the year ended December 31, 2018:

•	The annual total compensation of the employee identified as the median of our company (other than our CEO) was $36,532.

•	The annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $13,293,448.

Based on the above, our CEO to median employee pay ratio is 364:1. Excluding our CEO’s sign-on bonus of $1.5 million, our CEO to median employee pay ratio becomes 323:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee by collecting the payroll data of our employee population on October 31, 2018, which consisted of salary and wages (including overtime) and annual bonus amounts. At the time, our employee population consisted of approximately 9,780 individuals, including full-time and part-time employees, consisting of 373 U.S. employees and 9,407 non-U.S. employees. 306 employees in five countries (Nicaragua (2 excluded), St. Vincent (83 excluded), Montserrat (10 excluded), Curacao (80 excluded) and Honduras (131 excluded)) were excluded as allowed under the de minimis exception to the SEC rules. We annualized the compensation of all newly hired permanent and part-time employees. We did not perform any other adjustments. After identifying the median employee, for purposes of the pay ratio, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation table.
Director Compensation
Set forth below is a description of the compensation for our nonemployee directors. In connection with the Split-Off, the board adopted the following compensation effective January 8, 2018. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft set forth above under —Aircraft Policy.
Fees and Expenses
Each member of our board, who is not an employee of Liberty Latin America (other than Mr. Malone, our President and CEO, Mr. Nair, and our Executive Chairman, Mr. Fries), received an annual retainer of $75,000 for 2018 and 2019. Each director who serves as the chair of the audit committee or the compensation committee receives a fee for such service of $20,000, and each other director who serves as a member of the audit committee or the compensation committee receives $10,000, in each case for each full year of service in such position. We do not pay any additional fees for service on our nominating and corporate governance committee. All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in common shares instead of in cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter and consist of a combination of LILA and LILAK shares. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Directors who are employees of Liberty Latin America, or its subsidiaries, do not receive any additional compensation for their service as directors. Currently, our President and CEO, Mr. Nair, and our Executive Chairman, Mr. Fries, are our only executive directors.

We do not pay any compensation to Mr. Malone, except that, prior to the Split-Off, our then board authorized the payment or reimbursement of personal expenses incurred by Mr. Malone of up to $500,000 per year related to his ownership of our shares. These expenses include professional fees and other expenses incurred by Mr. Malone for estate or tax planning, regulatory filings and other services.
Generally, we expect to reimburse our non-executive directors for travel, lodging and other reasonable expenses related to their service on our board and related committees. From time to time, we expect to provide our directors information on conferences and seminars that may be of interest to them as a director of Liberty Latin America. For directors who elect to attend these events, we expect to cover the costs as part of our policy to keep members of our board informed on issues that relate to their duties as a director. In addition, we make available to members of our Board, at their election, health insurance under our health insurance policies.
Equity Awards
Annually, each of our current non-executive directors receives an equity award under the Director Plan with a combined grant date fair value of $125,000 awarded in the form of a grant of LILA RSUs and a grant of LILAK RSUs in a one for two ratio. For 2019, the non-executive directors’ annual equity awards will remain the same. In 2018, the grant date fair value of this award was increased by $42,000 to reflect service for the first four months of 2018. The director RSUs are made at the same time the annual SAR grants are made to our employees under the annual incentive plan. The awards of RSUs vest in full on the date of the first anniversary of the date of grant.

2018 Compensation of Directors
The following table sets forth information concerning the compensation of our nonemployee directors for the fiscal year 2018.

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)		Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Michael T. Fries	—		—		—	—	500		500
LILA	—		—		—
LILAK	—		—		—
John C. Malone	—		—		—	—	498,509	(4)	498,509
LILA	—		—		—
LILAK	—		—		—
Alfonso de Angoitia Noriega	85,000	(5)	—		—	—	500		252,483
LILA	—		56,449		—
LILAK	—		110,534		—
Charles H.R. Bracken	75,000		—		—	—	500		242,483
LILA	—		56,449		—
LILAK	—		110,534		—
Miranda Curtis	105,000		—		—	—	500		272,483
LILA	—		56,449		—
LILAK	—		110,534		—
Paul A. Gould	105,000	(6)	—		—	—	500		272,483
LILA	—		56,449		—
LILAK	—		110,534		—
Brendan Paddick	85,000	(7)	—		—	—	500		252,483
LILA	—		56,449		—
LILAK	—		110,534		—
Eric L. Zinterhofer	85,000	(8)	—		—	—	500		252,483
LILA	—		56,449	(9)	—
LILAK	—		110,534	(9)	—

(1)
Mr. Nair, our President and CEO, and Mr. Fries, our Executive Chairman, did not receive any additional compensation as directors. For information on Mr. Nair’s compensation, see —Summary Compensation above.

(2)
The dollar amounts in the table reflect the grant date fair value of share awards and RSUs related to LILA shares and LILAK shares at the time of grant in accordance with FASB ASC 718. For a description of the assumptions used in these calculations, see Note 3 to our consolidated financial statements for the year ended December 31, 2018, which are included in the 2018 10-K.

(3)	At December 31, 2018, our current directors had the following awards outstanding:

Name	Class	Options (#) (a)	Restricted Shares/RSUs (#)
Michael T. Fries	LILA	480,181	39,709	(b)
	LILAK	1,143,399	79,418	(b)
John C. Malone	LILA	18,653	—
	LILAK	38,645	—
Alfonso de Angoitia Noriega	LILA	—	3,030
	LILAK	—	6,060
Charles H.R. Bracken	LILA	105,688	13,619	(b)
	LILAK	254,261	27,239	(b)
Miranda Curtis	LILA	5,515	3,030
	LILAK	13,014	6,060
Paul A. Gould	LILA	6,174	3,030
	LILAK	14,984	6,060
Brendan Paddick	LILA	—	3,030
	LILAK	—	6,060
Eric L. Zinterhofer	LILA	—	3,030
	LILAK	—	6,060

a.	Includes shares that are subject to options or SARs, reported on a gross basis.

b.	Represents the target number of LILA and LILAK shares underlying 2016 PSUs that, if earned, will vest in two equal installments on April 1, 2019 and October 1, 2019, respectively.

(4)	Represents amounts reimbursed to Mr. Malone for expenses relating to estate or tax planning, regulatory filings and other services.

(5)	Includes approximately $61,368 that Mr. Angoitia Noriega received in our common shares in lieu of cash.

(6)	Includes approximately $78,641 that Mr. Paul Gould received in our common shares in lieu of cash.

(7)	Includes approximately $60,234 that Mr. Brendan Paddick received in our common shares in lieu of cash.

(8)	Includes approximately $42,481 that Mr. Eric Zinterhofer received in our common shares in lieu of cash. Mr. Zinterhofer transferred such amounts to Searchlight Capital Partners, LP.

(9)	Mr. Eric Zinterhofer transferred all of the common shares that he received to affiliates of Searchlight Capital Partners, LP.

EQUITY COMPENSATION PLAN INFORMATION TABLE
The following table sets forth information as of December 31, 2018, with respect to our common shares authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(1)
Equity compensation plans not approved by security holders:
Liberty Latin America 2018 Incentive Plan(2)			18,739,343
LILA	2,071,206	19.70
LILAB	N/A	N/A
LILAK	4,142,313	19.41
Liberty Latin America 2018 Nonemployee Director Incentive Plan			4,945,460
LILA	18,180	N/A
LILAB	N/A	N/A
LILAK	36,360	N/A
Liberty Latin America Transitional Share Conversion Plan(3)			—	(4)
LILA	3,009,986	$30.68
LILAB	N/A	N/A
LILAK	6,707,947	$30.89
Total
LILA	5,099,372	$26.49
LILAB	N/A	N/A
LILAK	10,886,620	$26.85
			23,684,803

(1)	Each plan permits grants of, or with respect to, any class of our common shares, subject to a single aggregate limit.

(2)	Consists of SARs, PSUs and RSUs held by participants at our company under the Incentive Plan.

(3)	Consists of SARs, stock options, PSUs and RSUs held by participants at our company and Liberty Global under the Transition Plan.

(4)
The Transition Plan governs the terms and conditions of awards with respect to our company’s common shares that were granted in connection with adjustments made to awards granted by Liberty Global with respect to the LiLAC Shares. As a result, no further grants are permitted under this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under our written Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed “related party transaction” (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the chief executive officer and the chairperson of the audit committee to address such actual or potential conflicts. No “related party transaction” may be effected by our company without the approval of the audit committee or other independent committee of the Board designated to address such actual or potential conflicts.

SHAREHOLDER PROPOSALS
This proxy statement relates to our AGM which will take place on May 16, 2019. Based solely on the date of our AGM and the date of this proxy statement, (i) a shareholder proposal must be submitted in writing to our Secretary and received at our principal executive offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by the close of business on December 6, 2019, in order to be eligible for inclusion in our proxy materials for the 2020 Annual General Meeting of Shareholders (the 2020 annual meeting), and (ii) on the basis that we currently anticipate that the 2020 annual meeting will be held during the second quarter of 2020, if the 2020 annual meeting is called for a date within 30 calendar days before or after May 16, 2020 (the anniversary of the AGM), a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, must be submitted in writing to our Secretary and received at our principal executive offices at the foregoing address not earlier than February 14, 2020, and not later than March 17, 2020, to be considered for presentation at the 2020 annual meeting. If the 2020 annual meeting is called for a date more than 30 calendar days before or 30 calendar days after May 16, 2020 (the anniversary of the AGM), a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, will instead be required to be received at our principal executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2020 annual meeting is communicated to shareholders or public disclosure of the date of the 2020 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2020 annual meeting.
All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our memorandum of association and bye-laws and applicable law.

ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.lla.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement). If you would like to receive a copy of our 2018 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Latin America Ltd. 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, Tel. No. +1 (303) 925-6000, and we will provide you with the 2018 Form 10-K without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

Annex A
LIBERTY LATIN AMERICA 2018 INCENTIVE PLAN
ARTICLE I
PURPOSE OF PLAN
1.1     Purpose. The purpose of the Plan is to promote the success of the Company by providing a method whereby (a) eligible employees of the Company and its Subsidiaries and (b) consultants providing services to the Company and its Subsidiaries may be awarded additional remuneration for services rendered and encouraged to acquire shares of the Company, thereby increasing their proprietary interest in the Company’s businesses, encouraging them to remain in the employ of the Company or its Subsidiaries, and increasing their personal interest in the continued success and progress of the Company and its Subsidiaries. The Plan is also intended to aid in (a) attracting Persons of exceptional ability to become officers and employees of the Company and its Subsidiaries and (b) inducing consultants to agree to provide services to the Company and its Subsidiaries.
1.2     Effective Date. The Plan is effective December 29, 2017 (the “Effective Date”).
ARTICLE II
DEFINITIONS
2.1     Certain Defined Terms. Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):
“Act” means the Bermuda Companies Act 1981, as amended from time to time, and the rules and regulations thereunder.
“Affiliate” of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” means a share option agreement, share appreciation rights agreement, restricted shares agreement, restricted share units agreement, cash award agreement or an agreement evidencing more than one type of Award, specified in Section 11.5, as any such Agreement may be supplemented or amended from time to time.
“Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the Shareholders) shall approve (i) any consolidation, amalgamation or merger of the Company, or binding share exchange, pursuant to which Shares of the Company would be changed or converted into or exchanged for cash, securities, or other property (including pursuant to a Scheme of Arrangement), other than any such transaction in which the Shareholders immediately prior to such transaction have the same proportionate ownership of the shares of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation, amalgamation or binding share exchange to which the Company is a party as a result of which the Persons who are Shareholders immediately prior thereto have less than a majority of the combined voting power of the outstanding capital shares of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation, amalgamation or binding share exchange (including pursuant to a Scheme of Arrangement), (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.
“Award” means a grant of Options, SARs, Restricted Shares, Restricted Share Units, Performance Awards, Cash Awards and/or cash amounts under the Plan.
“Board” means the Board of Directors of the Company.

“Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
“Cash Award” means an Award made pursuant to Section 10.1 of the Plan to a Holder that is paid solely on account of the attainment of one or more Performance Objectives that have been pre-established by the Committee.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.
“Committee” means the committee of the Board appointed pursuant to Section 3.1 to administer the Plan.
“Company” means Liberty Latin America Ltd., an exempted Bermuda company limited by shares.
“Consultant” means an independent contractor, consultant, or any other individual who is not an employee or non-employee director of the Company or any of its Subsidiaries and who (i) in the opinion of the Committee is in a position to contribute to the growth or financial success of the Company, (ii) is a natural person and (iii) provides bona fide services to the Company or any of its Subsidiaries.
“Control Purchase” means any transaction (or series of related transactions) in which any Person (as such term is so defined), corporation or other entity (other than the Company, any Subsidiary of the Company, any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding shares of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means the Chairman of the Board and each of the directors of the Company as of the Effective Date, and (b) the respective family members, estates and heirs of each of the Persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such Persons or their respective family members or heirs. As used with respect to any Person, the term “family member” means the spouse, siblings and lineal descendants of such Person.
“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as supported by a written opinion of a physician and determined by the Company. The Company may seek a second opinion as to the determination of Disability from a physician selected by the Company, and in such case, the Holder will be required to submit to an examination and provide the physician with any information that is necessary for such determination.
“Dividend Equivalents” means, with respect to Restricted Share Units, to the extent specified by the Committee only, a right to receive a cash amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to Shareholders of record during the Restriction Period on a like number and kind of Shares represented by the Award of Restricted Share Units.
“Domestic Relations Order” means any final and legally enforceable judgment, decree or other order regarding the division of property under domestic relations law applicable to the Holder.
“Effective Date” has the meaning ascribed thereto in Section 1.2.
“Equity Security” shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, and an equity security of an issuer shall have the meaning ascribed thereto in Rule 16a-1 promulgated under the Exchange Act, or any successor Rule.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

“Fair Market Value” of a Share on any day means the closing price (or, if no closing price is reported, the average of the high bid and low asked prices) for a Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the Nasdaq or, if not traded on the Nasdaq, such other principal U.S. securities exchange for such security on the date of determination. If for any day the Fair Market Value of a Share is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.
“Free Standing SAR” has the meaning ascribed thereto in Section 7.1.
“Holder” means a Person who has received an Award under the Plan.
“Nasdaq” means the Nasdaq Global Select Market.
“Option” means a share option granted under Article VI.
“Performance Award” means an Award made pursuant to Article X of the Plan to a Holder that is subject to the attainment of one or more Performance Objectives.
“Performance Objective” means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.
“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
“Plan” means this Liberty Latin America 2018 Incentive Plan, as effective as of the Effective Date, and as may be amended from time to time.
“Restricted Share Unit” means a unit representing the right to receive one Share or the equivalent value in cash that is subject to a Restriction Period and awarded pursuant to Article IX.
“Restricted Shares” means Shares subject to a Restriction Period and awarded pursuant to Article VIII.
“Restriction Period” means a period of time beginning on the date of each Award of Restricted Shares or Restricted Share Units and ending on the Vesting Date with respect to such Award.
“Retained Distribution” has the meaning ascribed thereto in Section 8.3.
“Retirement” means the voluntary termination of a Holder’s employment with the Company and its Subsidiaries on such terms as are determined by the Committee and set forth in the Agreement, or, if not otherwise set forth in the Agreement, the voluntary termination on or after the date that the sum of the Holder’s years of age and years of employment with the Company and its Subsidiaries is at least 70.
“SARs” means share appreciation rights, awarded pursuant to Article VII, with respect to Shares.
“Scheme of Arrangement” means a scheme of a compromise or arrangement sanctioned by a court under Part VII of the Act, as may be amended or similar procedure under a succeeding law or regulation.
“Share” means each or any (as the context may require) share of a class in the share capital of the Company, each of which as of the Effective Date has a par value of $0.01.
“Shareholder” means a holder of any class of shares of the Company, sometimes referred to as “member” under Bermuda law.
“Subsidiary” of a Person means any present or future subsidiary (as defined in Section 424(f) of the Code) of such Person or any business entity in which such Person owns, directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of a Person for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of Section 5.1, a Subsidiary shall additionally mean a subsidiary within the meaning of Section 86 of the Act.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
“Tandem SARs” has the meaning ascribed thereto in Section 7.1.
“Vesting Date,” with respect to any Restricted Shares or Restricted Share Units awarded hereunder, means the date on which such Restricted Shares or Restricted Share Units cease to be subject to cancellation or automatic repurchase by the Company in accordance with applicable law for a price equal to the aggregate par value thereof, as designated in or determined in accordance with the Agreement with respect to such Award of Restricted Shares or Restricted Share Units. If more than one Vesting Date is designated for an Award of Restricted Shares or Restricted Share Units, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.
ARTICLE III
ADMINISTRATION
3.1     Committee. The Plan shall be administered by the Compensation Committee of the Board unless a different committee is subsequently appointed by the Board. The Committee shall be comprised of not less than two Persons who fulfill the “non‑employee director” requirements of Rule 16b‑3 under the Exchange Act, the “outside director” requirements of Section 162(m) of the Code and the “independent” requirement of the rules of any principal securities exchange on which any of the securities of the Company are traded, listed or quoted, if any. To the extent that one or more members of the Committee do not satisfy the foregoing requirements generally or with respect to a particular matter, any such members may recuse themselves or abstain from participation, and the remaining members of the Committee may act for the Committee as a whole provided such remaining members satisfy the requirements of the previous sentence. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.
3.2     Powers. The Committee shall have full power and authority to grant to eligible Persons Options under Article VI of the Plan, SARs under Article VII of the Plan, Restricted Shares under Article VIII of the Plan, Restricted Share Units under Article IX of the Plan, Cash Awards under Article X of the Plan and/or Performance Awards under Article X of the Plan, to determine the terms and conditions (which need not be identical) of all Awards so granted (which may include, without limitation, providing for the recoupment of Shares or the cash equivalent thereof), to interpret the provisions of the Plan and any Agreements relating to Awards granted under the Plan, to adopt sub-plans under the Plan, to adopt special terms for Awards granted to eligible Persons in countries outside Bermuda and the United States, to enter into arrangements to facilitate the administration of Awards under the Plan, and to supervise the administration of the Plan. The Committee in making an Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. The Committee shall have sole authority in the selection of Persons to whom Awards may be granted under the Plan and in the determination of the timing, pricing and amount of any such Award, subject only to the express provisions of the Plan. In making determinations hereunder, the Committee may take into account the nature of the services rendered by the respective employees or by Consultants, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion deems relevant.
3.3     Interpretation. The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all Persons. No member of the Committee shall be liable for any action or determination made or taken by him or her or the Committee in good faith with respect to the Plan.

ARTICLE IV
SHARES SUBJECT TO THE PLAN
4.1     Number of Shares; Award Limits. Subject to the provisions of this Article IV, the maximum number of Shares with respect to which Awards may be granted during the term of the Plan shall be 25 million Shares; provided, however, that the maximum number of class B Shares of the Company (the “Class B Shares”) with respect to which Awards may be so granted during the term of the Plan shall be 10 million Shares. Shares issued pursuant to the Plan shall be fully paid and, to the extent permitted by the laws of Bermuda, will be made available from treasury Shares or newly allotted and issued Shares. Any Shares (i) subject to any Award granted under the Plan that shall expire, terminate or be annulled for any reason without having been exercised (or considered to have been exercised), (ii) subject to any Award of any SAR granted under the Plan that shall be exercised for cash, (iii) subject to any Award of Restricted Shares that shall be automatically repurchased by the Company in accordance with applicable law for a price equal to the aggregate par value thereof or any Award of Restricted Share Units that shall be cancelled, in each case prior to becoming vested or settled in cash on vesting (provided that the Holder received no benefits of ownership of such Restricted Shares or Restricted Share Units other than voting rights), (iv) covered by an Award and not delivered to the Holder due to payment of withholding taxes or purchase prices and (v) that the Company repurchases on the open market by the Company with the proceeds of an Option purchase price, shall to the extent permitted under applicable law, again be available for purposes of the Plan. Except for Awards described in Section 11.1, and subject to adjustment from time to time as provided in Section 4.2, (i) no Person may be granted in any calendar year Awards covering more than 4 million Shares, and (ii) no Person may be granted in any calendar year Awards covering more than 2 million Shares of Class B Shares. No Person shall receive payment for Cash Awards during any calendar year aggregating in excess of $10,000,000 (or the equivalent thereof in any currency).
4.2    Adjustments. If the Company subdivides its outstanding Shares into a greater number of Shares (by share dividend, share split, reclassification, alteration of capital, capitalization of profits or otherwise) or combines its outstanding Shares into a smaller number of Shares (by consolidation, reclassification, amalgamation or otherwise) or if the Committee determines that there is any variation in the share capital of the Company or that there is any Share dividend, extraordinary cash dividend, alteration of capital, capitalization of profits, bonus issue, reclassification, recapitalization, reorganization, amalgamation, consolidation, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase any class of Shares or other similar corporate event (including compromises or arrangements sanctioned by a court under Part VII of the Act, mergers, amalgamations or consolidations, other than those which constitute Approved Transactions, adjustments with respect to which shall be governed by Section 11.1(b)) affects any class of Shares so that an adjustment is required to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee, in its sole discretion and in such manner as the Committee may deem equitable and appropriate, may make such adjustments to any or all of (i) the number and kind of Shares which thereafter may be awarded, optioned or otherwise made subject to the benefits contemplated by the Plan, (ii) the number and kind of Shares subject to outstanding Awards, and (iii) the purchase or exercise price and the relevant appreciation base with respect to any of the foregoing, provided, however, that the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, if all Shares of any class of Shares are redeemed, then each outstanding Award shall be adjusted to substitute for the Shares subject thereto the kind and amount of cash, securities or other assets issued or paid in the redemption of the equivalent number of Shares of such class of Shares and otherwise the terms of such Award, including, in the case of Options or similar rights, the aggregate exercise price, and, in the case of Free Standing SARs, the aggregate base price, shall remain constant before and after the substitution (unless otherwise determined by the Committee and provided in the applicable Agreement). The Committee may, if deemed appropriate, provide for a cash payment to any Holder of an Award in connection with any adjustment made pursuant to this Section 4.2.
4.3    Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Person in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre‑existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, a number of Shares equal to the number of shares available for grant pursuant to the terms of such pre‑existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the shareholders of the entities party to such acquisition or combination) shall be available for grant under Section 4.1; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to Persons who were not employed by the Company or its Subsidiaries prior to such acquisition or combination.

ARTICLE V
ELIGIBILITY
5.1     General. The Persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall, subject to Section 5.2, be such Persons who are employees (including officers and directors) of or Consultants providing services to the Company or its Subsidiaries as the Committee shall select. Awards may be made to employees or Consultants who hold or have held Awards under the Plan or any similar or other awards under any other plan of the Company or any of its Affiliates.
5.2    Ineligibility. No member of the Committee, while serving as such, shall be eligible to receive an Award.
ARTICLE VI
OPTIONS
6.1    Grant of Options. Subject to the limitations of the Plan, the Committee shall designate from time to time those eligible Persons to be granted Options, the time when each Option shall be granted to such eligible Persons, the class and number of Shares subject to such Option, and, subject to Section 6.2, the purchase price of the Shares subject to such Option.
6.2     Option Price.
(a)Price on Date of Grant. The price at which Shares may be purchased upon exercise of an Option shall be fixed by the Committee and may be no less than the Fair Market Value of the Shares subject to the Option as of the date the Option is granted.
(b)Repricing Prohibited. Except for adjustments pursuant to Section 4.2, the purchase price of a Share for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower purchase price, cash or a new Award unless there is prior approval by the Shareholders.
6.3     Term of Options. Subject to the provisions of the Plan with respect to death, Disability, Retirement and termination of employment or services, the term of each Option shall be for such period as the Committee shall determine as set forth in the applicable Agreement, provided that such term may not exceed ten years.
6.4     Exercise of Options. An Option granted under the Plan shall become (and remain) exercisable during the term of the Option to the extent provided in the applicable Agreement and the Plan and, unless the Agreement otherwise provides, may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during such term; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).
6.5     Manner of Exercise.
(a)    Form of Payment. An Option shall be exercised by written notice to the Company upon such terms and conditions as the Agreement may provide and in accordance with such other procedures for the exercise of Options as the Committee may establish from time to time. The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required by Section 11.9 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) promissory note (subject to the Act and other applicable law), (iv) whole Shares of any class, (v) the cancellation of the right to receive part of the Shares of the applicable class of Shares issuable upon such exercise of the Option in consideration for cash paid by the Company to the Holder to be applied by the Holder solely for the purpose of subscribing for and paying up the aggregate par value of the balance of the Shares issuable upon such Option (subject to the Act or other applicable law), (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price (subject to the Act and other applicable law), (vii) any other method as provided in the applicable Agreement or (viii) any combination of the foregoing methods of payment, or such other consideration and method of payment as may be permitted for the issuance of Shares under the Act. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions as the Committee deems appropriate. The Committee may adopt a policy providing for the automatic exercise of an Option due to its expiration.
(b)    Value of Shares. Unless otherwise determined by the Committee and provided in the applicable Agreement, Shares of any class of Shares delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and Shares of any class of Shares withheld for such payment, shall be valued for such purpose at their Fair Market Value as of the exercise date. Notwithstanding the foregoing, with respect to an Option exercise the purchase price of which is paid pursuant to clause (vi) of Section 6.5(a), Shares shall be valued at the price Shares are sold in the market.
(c)Issuance of Shares. The Company shall effect the transfer of the Shares purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 11.9, and within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Holder or other Person exercising an Option shall have any of the rights of a Shareholder with respect to Shares subject to an Option granted under the Plan until due exercise and full payment has been made, and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.
ARTICLE VII
SARS
7.1    Grant of SARs. Subject to the limitations of the Plan, SARs may be granted by the Committee to such eligible Persons in such numbers, with respect to any specified class of Shares, and at such times during the term of the Plan as the Committee shall determine. A SAR may be granted to a Holder of an Option (hereinafter called a “related Option”) with respect to all or a portion of the Shares subject to the related Option (a “Tandem SAR”) or may be granted separately to an eligible Person (a “Free Standing SAR”). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Company upon such terms and conditions as are provided in the Agreement.
7.2    Tandem SARs. A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide) and in no event after the complete termination or full exercise of the related Option. Upon the exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of Shares with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder thereof shall be entitled to receive, for each of the applicable classes of Shares with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Share of the applicable class of Shares with respect to which the Tandem SAR was granted on the date of exercise over the related Option purchase price per Share, and (ii) the related Option with respect thereto shall be canceled automatically to the extent of the number of Shares with respect to which the Tandem SAR was so exercised.
7.3     Free Standing SARs. Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. Subject to the provisions of the Plan with respect to death, Disability, Retirement and termination of employment or services, the term of a Free Standing SAR shall be for such period as the Committee shall determine as set forth in the applicable Agreement, provided that such term may not exceed ten years. The base price of a Free Standing SAR may be no less than the Fair Market Value of the Shares with respect to which the Free Standing SAR was granted as of the date the Free Standing SAR is granted. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, the Holder thereof shall be entitled to receive from the Company, for each Share with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Share with respect to which the Free Standing SAR was granted on the date of exercise over the base price per Share of such Free Standing SAR. Except for adjustments pursuant to Section 4.2, the base price of a Free Standing SAR granted under the Plan may not be decreased after the date of grant nor may an outstanding Free Standing SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower base price, cash or a new Award unless there is prior approval by the Shareholders.

7.4    Consideration. The consideration to be received upon the exercise of a SAR by the Holder shall be paid in the applicable class of Shares with respect to which the SAR was granted (valued at Fair Market Value on the date of exercise of such SAR); such payment will be made by the Company first advancing cash equal to the aggregate par value of the Shares to be issued pursuant to the relevant SAR, followed by the immediate application by the Holder thereof of such cash advance in paying up the par value of the Shares to be issued pursuant to the relevant SAR. No fractional Shares shall be issuable upon exercise of a SAR, and unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of any fractional Shares. Unless the Committee shall otherwise determine, to the extent a Free Standing SAR is exercisable, it will be exercised automatically on its expiration date. Notwithstanding the foregoing, the issuance of Shares upon exercise of a SAR shall be for at least the minimum consideration necessary to permit such Shares to be fully paid, and the Committee may permit the Holder of a SAR who is not subject to United States federal income tax to be paid consideration in the form of cash, or a combination of cash and the applicable class of Shares with respect to which the SAR was granted.
7.5    Limitations. The applicable Agreement may provide for a limit on the amount payable to a Holder upon exercise of SARs at any time or in the aggregate, for a limit on the time periods during which a Holder may exercise SARs, and for such other limits on the rights of the Holder and such other terms and conditions of the SAR, including a condition that the SAR may be exercised only in accordance with rules and regulations adopted from time to time, as the Committee may determine. Unless otherwise so provided in the applicable Agreement, any such limit relating to a Tandem SAR shall not restrict the exercisability of the related Option. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.
7.6    Exercise. For purposes of this Article VII, the date of exercise of a SAR shall mean the date on which the Company shall have received notice from the Holder of the SAR of the exercise of such SAR (unless otherwise determined by the Committee and provided in the applicable Agreement).
ARTICLE VIII
RESTRICTED SHARES
8.1    Grant. Subject to the limitations of the Plan, the Committee shall designate those eligible Persons to be granted Awards of Restricted Shares, shall determine the time when each such Award shall be granted, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each Award of Restricted Shares, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan. The Committee shall determine the price, if any, to be paid by the Holder for the Restricted Shares; provided, however, that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to be deemed fully paid. All determinations made by the Committee pursuant to this Section 8.1 shall be specified in the Agreement.
8.2    Award of Restricted Shares. An Award of Restricted Shares may be registered electronically in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, any electronically registered Restricted Shares and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Agreement. Any such electronically registered Restricted Shares and Retained Distributions shall remain in the custody of the Company or its designee, and the Holder shall deposit with the custodian share powers or other instruments of assignment, each endorsed in blank, so as to permit transfer of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall not become vested in accordance with the Plan and the applicable Agreement.
8.3    Restrictions. Restricted Shares shall constitute issued and outstanding Shares of the applicable class of Shares for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions, as the Committee may designate, paid or distributed on such Restricted Shares, and to exercise all other rights, powers and privileges of a Holder of Shares of the applicable class of Shares with respect to such Restricted Shares; except, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder will not be entitled to delivery of any electronically registered Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (ii) the Company or its designee will retain custody of any electronically registered Restricted Shares during the Restriction Period as provided in Section 8.2; (iii) other than such dividends and distributions as the Committee may designate, the Company or its designee may retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (iv) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or his or her interest in any of them during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause (A) the automatic repurchase of such Restricted Shares by the Company in accordance with applicable law for a price equal to the aggregate par value of such Restricted Shares and (B) the automatic payment of any Retained Distributions with respect thereto to the Company.
8.4    Completion of Restriction Period. On the Vesting Date with respect to each Award of Restricted Shares and the satisfaction of any other applicable restrictions, terms and conditions, (i) all or the applicable portion of such Restricted Shares shall become vested, (ii) any Retained Distributions with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested, and (iii) any cash amount to be received by the Holder with respect to such Restricted Shares shall become payable, all in accordance with the terms of the applicable Agreement. Any such (x) Restricted Shares that shall not become vested shall be automatically repurchased by the Company in accordance with applicable law for a price equal to the aggregate par value of such Restricted Shares and (y) Retained Distributions that shall not become vested shall be automatically paid to the Company, and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares and Retained Distributions. The Committee may, in its discretion, provide for the deferral of an Award of Restricted Shares, Retained Distributions and any cash amounts related to such Award, provided that any such deferral election of a recipient shall be filed in writing with the Committee in accordance with such rules and regulations, including any deadline for the making of such an election, as the Committee may provide, and shall be made in compliance with Section 409A of the Code to the extent applicable.
8.5     Cash Payments. In connection with any Award of Restricted Shares, an Agreement may provide for the payment of a cash amount to the Holder of such Restricted Shares after such Restricted Shares shall have become vested. Such cash amounts shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Committee in the Agreement and shall be in addition to any other salary, incentive, bonus or other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.
ARTICLE IX
RESTRICTED SHARE UNITS
9.1    Grant. Subject to the limitations of the Plan, the Committee shall designate those eligible Persons to be granted Awards of Restricted Share Units, shall determine the time when each such Award shall be granted, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each such Award of Restricted Share Units, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Share Units in addition to those provided in the Plan. The Committee shall determine the price to be paid by the Holder for the Restricted Share Units; provided, however, that the issuance of Shares in settlement of such Awards shall be made for at least the minimum consideration necessary to permit such Shares to be deemed fully paid. All determinations made by the Committee pursuant to this Section 9.1 shall be specified in the Agreement.
9.2    Restrictions with Respect to Restricted Share Units. Any Award of Restricted Share Units, including any Shares which are represented by an Award of Restricted Share Units, may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of the Award. A breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Award of Restricted Share Units will cause a cancellation of such Restricted Share Units and any Dividend Equivalents with respect thereto.
9.3    Award of Restricted Share Units. An Award of Restricted Share Units shall not constitute issued and outstanding Shares, and the Holder shall not have any of the rights of a Shareholder with respect to any Shares represented by an Award of Restricted Share Units, in each case until Shares shall have been issued to the Holder as provided in Section 9.4. To the extent provided by the Committee in an Agreement, the Holder may be entitled to receive Dividend Equivalents with respect to an Award of Restricted Share Units, which may be subject to such restrictions, including, but not limited to, the rules applicable to Retained Distributions in Section 8.3 hereof, as the Committee shall determine.
9.4    Completion of Restriction Period. On the Vesting Date with respect to each Award of Restricted Share Units and the satisfaction of any other applicable restrictions, terms and conditions, (i) all or the applicable portion of such Restricted Share Units shall become vested and Shares issued or cash paid to the Holder therefor, (ii) any unpaid Dividend Equivalents with respect to such Restricted Share Units shall become vested and payable to the Holder to the extent that the Award related thereto shall have become vested, and (iii) any cash amount to be received by the Holder with respect to such Restricted Share Units shall become payable, all in accordance with the terms of the applicable Agreement. Any such Restricted Share Units and any unpaid Dividend Equivalents that shall not become vested shall be cancelled with no Shares issued therefor, and the Holder shall not thereafter have any rights with respect to such Restricted Share Units and any unpaid Dividend Equivalents that shall have been so cancelled. The Committee may, in its discretion, provide for the deferral of an Award of Restricted Share Units, unpaid Dividend Equivalents and any cash amounts related to such Award, provided that any such deferral election of a recipient shall be filed in writing with the Committee in accordance with such rules and regulations, including any deadline for the making of such an election, as the Committee may provide, and shall be made in compliance with Section 409A of the Code to the extent applicable.
9.5    Cash Payments. In connection with any Award of Restricted Share Units, an Agreement may provide for the payment of a cash amount to the Holder of such Restricted Share Units after such Restricted Share Units shall have become vested. Such cash amounts shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Committee in the Agreement and shall be in addition to any other salary, incentive, bonus or other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.
ARTICLE X
CASH AND PERFORMANCE AWARDS
10.1    Cash Awards. In addition to granting Options, SARs, Restricted Shares and Restricted Share Units, the Committee shall, subject to the limitations of the Plan, have authority to grant to eligible Persons Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Objectives over a performance period established by the Committee. The determinations made by the Committee pursuant to this Section 10.1 shall be specified in the applicable Agreement.
10.2    Designation as a Performance Award. The Committee shall have the right to designate any Award of Options, SARs, Restricted Shares or Restricted Share Units as a Performance Award.
10.3    Performance Objectives. The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives over a performance period established by the Committee based upon one or more of the following business criteria that apply to the Holder, one or more business units, divisions or Subsidiaries of the Company or the applicable sector of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies: increased revenue; net income measures (including income after capital costs and income before or after taxes); share price measures (including growth measures and total shareholder return); price per Share; market share; earnings per Share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization (EBITDA); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including operating cash flow, operating free cash flow, free cash flow, cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); net promoter score or other metrics regarding quality or extent of customer satisfaction or service; expense measures (including overhead cost and general and administrative expense); margins; shareholder value; total shareholder return; proceeds from dispositions; total market value and corporate values measures (including ethics compliance, corporate responsibility, environmental and safety). Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee shall have the authority to determine whether the Performance Objectives and other terms and conditions of the Award are satisfied, and the Committee’s determination as to the achievement of Performance Objectives relating to a Performance Award shall be made in writing.
10.4    Section 162(m) of the Code. Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Objectives for such particular Performance Award relative to the particular period of service to which the Performance Objectives relate shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.

10.5    Waiver of Performance Objectives. The Committee shall have no discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant Agreement provides for such discretion.
ARTICLE XI
GENERAL PROVISIONS
11.1    Acceleration of Awards.
(a)    Death or Disability. If a Holder’s employment with the Company and its Subsidiaries shall terminate by reason of death or Disability, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each outstanding Option or SAR granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of Shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Share Units, each such Award of Restricted Share Units and any unpaid Dividend Equivalents shall become vested in full. Upon the deemed expiration of the Restriction Period applicable to each such Award of Restricted Shares in connection with the Holder’s termination of employment by reason of death or Disability, any related cash amounts payable pursuant to the applicable Agreement shall be distributed in such manner as may be provided in the Agreement.
(b)    Approved Transactions; Board Change; Control Purchase. In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each such outstanding Option or SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of Shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares, any related Retained Distributions and any cash amounts payable pursuant to the applicable Agreement shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Share Units, each such Award of Restricted Share Units, any unpaid Dividend Equivalents and any cash amounts payable pursuant to the applicable Agreement shall become vested in full, in each case effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. In the event that the terms of a Holder’s Agreement provide for vesting or expiration of a Restriction Period due to any designated termination of service event on or following an Approved Transaction then, to the extent that such Holder is employed by or providing services to the Company or any of its Subsidiaries as of the date of the Approved Transaction, the terms of such Holder’s Agreement shall be deemed to control in lieu of the foregoing sentence. The effects, if any, on a Cash Award of an Approved Transaction, Board Change, or Control Purchase shall be prescribed in the applicable Agreement. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an Approved Transaction if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or to assume such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the applicable class of Shares may be changed, converted or exchanged in connection with the Approved Transaction.
11.2    Termination of Employment or Service.
(a)    General. If a Holder’s employment or service with the Company and its Subsidiaries shall terminate prior to an Option or SAR becoming exercisable or being exercised (or deemed exercised, as provided in Section 7.2 or pursuant to a policy adopted under Section 6.5(a)) in full, or during the Restriction Period with respect to any Restricted Shares or prior to the vesting of any Restricted Share Units, then such Option or SAR shall thereafter become or be exercisable, and the Holder’s rights to any unvested Restricted Shares, Retained Distributions, any such unvested Restricted Share Units and unpaid Dividend Equivalents and any related cash amounts shall thereafter vest, in each case solely to the extent provided in the applicable Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof; (ii) if the Holder’s employment or service terminates by reason of death or Disability, the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR); and (iii) any termination of the Holder’s employment or service for cause will be treated in accordance with the provisions of Section 11.2(c). If the Holder’s employment or service with the Company and its Subsidiaries shall terminate during the Restriction Period with respect to any Restricted Shares or Restricted Share Units, the Holder’s rights to any related cash amounts shall thereafter vest solely to the extent provided in the applicable Agreement. The effect on a Cash Award of the termination of a Holder’s employment or service for any reason, other than for cause, shall be prescribed in the applicable Agreement.
(b)    Retirement. Notwithstanding the provisions of Section 11.2(a) to the contrary and unless otherwise determined by the Committee, if a Holder’s employment with the Company and its Subsidiaries is terminated due to Retirement during a Restriction Period applicable to any Restricted Shares or prior to any Option or SAR becoming exercisable or being exercised in full or prior to the vesting of any Restricted Share Units or the payment in full of any Cash Award, then such Option or SAR shall thereafter become or be exercisable, and the Holder’s rights to any unvested Restricted Shares, Retained Distributions, any such unvested Restricted Share Units and unpaid Dividend Equivalents and all unpaid Cash Awards shall immediately vest to the extent that such Awards (including any Retained Distributions and unpaid Dividend Equivalents) would have become vested and exercisable had the Holder remained in continuous employment with the Company through the date that is one year after the date of the Holder’s Retirement. Unless otherwise determined by the Committee and provided in the applicable Agreement, upon termination of a Holder’s employment with the Company and its Subsidiaries due to Retirement, Options and SARs that are vested and exercisable as of the date of the Holder’s Retirement shall remain exercisable until the first to occur of the date that is two years after the date of the Holder’s Retirement or the scheduled expiration of such Options or SARs. Notwithstanding the foregoing and unless otherwise determined by the Committee, for purposes of any Performance Award, a Holder’s Retirement during the performance period applicable to such Performance Award shall have no effect on such Performance Award, provided that the additional one-year of vesting service described in this Section 11.2(b) shall apply to a Performance Award if a Holder’s Retirement occurs during a service period applicable to such Performance Award following completion of the performance period.
(c)    Termination for Cause. If a Holder’s employment or service with the Company and its Subsidiaries shall be terminated by the Company or a Subsidiary for “cause” during the Restriction Period with respect to any Restricted Shares or prior to any Option or SAR becoming exercisable or being exercised in full or prior to the vesting of any Restricted Share Unit or the payment in full of any Cash Award (for these purposes, “cause” shall have the meaning ascribed thereto in any employment agreement to which such Holder is a party or, in the absence thereof, shall include insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Control Purchase or Board Change, termination for “cause” shall mean only a felony conviction (or its equivalent under local law) for fraud, misappropriation, or embezzlement), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) all Options and SARs and all unvested Restricted Share Units and all unpaid Cash Awards held by such Holder shall immediately terminate, and (ii) such Holder’s Restricted Shares shall be automatically repurchased by the Company in accordance with applicable law for a price equal to the aggregate par value of such Restricted Shares, Retained Distributions shall be automatically paid to the Company, and any unpaid Dividend Equivalents and any related cash amounts shall be cancelled immediately.
(d)Miscellaneous. The Committee may determine whether any given leave of absence constitutes a termination of employment; provided, however, that for purposes of the Plan, (i) a leave of absence, duly authorized in writing by the Company for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Company provided the employee’s right to reemployment is guaranteed either by statute or contract, shall not be deemed a termination of employment. Unless otherwise determined by the Committee and provided in the applicable Agreement, Awards made under the Plan shall not be affected by any change of employment so long as the Holder continues to be an employee of the Company.
11.3    Right of Company to Terminate Employment. Nothing contained in the Plan or in any Award, and no action of the Company or the Committee with respect thereto, shall confer or be construed to confer on any Holder any right to continue in the employ of or as a Consultant for the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any Subsidiary of the Company to terminate the employment or service of the Holder at any time, with or without cause, subject, however, to the provisions of any employment or other agreement between the Holder and the Company or any Subsidiary of the Company.

11.4    Nonalienation of Benefits. Except as set forth herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Person entitled to such benefits.
11.5    Written Agreement. Each Award of Options shall be evidenced by a share option agreement; each Award of SARs shall be evidenced by a share appreciation rights agreement; each Award of Restricted Shares shall be evidenced by a restricted shares agreement; each Award of Restricted Share Units shall be evidenced by a restricted share units agreement; and each Performance Award shall be evidenced by a performance award agreement (including a cash award agreement evidencing a Cash Award), each in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve; provided, however, that if more than one type of Award is made to the same Holder, such Awards may be evidenced by a single Agreement with such Holder. Each grantee of an Option, SAR, Restricted Shares, Restricted Share Units or Performance Award (including a Cash Award) shall be notified promptly of such grant, and a written Agreement shall be promptly executed and delivered by the Company. Any such written Agreement may contain (but shall not be required to contain) such provisions as the Committee deems appropriate to insure that the penalty provisions of Section 4999 of the Code will not apply to any Shares or cash received by the Holder from the Company. Any such Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 11.7(b).
11.6    Nontransferability; Designation of Beneficiaries.
(a)    Nontransferability. Awards shall not be transferable other than as approved by the Committee and provided in the applicable Agreement, or by will or the laws of descent and distribution or pursuant to a Domestic Relations Order, and, except as otherwise required pursuant to a Domestic Relations Order, during the lifetime of the Holder Awards may be paid only to and exercised only by such Holder (or his or her court-appointed legal representative).
(b)    Designation of Beneficiaries. The Committee may, to the extent permissible and deemed to have operable effect under applicable law, permit a Holder to designate a beneficiary or beneficiaries with respect to Awards under the Plan by filing a written designation of beneficiary or beneficiaries with the Committee on a form and in such manner as the Committee may prescribe from time to time.
11.7    Termination and Amendment.
(a)    General. Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards may be made under the Plan on or after the tenth anniversary of the Effective Date. The Plan may be terminated at any time prior to the tenth anniversary of the Effective Date and may, from time to time, be suspended or discontinued or modified or amended if such action is deemed advisable by the Committee.
(b)    Modification. No termination, modification or amendment of the Plan may, without the consent of the Person to whom any Award shall theretofore have been granted, adversely affect the rights of such Person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder and subject to the terms and conditions of the Plan (including Section 11.7(a)), the Committee may amend outstanding Agreements with any Holder, including any amendment which would (i) accelerate the time or times at which the Award may be exercised and/or (ii) extend the scheduled expiration date of the Award. Without limiting the generality of the foregoing, the Committee may, but solely with the Holder’s consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and grant a new Award in substitution therefor, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 11.7(b) shall be construed to prevent the Committee from providing in any Agreement that the rights of the Holder with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Committee may, subject to the express provisions of the Plan, adopt from time to time or impair the enforceability of any such provision.
11.8    Government and Other Regulations. The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations, including the Act, and to such approvals by any governmental agencies as may be required, including the effectiveness of any registration statement required under the U.S. Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Shares may be listed or quoted. For so long as any class of Shares is registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (i) to maintain a registration statement in effect under the U.S. Securities Act of 1933 with respect to all Shares of the applicable class that may be issued to Holders under the Plan and (ii) to file in a timely manner all reports required to be filed by it under the Exchange Act.
11.9    Withholding. The Company’s obligation to deliver Shares under the Plan shall be subject to applicable national, state and local tax and employee social security contribution withholding requirements. National, state and local withholding tax and employee social security contribution withholding due at the time of an Award, upon the exercise of any Option or SAR or upon the vesting of, or expiration of restrictions with respect to, Restricted Shares or Restricted Share Units or the satisfaction of the Performance Objectives applicable to a Performance Award, as appropriate, may, in the discretion of the Committee, be paid through the partial cancellation of Options, SARs or Restricted Share Units, or the repurchase at below market value of Restricted Shares, in each case, otherwise issuable to or payable to such Holder (subject to compliance with applicable law), upon such terms and conditions (including the conditions referenced in Section 6.5) as the Committee shall determine. If the Holder shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company of, all such national, state and local taxes and employee social security contributions required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Holder an amount equal to any national, state or local taxes and employee social security contributions of any kind required to be withheld by the Company with respect to such Award. The foregoing powers of the Company and the Committee with respect to withholding for taxes shall apply to Cash Awards or cash amounts paid in settlement of any Award (or portion thereof) under the Plan.
11.10    Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of Share options and the awarding of Shares and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
11.11    Exclusion from Pension and Profit-Sharing Computation. By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary of the Company. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder which is payable to such beneficiary under any life insurance plan covering employees of the Company or any Subsidiary of the Company.
11.12    Unfunded Plan. Neither the Company nor any Subsidiary of the Company shall be required to segregate any Shares or cash, which may at any time be represented by Awards, and the Plan shall constitute an “unfunded” plan of the Company. Except as provided in Article VIII with respect to Awards of Restricted Shares and except as expressly set forth in an Agreement, no Holder shall have voting or other rights with respect to the Shares covered by an Award prior to the delivery of such Shares. Neither the Company nor any Subsidiary of the Company shall, by any provisions of the Plan, be deemed to be a trustee of any Shares or any other property, and the liabilities of the Company and any Subsidiary of the Company to any employee or Consultant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any employee, former employee, Consultant or beneficiary under the Plan shall be limited to those of a general creditor of the Company or the applicable Subsidiary of the Company, as the case may be. In its sole discretion, the Board may authorize the creation of arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such arrangements is consistent with applicable law and the unfunded status of the Plan.
11.13    Governing Law. Except as otherwise set forth in an Agreement, the Plan and Awards shall be governed by, and construed in accordance with, the laws of the State of Delaware.
11.14    Accounts. The delivery of any Shares and the payment of any cash amount in respect of an Award shall be for the account of the Company or the applicable Subsidiary of the Company, as the case may be, and any such delivery or payment shall not be made until the recipient shall have paid or made satisfactory arrangements for the payment of any applicable withholding taxes as provided in Section 11.9.
11.15    Legends. Shares subject to an Award shall bear or otherwise be subject to such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such Shares, including any to the effect that the Shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any national or state securities laws.
11.16    Company’s Rights. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

11.17    Interpretation. The words “include,” “includes,” “included” and “including” to the extent used in the Plan shall be deemed in each case to be followed by the words “without limitation.”
11.18    Section 409A. The Plan and Awards are intended to be exempt from or compliant with the requirements of Code Section 409A and related regulations and United States Department of the Treasury pronouncements (“Section 409A”) to the extent that Section 409A is applicable to a Holder. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to be exempt from Section 409A or comply with the requirements of Section 409A, and no such action taken shall be deemed to adversely affect the Holder’s rights to an Award.

Annex B
LIBERTY LATIN AMERICA
2018 NONEMPLOYEE DIRECTOR INCENTIVE PLAN
ARTICLE I
PURPOSE OF PLAN
1.1.Purpose. The purpose of the Plan is to provide a method whereby eligible Nonemployee Directors of the Company may be awarded additional remuneration for services rendered and encouraged to acquire shares of the Company, thereby increasing their proprietary interest in the Company’s businesses and increasing their personal interest in the continued success and progress of the Company. The Plan is also intended to aid in attracting Persons of exceptional ability to become Nonemployee Directors of the Company.
1.2.Effective Date. The Plan is effective December 29, 2017 (the “Effective Date”).
ARTICLE 11
DEFINITIONS
2.1.Certain Defined Terms. Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):
“Act” means the Bermuda Companies Act 1981, as amended from time to time, and the rules and regulations thereunder.
“Affiliate” of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” means a share option agreement, share appreciation rights agreement, restricted shares agreement, restricted share units agreement or an agreement evidencing more than one type of Award, specified in Section 10.4, as any such Agreement may be supplemented or amended from time to time.
“Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the Shareholders) shall approve (i) any consolidation, amalgamation or merger of the Company, or binding share exchange, pursuant to which Shares of the Company would be changed or converted into or exchanged for cash, securities, or other property (including pursuant to a Scheme of Arrangement), other than any such transaction in which the Shareholders immediately prior to such transaction have the same proportionate ownership of the shares of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation, amalgamation or binding share exchange to which the Company is a party as a result of which the Persons who are Shareholders immediately prior thereto have less than a majority of the combined voting power of the outstanding capital shares of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation, amalgamation or binding share exchange (including pursuant to a Scheme of Arrangement), (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.
“Award” means a grant of Options, SARs, Restricted Shares, Restricted Share Units and/or cash under the Plan (other than cash payable under Article XI with respect to Director Compensation, including cash in lieu of fractional shares).

“Board” means the Board of Directors of the Company.
“Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.
“Company” means Liberty Latin America Ltd., an exempted Bermuda company limited by shares.
“Control Purchase” means any transaction (or series of related transactions) in which any Person (as such term is so defined), corporation or other entity (other than the Company, any Subsidiary of the Company, any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding shares of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d‑3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means the Chairman of the Board and each of the directors of the Company as of the Effective Date, and (b) the respective family members, estates and heirs of each of the Persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such Persons or their respective family members or heirs. As used with respect to any Person, the term “family member” means the spouse, siblings and lineal descendants of such Person.
“Director Award Limitation” means that no Nonemployee Director may be granted during any calendar year Awards having a value determined on the date of grant that would be in excess of $2 million.
“Director Compensation” means the fees prescribed to be paid by the Company to Nonemployee Directors under the heading “Annual Fees” of the Liberty Latin America Compensation Policy for Nonemployee Directors, as may be in effect from time to time.
“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as supported by a written opinion of a physician and determined by the Company. The Company may seek a second opinion as to the determination of Disability from a physician selected by the Company, and in such case, the Holder will be required to submit to an examination and provide the physician with any information that is necessary for such determination.
“Dividend Equivalents” means, with respect to Restricted Share Units, to the extent specified by the Board only, a right to receive a cash amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to Shareholders of record during the Restriction Period on a like number and kind of Shares represented by the Award of Restricted Share Units.
“Domestic Relations Order” means any final and legally enforceable judgment, decree or other order regarding the division of property under domestic relations law applicable to the Holder.
“Effective Date” has the meaning ascribed thereto in Section 1.2.
“Election Deadline” means, with respect to a particular calendar quarter, the last day of the immediately preceding calendar quarter.
“Election Notice” means a written notice provided by a Nonemployee Director to the Company informing the Company of the Nonemployee Director’s decision to exercise such Nonemployee Director’s Share Election Right.

“Equity Security” shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, and an equity security of an issuer shall have the meaning ascribed thereto in Rule 16a‑1 promulgated under the Exchange Act, or any successor Rule.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.
“Fair Market Value” of a Share on any day means the closing price (or, if no closing price is reported, the average of the high bid and low asked prices) for a Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the Nasdaq or, if not traded on the Nasdaq, such other principal U.S. securities exchange for such security on the date of determination. If for any day the Fair Market Value of a Share is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Board on the basis of such quotations and other considerations as the Board deems appropriate.
“Free Standing SAR” has the meaning ascribed thereto in Section 7.1.
“Holder” means a Person who has received an Award under the Plan or who has exercised his or her Share Election Right with respect to a particular calendar quarter and has not yet received the Shares issuable as a result of such exercise.
“Nasdaq” means the Nasdaq Global Select Market.
“Nonemployee Director” means an individual who is a member of the Board and who is not an employee of the Company or any Subsidiary.
“Option” means a share option granted under Article VI.
“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
“Plan” means this Liberty Latin America 2018 Nonemployee Director Incentive Plan, as effective as of the Effective Date, and as may be amended from time to time.
“Purchase Restriction” means any restriction under applicable law (including, without limitation, a blackout period under the U.S. Sarbanes‑Oxley Act of 2002) or the rules of Nasdaq or any other principal national securities exchange on which Shares are traded that would prohibit a Nonemployee Director from purchasing Shares.
“Rescission Notice” means a written notice provided by a Nonemployee Director to the Company informing the Company of the Nonemployee Director’s decision to rescind the future application of a previously delivered Election Notice in accordance with Section 11.3.
“Restricted Share Unit” means a unit representing the right to receive one Share or the equivalent value in cash that is subject to a Restriction Period and awarded pursuant to Article IX.
“Restricted Shares” means Shares subject to a Restriction Period and awarded pursuant to Article VIII.
“Restriction Period” means a period of time beginning on the date of each Award of Restricted Shares or Restricted Share Units and ending on the Vesting Date with respect to such Award.
“Retained Distribution” has the meaning ascribed thereto in Section 8.3.
“SARs” means share appreciation rights, awarded pursuant to Article VII, with respect to Shares.
“Scheme of Arrangement” means a scheme of a compromise or arrangement sanctioned by a court under Part VII of the Act, as may be amended or similar procedure under a succeeding law or regulation.
“Share” means each or any (as the context may require) share of a class in the share capital of the Company, each of which as of the Effective Date has a par value of $0.01.

“Shareholder” means a holder of any class of Shares of the Company, sometimes referred to as “member” under Bermuda law.
“Share Election Right” means the right of a Nonemployee Director to elect to receive Shares, as prescribed by the Board, in consideration for an undertaking to pay for such Shares and on the basis that such undertaking to pay may be satisfied (in whole or in part) at the discretion of the Company by the release of the Director Compensation payable to such Nonemployee Director with respect to a particular calendar quarter.
“Subsidiary” of a Person means any present or future subsidiary (as defined in Section 424(f) of the Code) of such Person or any business entity in which such Person owns, directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of a Person for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
“Tandem SARs” has the meaning ascribed thereto in Section 7.1.
“Vesting Date,” with respect to any Restricted Shares or Restricted Share Units awarded hereunder, means the date on which such Restricted Shares or Restricted Share Units cease to be subject to cancellation or automatic repurchase by the Company in accordance with applicable law for a price equal to the aggregate par value thereof, as designated in or determined in accordance with the Agreement with respect to such Award of Restricted Shares or Restricted Share Units. If more than one Vesting Date is designated for an Award of Restricted Shares or Restricted Share Units, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.
ARTICLE III
ADMINISTRATION
3.1.Administration. The Plan shall be administered by the Board, provided that it may delegate to employees of the Company certain administrative or ministerial duties in carrying out the purposes of the Plan.
3.2.Powers. The Board shall have full power and authority to grant to eligible Persons Options under Article VI of the Plan, SARs under Article VII of the Plan, Restricted Shares under Article VIII of the Plan and/or Restricted Share Units under Article IX of the Plan, to determine the terms and conditions (which need not be identical) of all Awards so granted (which may include, without limitation, providing for the recoupment of Shares or the cash equivalent thereof), to interpret the provisions of the Plan and any Agreements relating to Awards granted under the Plan to adopt sub-plans under the Plan, to adopt special terms for Awards granted to eligible Persons in countries outside Bermuda and the United States, to enter into arrangements to facilitate the administration of Awards under the Plan, and to supervise the administration of the Plan. The Board in making an Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. The Board shall have sole authority in the selection of Persons to whom Awards may be granted under the Plan and in the determination of the timing, pricing, and amount of any such Award, subject only to the express provisions of the Plan. In making determinations hereunder, the Board may take into account such factors as the Board in its discretion deems relevant.
3.3.Interpretation. The Board is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Board, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all Persons. No member of the Board shall be liable for any action or determination made or taken by him or her or the Board in good faith with respect to the Plan.

ARTICLE IV
SHARES SUBJECT TO THE PLAN
4.1.Number of Shares. Subject to the provisions of this Article IV, the maximum aggregate number of Shares (i) with respect to which Awards may be granted during the term of the Plan, and (ii) which may be issued in payment of Director Compensation pursuant to Article XI shall not exceed 5 million. Shares issued pursuant to the Plan shall be fully paid and, to the extent permitted by the laws of Bermuda, will be made available from treasury Shares or newly allotted and issued Shares. Any Shares (a) subject to any Award granted under the Plan that shall expire, terminate or be annulled for any reason without having been exercised (or considered to have been exercised), (b) subject to any Award of any SAR granted under the Plan that shall be exercised for cash, (c) subject to any Award of Restricted Shares that shall be automatically repurchased by the Company in accordance with applicable law for a price equal to the aggregate par value thereof or any Award of Restricted Share Units that shall be cancelled, in each case prior to becoming vested or settled in cash on vesting (provided that the Holder received no benefits of ownership of such Restricted Shares or Restricted Share Units other than voting rights), (d) subject to an Award that are not delivered to the Holder due to payment of withholding taxes or purchase prices, (e) that the Company repurchases on the open market with the proceeds of an Option purchase price, shall, to the extent permitted under applicable law, again be available for purposes of the Plan. Awards granted to Nonemployee Directors shall only be subject to the Director Award Limitation.
4.2.Adjustments. If the Company subdivides its outstanding Shares into a greater number of Shares (by share dividend, share split, reclassification, alteration of capital, capitalization of profits or otherwise) or combines its outstanding Shares into a smaller number of Shares (by consolidation, reclassification, amalgamation or otherwise) or if the Board determines that there is any variation in the share capital of the Company or that there is any Share dividend, extraordinary cash dividend, alteration of capital, capitalization of profits, bonus issue, reclassification, recapitalization, reorganization, amalgamation, consolidation, split‑up, spin‑off, combination, exchange of Shares, warrants or rights offering to purchase any class of Shares or other similar corporate event (including compromises or arrangements sanctioned by a court under Part VII of the Act, mergers, amalgamations or consolidations, other than those which constitute Approved Transactions, adjustments with respect to which shall be governed by Section 10.1(b)) affects any class of Shares so that an adjustment is required to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board, in its sole discretion and in such manner as the Board may deem equitable and appropriate, may make such adjustments to any or all of (a) the number and kind of Shares which thereafter may be awarded, optioned, or otherwise made subject to the benefits contemplated by the Plan, (b) the number and kind of Shares subject to outstanding Awards, and (c) the purchase or exercise price and the relevant appreciation base with respect to any of the foregoing, provided, however, that the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, if all Shares of any class of Shares are redeemed, then each outstanding Award shall be adjusted to substitute for the Shares subject thereto the kind and amount of cash, securities or other assets issued or paid in the redemption of the equivalent number of Shares of such class of Shares and otherwise the terms of such Award, including, in the case of Options or similar rights, the aggregate exercise price, and, in the case of Free Standing SARs, the aggregate base price, shall remain constant before and after the substitution (unless otherwise determined by the Board and provided in the applicable Agreement). The Board may, if deemed appropriate, provide for a cash payment to any Holder of an Award in connection with any adjustment made pursuant to this Section 4.2.
4.3.Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Person in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, a number of Shares equal to the number of shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the shareholders of the entities party to such acquisition or combination) shall be available for grant under Section 4.1; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to Persons who were not employed by the Company or its Subsidiaries prior to such acquisition or combination.
ARTICLE V
ELIGIBILITY
5.1.General. The Persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall, subject to Section 5.2, be such Persons who are Nonemployee Directors as the Board shall select. Awards may be made to Nonemployee Directors who hold or have held Awards under the Plan or any similar or other awards under any other plan of the Company or any of its Affiliates.
5.2.Ineligibility. No Person who is not a Nonemployee Director shall be eligible to receive an Award.
ARTICLE VI
OPTIONS
6.1.Grant of Options. Subject to the limitations of the Plan, the Board shall designate from time to time those eligible Persons to be granted Options, the time when each Option shall be granted to such eligible Persons, the class and number of Shares subject to such Option, and, subject to Section 6.2, the purchase price of the Shares subject to such Option.
6.2.Option Price.
(a)    Price on Date of Grant. The price at which Shares may be purchased upon exercise of an Option shall be fixed by the Board and may be no less than the Fair Market Value of the Shares subject to the Option as of the date the Option is granted.
(b)    Repricing Prohibited. Except for adjustments pursuant to Section 4.2, the purchase price of a Share for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower purchase price, cash or a new Award unless there is prior approval by the Shareholders.
6.3.Term of Options. Subject to the provisions of the Plan with respect to death, Disability and termination of service, the term of each Option shall be for such period as the Board shall determine as set forth in the applicable Agreement, provided that such term may not exceed ten years.
6.4.Exercise of Options. An Option granted under the Plan shall become (and remain) exercisable during the term of the Option to the extent provided in the applicable Agreement and the Plan and, unless the Agreement otherwise provides, may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during such term; provided, however, that subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).
6.5.Manner of Exercise.
(a)Form of Payment. An Option shall be exercised by written notice to the Company upon such terms and conditions as the Agreement may provide and in accordance with such other procedures for the exercise of Options as the Board may establish from time to time. The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required by Section 10.8 shall be determined by the Board and may consist of (i) cash, (ii) check, (iii) promissory note (subject to the Act and other applicable law), (iv) whole Shares of any class, (v) the cancellation of the right to receive part of the Shares of the applicable class of Shares issuable upon such exercise of the Option in consideration for cash paid by the Company to the Holder to be applied by the Holder solely for the purpose of subscribing for and paying up the aggregate par value of the balance of the Shares issuable upon such Option (subject to the Act or other applicable law), (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price (subject to the Act and other applicable law), (vii) any other method as provided in the applicable Agreement or (viii) any combination of the foregoing methods of payment, or such other consideration and method of payment as may be permitted for the issuance of Shares under the Act. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions as the Board deems appropriate. The Board may adopt a policy providing for the automatic exercise of an Option due to its expiration.
(b)Value of Shares. Unless otherwise determined by the Board and provided in the applicable Agreement, Shares of any class of Shares delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and Shares of any class of Shares withheld for such payment, shall be valued for such purpose at their Fair Market Value as of the exercise date. Notwithstanding the foregoing, with respect to an Option exercise the purchase price of which is paid pursuant to clause (vi) of Section 6.5(a), Shares shall be valued at the price Shares are sold in the market.
(c)Issuance of Shares. The Company shall effect the transfer of the Shares purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 10.8, and within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Board and provided in the applicable Agreement, (i) no Holder or other Person exercising an Option shall have any of the rights of a Shareholder with respect to Shares subject to an Option granted under the Plan until due exercise and full payment has been made, and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.
ARTICLE VII
SARS
7.1.Grant of SARs. Subject to the limitations of the Plan, SARs may be granted by the Board to such eligible Persons in such numbers, with respect to any specified class of Shares, and at such times during the term of the Plan as the Board shall determine. A SAR may be granted to a Holder of an Option (hereinafter called a “related Option”) with respect to all or a portion of the Shares subject to the related Option (a “Tandem SAR”) or may be granted separately to an eligible Nonemployee Director (a “Free Standing SAR”). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Company upon such terms and conditions as are provided in the Agreement.
7.2.Tandem SARs. A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide) and in no event after the complete termination or full exercise of the related Option. Upon the exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of Shares with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR and unless otherwise determined by the Board and provided in the applicable Agreement, (i) the Holder thereof shall be entitled to receive, for each of the applicable classes of Shares with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Share of the applicable class of Shares with respect to which the Tandem SAR was granted on the date of exercise over the related Option purchase price per Share, and (ii) the related Option with respect thereto shall be canceled automatically to the extent of the number of Shares with respect to which the Tandem SAR was so exercised.
7.3.Free Standing SARs. Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. Subject to the provisions of the Plan with respect to death, Disability and termination of service, the term of a Free Standing SAR shall be for such period as the Board shall determine as set forth in the applicable Agreement, provided that such term may not exceed ten years. The base price of a Free Standing SAR may be no less than the Fair Market Value of the Shares with respect to which the Free Standing SAR was granted as of the date the Free Standing SAR is granted. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise determined by the Board and provided in the applicable Agreement, the Holder thereof shall be entitled to receive from the Company, for each Share with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Share with respect to which the Free Standing SAR was granted on the date of exercise over the base price per Share of such Free Standing SAR. Except for adjustments pursuant to Section 4.2, the base price of a Free Standing SAR granted under the Plan may not be decreased after the date of grant nor may an outstanding Free Standing SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower base price, cash or a new Award unless there is prior approval by the Shareholders.
7.4.Consideration. The consideration to be received upon the exercise of a SAR by the Holder shall be paid in the applicable class of Shares with respect to which the SAR was granted (valued at Fair Market Value on the date of exercise of such SAR); such payment will be made by the Company first advancing cash equal to the aggregate par value of the Shares to be issued pursuant to the relevant SAR, followed by the immediate application by the Holder thereof of such cash advance in paying up the par value of the Shares to be issued pursuant to the relevant SAR. No fractional Shares shall be issuable upon exercise of a SAR, and unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of any fractional Shares. Unless the Board shall otherwise determine, to the extent a Free Standing SAR is exercisable, it will be exercised automatically on its expiration date. Notwithstanding the foregoing, the issuance of Shares upon exercise of a SAR shall be for at least the minimum consideration necessary to permit such Shares to be fully paid, and the Board may permit the Holder of a SAR who is not subject to United States Federal Income Tax to be paid consideration in the form of cash, or a combination of cash and the applicable class of Shares with respect to which the SAR was granted.
7.5.Limitations. The applicable Agreement may provide for a limit on the amount payable to a Holder upon exercise of SARs at any time or in the aggregate, for a limit on the time periods during which a Holder may exercise SARs, and for such other limits on the rights of the Holder and such other terms and conditions of the SAR, including a condition that the SAR may be exercised only in accordance with rules and regulations adopted from time to time, as the Board may determine. Unless otherwise so provided in the applicable Agreement, any such limit relating to a Tandem SAR shall not restrict the exercisability of the related Option. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.
7.6.Exercise. For purposes of this Article VII, the date of exercise of a SAR shall mean the date on which the Company shall have received notice from the Holder of the SAR of the exercise of such SAR (unless otherwise determined by the Board and provided in the applicable Agreement).
ARTICLE VIII
RESTRICTED SHARES
8.1.Grant. Subject to the limitations of the Plan, the Board shall designate those eligible Persons to be granted Awards of Restricted Shares, shall determine the time when each such Award shall be granted, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each Award of Restricted Shares, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan. The Board shall determine the price, if any, to be paid by the Holder for the Restricted Shares; provided, however, that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to be deemed fully paid. All determinations made by the Board pursuant to this Section 8.1 shall be specified in the Agreement.
8.2.Award of Restricted Shares. An Award of Restricted Shares may be registered electronically in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, any electronically registered Restricted Shares and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Agreement. Any such electronically registered Restricted Shares and Retained Distributions shall remain in the custody of the Company or its designee, and the Holder shall deposit with the custodian share powers or other instruments of assignment, each endorsed in blank, so as to permit transfer of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall not become vested in accordance with the Plan and the applicable Agreement.
8.3.Restrictions. Restricted Shares shall constitute issued and outstanding Shares of the applicable class of Shares for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions, as the Board may designate, paid or distributed on such Restricted Shares, and to exercise all other rights, powers and privileges of a Holder of Shares of the applicable class of Shares with respect to such Restricted Shares; except, that, unless otherwise determined by the Board and provided in the applicable Agreement, (i) the Holder will not be entitled to delivery of any electronically registered Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (ii) the Company or its designee will retain custody of any electronically registered Restricted Shares during the Restriction Period as provided in Section 8.2; (iii) other than such dividends and distributions as the Board may designate, the Company or its designee may retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (iv) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or his or her interest in any of them during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Board with respect to any Restricted Shares or Retained Distributions will cause (A) the automatic repurchase of such Restricted Shares by the Company in accordance with applicable law for a price equal to the aggregate par value of such Restricted Shares and (B) the automatic payment of any Retained Distributions with respect thereto to the Company.

8.4.Cash Payments. In connection with any Award of Restricted Shares, an Agreement may provide for the payment of a cash amount to the Holder of such Restricted Shares after such Restricted Shares shall have become vested. Such cash amounts shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Board in the Agreement and shall be in addition to any other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.
8.5.Completion of Restriction Period. On the Vesting Date with respect to each Award of Restricted Shares and the satisfaction of any other applicable restrictions, terms and conditions, (a) all or the applicable portion of such Restricted Shares shall become vested, (b) any Retained Distributions with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested, and (c) any cash amount to be received by the Holder with respect to such Restricted Shares shall become payable, all in accordance with the terms of the applicable Agreement. Any such (x) Restricted Shares that shall not become vested shall be automatically repurchased by the Company in accordance with applicable law for a price equal to the aggregate par value of such Restricted Shares and (y) Retained Distributions that shall not become vested shall be automatically paid to the Company, and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares and Retained Distributions. The Board may, in its discretion, provide for the deferral of an Award of Restricted Shares and Retained Distributions and any cash amounts related to such Award, provided that any such deferral election of a recipient shall be filed in writing with the Board in accordance with such rules and regulations, including any deadline for the making of such an election, as the Board may provide, and shall be made in compliance with Section 409A of the Code to the extent applicable.
ARTICLE IX
RESTRICTED SHARE UNITS
9.1.Grant. Subject to the limitations of the Plan, the Board shall designate those eligible Persons to be granted Awards of Restricted Share Units, shall determine the time when each such Award shall be granted, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each such Award of Restricted Share Units, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Share Units in addition to those provided in the Plan. The Board shall determine the price to be paid by the Holder for the Restricted Share Units; provided, however, that the issuance of Shares in settlement of such Awards shall be made for at least the minimum consideration necessary to permit such Shares to be deemed fully paid. All determinations made by the Board pursuant to this Section 9.1 shall be specified in the Agreement.
9.2. Restrictions with Respect to Restricted Share Units. Any Award of Restricted Share Units, including any Shares which are represented by an Award of Restricted Share Units, may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Board at the time of the Award. A breach of any restrictions, terms or conditions provided in the Plan or established by the Board with respect to any Award of Restricted Share Units will cause a cancellation of such Restricted Share Units and any Dividend Equivalents with respect thereto.
9.3.Award of Restricted Share Units. An Award of Restricted Share Units shall not constitute issued and outstanding Shares, and the Holder shall not have any of the rights of a shareholder with respect to any Shares represented by an Award of Restricted Share Units, in each case until Shares shall have been issued to the Holder as provided in Section 9.4. To the extent provided by the Board in an Agreement, the Holder may be entitled to receive Dividend Equivalents with respect to an Award of Restricted Share Units, which may be subject to such restrictions, including, but not limited to, the rules applicable to Retained Distributions in Section 8.3 hereof, as the Board shall determine.
9.4.Completion of Restriction Period. On the Vesting Date with respect to each Award of Restricted Share Units and the satisfaction of any other applicable restrictions, terms and conditions, (i) all or the applicable portion of such Restricted Share Units shall become vested and Shares issued or cash paid to the Holder therefor, (ii) any unpaid Dividend Equivalents with respect to such Restricted Share Units shall become vested and payable to the Holder to the extent that the Award related thereto shall have become vested, and (iii) any cash amount to be received by the Holder with respect to such Restricted Share Units shall become payable, all in accordance with the terms of the applicable Agreement. Any such Restricted Share Units and any unpaid Dividend Equivalents that shall not become vested shall be cancelled with no Shares issued therefor, and the Holder shall not thereafter have any rights with respect to such Restricted Share Units and any unpaid Dividend Equivalents that shall have been so cancelled. The Board may, in its discretion, provide for the deferral of an Award of Restricted Share Units, unpaid Dividend Equivalents and any cash amounts related to the Award, provided that any such deferral election of a recipient shall be filed in writing with the Board in accordance with such rules and regulations, including any deadline for the making of such an election, as the Board may provide, and shall be made in compliance with Section 409A of the Code to the extent applicable.
9.5.Cash Payments. In connection with any Award of Restricted Share Units, an Agreement may provide for the payment of a cash amount to the Holder of such Restricted Share Units after such Restricted Share Units shall have become vested. Such cash amounts shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Board in the Agreement and shall be in addition to any other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.
ARTICLE X
GENERAL PROVISIONS
10.1.Acceleration of Awards.
(a)Death or Disability. If a Holder’s service with the Company and its Subsidiaries shall terminate by reason of death or Disability, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each outstanding Option or SAR granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of Shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Share Units, each such Award of Restricted Share Units and any unpaid Dividend Equivalents shall become vested in full. Upon the deemed expiration of the Restriction Period applicable to each such Award of Restricted Shares in connection with the Holder’s termination of service by reason of death or Disability, any related cash amounts payable pursuant to the applicable Agreement shall be distributed in such manner as may be provided in the Agreement.
(b)Approved Transactions; Board Change; Control Purchase. In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each such outstanding Option or SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of Shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Share Units, each such Award of Restricted Share Units, any unpaid Dividend Equivalents and any cash amounts payable pursuant to the applicable Agreement shall become vested in full, in each case effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Board may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an Approved Transaction if effective provision has been made for the taking of such action which, in the opinion of the Board, is equitable and appropriate to substitute a new Award for such Award or to assume such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the applicable class of Shares may be changed, converted or exchanged in connection with the Approved Transaction.
10.2.Termination of Service.
(a)General. If a Holder’s service with the Company shall terminate prior to an Option or SAR becoming exercisable or being exercised (or deemed exercised, as provided in Section 7.2 or pursuant to a policy adopted under Section 6.5(a)) in full, or during the Restriction Period with respect to any Restricted Shares or prior to the vesting of any Restricted Share Units, then such Option or SAR shall thereafter become or be exercisable, and the Holder’s rights to any unvested Restricted Shares, Retained Distributions, any such unvested Restricted Share Units and unpaid Dividend Equivalents and any related cash amounts, shall thereafter vest, in each case solely to the extent provided in the applicable Agreement; provided, however, that, unless otherwise determined by the Board and provided in the applicable Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof; (ii) if the

Holder’s service terminates by reason of death or Disability, the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR); and (iii) any termination of the Holder’s service for cause will be treated in accordance with the provisions of Section 10.2(b). If the Holder’s service with the Company shall terminate during the Restriction Period with respect to any Restricted Shares or Restricted Share Units, the Holder’s rights to any related cash amounts shall thereafter vest solely to the extent provided in the applicable Agreement.
(b)Termination for Cause. If a Holder’s service on the Board shall be terminated by the Company for “cause” during the Restriction Period with respect to any Restricted Shares or prior to any Option or SAR becoming exercisable or being exercised in full or prior to the vesting of any Restricted Share Unit (for these purposes, “cause” shall include dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Control Purchase or Board Change, termination for “cause” shall mean only a felony conviction (or its equivalent under local law) for fraud, misappropriation or embezzlement), then, unless otherwise determined by the Board and provided in the applicable Agreement, (i) all Options and SARs and all unvested Restricted Share Units held by such Holder shall immediately terminate, and (ii) such Holder’s Restricted Shares shall be automatically repurchased by the Company in accordance with applicable law for a price equal to the aggregate par value of such Restricted Shares, Retained Distributions shall be automatically paid to the Company, and any unpaid Dividend Equivalents and any related cash amounts shall be cancelled immediately.
10.3.Nonalienation of Benefits. Except as set forth herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Person entitled to such benefits.
10.4.Written Agreement. Each Award of Options shall be evidenced by a share option agreement; each Award of SARs shall be evidenced by a share appreciation rights agreement; each Award of Restricted Shares shall be evidenced by a restricted shares agreement; and each Award of Restricted Share Units shall be evidenced by a restricted share units agreement, each in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Board from time to time shall approve; provided, however, that if more than one type of Award is made to the same Holder, such Awards may be evidenced by a single Agreement with such Holder. Each grantee of an Option, SAR, Restricted Shares or Restricted Share Units shall be notified promptly of such grant, and a written Agreement shall be promptly executed and delivered by the Company. Any such Agreement may be supplemented or amended from time to time as approved by the Board as contemplated by Section 10.6(b).
10.5.Nontransferability; Designation of Beneficiaries.
(a)Nontransferability. Awards shall not be transferable other than as approved by the Board and provided in the applicable Agreement, or by will or the laws of descent and distribution or pursuant to a Domestic Relations Order, and, except as otherwise required pursuant to a Domestic Relations Order, during the lifetime of the Holder Awards may be paid only to and exercised only by such Holder (or his or her court-appointed legal representative).
(b)Designation of Beneficiaries. The Board may, to the extent permissible and deemed to have operable effect under applicable law, permit a Holder to designate a beneficiary or beneficiaries with respect to Awards under the Plan by filing a written designation of beneficiary or beneficiaries with the Board on a form and in such manner as the Board may prescribe from time to time.
10.6.Termination and Amendment.
(a)General. Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards or Share payments under Article XI may be made under the Plan on or after the tenth anniversary of the Effective Date. The Plan may be terminated at any time prior to the tenth anniversary of the Effective Date and may, from time to time, be suspended or discontinued or modified or amended if such action is deemed advisable by the Board.
(b)Modification. No termination, modification or amendment of the Plan may, without the consent of the Person to whom any Award shall theretofore have been granted, adversely affect the rights of such Person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder and subject to the terms and conditions of the Plan (including Section 10.6(a)), the Board may amend outstanding Agreements with any Holder, including any amendment which would (i) accelerate the time or times at which the Award may be exercised and/or (ii) extend the scheduled expiration date of the Award. Without limiting the generality of the foregoing, the Board may, but solely with the Holder’s consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and grant a new Award in substitution therefor, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 10.6(b) shall be construed to prevent the Board from providing in any Agreement that the rights of the Holder with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Board may, subject to the express provisions of the Plan, adopt from time to time or impair the enforceability of any such provision.
10.7.Government and Other Regulations. The obligation of the Company with respect to Awards and to Share payments under Article XI shall be subject to all applicable laws, rules and regulations, including the Act, and to such approvals by any governmental agencies as may be required, including the effectiveness of any registration statement required under the U.S. Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Shares may be listed or quoted. For so long as any class of Shares is registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (i) to maintain a registration statement in effect under the U.S. Securities Act of 1933 with respect to all Shares of the applicable class that may be issued to Holders under the Plan and (ii) to file in a timely manner all reports required to be filed by it under the Exchange Act.
10.8.Withholding. The Company’s obligation to deliver Shares under the Plan shall be subject to applicable national, state and local tax and employee social security contribution withholding requirements. National, state and local withholding tax and employee social security contribution withholding due at the time of an Award, upon the exercise of any Option or SAR, upon the vesting of, or expiration of restrictions with respect to, Restricted Shares or Restricted Share Units, or upon payment of Director Compensation in Shares under Article XI, as appropriate, may, in the discretion of the Board, be paid in shares of the applicable class of Shares already owned by the Holder or through the partial cancellation of Options, SARs or Restricted Share Units, or the repurchase at below market value of Restricted Shares, in each case, otherwise issuable to or payable to such Holder (subject to compliance with applicable law), upon such terms and conditions (including the conditions referenced in Section 6.5) as the Board shall determine. If the Holder shall fail to pay, or make arrangements satisfactory to the Board for the payment to the Company of, all such national, state and local taxes and employee social security contributions required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Holder an amount equal to any national, state or local taxes and employee social security contributions of any kind required to be withheld by the Company with respect to such Award or payment. In addition, withholding for national, state and local taxes may be by any other method approved by the Board.
10.9.Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of Share options and the awarding of Shares and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
10.10.Exclusion from Other Plans. By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as compensation or bonus in determining the amount of any payment under any pension, retirement or other benefit plan, program or policy of the Company or any Subsidiary of the Company. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder which is payable to such beneficiary under any life insurance plan of the Company or any Subsidiary of the Company.
10.11.Unfunded Plan. Neither the Company nor any Subsidiary of the Company shall be required to segregate any cash or any Shares which may at any time be represented by Awards or deliverable in payment of Director Compensation under Article XI, and the Plan shall constitute an “unfunded” plan of the Company. Except as provided in Article VIII with respect to Awards of Restricted Shares and except as expressly set forth in an Agreement, no Holder shall have voting or other rights with respect to the Shares covered by an Award or deliverable in payment of Director Compensation under Article XI prior to the delivery of such Shares. Neither the Company nor any Subsidiary of the Company shall, by any provisions of the Plan, be deemed to be a trustee of any Shares or any other property, and the liabilities of the Company to any Holder pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any Holder under the Plan shall be limited to those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such arrangements is consistent with applicable law and the unfunded status of the Plan.
10.12.Governing Law. Except as otherwise set forth in an Agreement, the Plan and Awards shall be governed by, and construed in accordance with, the laws of the State of Delaware.
10.13.Accounts. The delivery of any Shares and the payment of any amount under the Plan shall be for the account of the Company or the applicable Subsidiary of the Company, as the case may be, and any such delivery or payment shall not be made until the recipient shall have paid or made satisfactory arrangements for the payment of any applicable withholding taxes as provided in Section 10.8.
10.14.Legends. Shares subject to an Award shall bear or otherwise be subject to such legends as the Board deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such Shares, including any to the effect that the Shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any national or state securities laws.
10.15.Company’s Rights. Neither the grant of Awards pursuant to the Plan nor the issue of Shares pursuant to Article XI of this Plan shall affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.
10.16.Interpretation. The words “include,” “includes,” “included” and “including” to the extent used in the Plan shall be deemed in each case to be followed by the words “without limitation.”
10.17.Section 409A. The Plan and Awards are intended to be exempt from or compliant with the requirements of Code Section 409A and related regulations and United States Department of the Treasury pronouncements (“Section 409A”) to the extent that Section 409A is applicable to a Holder. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to be exempt from Section 409A or comply with the requirements of Section 409A, and no such action taken shall be deemed to adversely affect the Holder’s rights to an Award.
ARTICLE XI
SHARES IN CONNECTION WITH DIRECTOR COMPENSATION
11.1.General. Subject to the provisions of this Article XI, each Nonemployee Director shall have a Share Election Right in connection with Director Compensation payable for each calendar quarter after the Effective Date. Subject to any applicable Purchase Restrictions, to the extent a Nonemployee Director has exercised the Share Election Right in accordance with this Article XI, such Nonemployee Director will receive Shares of the applicable class of Shares in consideration for an undertaking to pay for such Shares in accordance with the terms of the Share Election Right. Furthermore, the undertaking to pay may be satisfied (in whole or in part) by the release, at the Company’s discretion, of its requirement to pay the Director Compensation payable to such Nonemployee Director with respect to the applicable calendar quarter on the last day of such calendar quarter (or as soon as practicable thereafter). The number of Shares of the applicable class of Shares issuable to a Nonemployee Director pursuant to a Share Election Right for a particular calendar quarter shall equal the quotient obtained by dividing (x) the aggregate amount of such Director Compensation by (y) the Fair Market Value of a Share of the applicable class of Shares as of the last day of such calendar quarter. No fractional shares will be issued. In lieu of issuing any fractional shares resulting from such calculation, an amount in cash will be paid equal to such fraction multiplied by the Fair Market Value of a share of the applicable class of Shares on the last day of such calendar quarter. All Shares issued under this Article XI shall be issued free of all restrictions, except as required by law. In addition, the issuance of any Shares under this Article XI shall be for at least the minimum consideration necessary to permit such Shares to be fully paid.
11.2.Timing of Election. Subject to the deemed election provisions of Section 11.3, a Nonemployee Director who wishes to exercise the Share Election Right with respect to a particular calendar quarter must provide an Election Notice by the Election Deadline applicable to such calendar quarter. Once the Election Deadline applicable to a particular calendar quarter has passed, no Share Election Right may be exercised by any Nonemployee Director with respect to such calendar quarter, unless the Board determines, in its sole discretion, that such change is occasioned by an extraordinary or unanticipated event.

11.3.Deemed Election. If a Nonemployee Director has never delivered a timely Election Notice, the Nonemployee Director shall not have an entitlement to receive Shares with respect to such quarter and shall not be required to give an undertaking to pay for any such Shares and consequently will receive cash for the Director Compensation payable to such Nonemployee Director without set‑off against undertakings to pay for any such Shares for all calendar quarters until an Election Notice is timely delivered. Once an Election Notice is timely delivered by a Nonemployee Director, it shall apply to the calendar quarter with respect to which it was delivered, and, if such Nonemployee Director subsequently fails to timely provide Election Notices with respect to the succeeding calendar quarters, it shall be deemed to apply to all succeeding calendar quarters until a Rescission Notice is timely delivered to the Company with respect to any succeeding calendar quarter. For a Rescission Notice to be timely with respect to a particular calendar quarter, it must be delivered to the Company by the Election Deadline applicable to such calendar quarter. A Nonemployee Director who has delivered a Rescission Notice may exercise a Share Election Right for subsequent calendar quarters by the timely delivery of an Election Notice.
11.4.Election Void During Restricted Period. If, on the date a Nonemployee Director is to receive Shares pursuant to this Article XI, a Purchase Restriction is in place, such Nonemployee Director shall not have an entitlement to receive Shares with respect to such quarter and shall not be required to give an undertaking to pay for any such Shares and consequently will instead receive cash in payment of the Director Compensation then payable to such Nonemployee Director without set‑off against an undertaking to pay for any such Shares.
11.5.Conditions. Nothing contained herein shall preclude the Board, in its sole discretion, from imposing additional conditions as it may determine, in its sole discretion, on any issuance of Shares pursuant to this Article XI.

ANNUAL GENERAL MEETING OF
LIBERTY LATIN AMERICA LTD.

Date:	May 16, 2019
Time:	8:00 a.m. Bermuda Time
Place:	Rosewood Bermuda, 60 Tucker's Point Drive,
	Hamilton Parish, HS 02 Bermuda

Please make your marks like this: ☒	**Use dark black pencil or pen only**

The Board of Directors recommends a vote **"FOR"** all nominees listed in Proposal 1 and **"FOR"** Proposals 2, 3 and 4.

1: Election of Directors				**Directors Recommend**
	For	**Against**	**Abstain**	↓
01 John C. Malone	☐	☐	☐	**For**
02 Miranda Curtis	☐	☐	☐	**For**
03 Brendan Paddick	☐	☐	☐	**For**
	For	**Against**	**Abstain**	
2: A proposal to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.	☐	☐	☐	**For**
3: A proposal to approve the Liberty Latin America 2018 Incentive Plan as described in this proxy statement.	☐	☐	☐	**For**
4: A proposal to approve, on an advisory basis, the Liberty Latin America 2018 Nonemployee Director Incentive Plan as described in this proxy statement.	☐	☐	☐	**For**

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

↑ Please separate carefully at the perforation and return just this portion in the envelope provided. ↑

Annual General Meeting of Liberty Latin America Ltd.

to be held on May 16, 2019

for Holders as of March 28, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET		**TELEPHONE**
Go To **www.proxypush.com/LILA** • Cast your vote online. • View meeting documents.	**OR**	**866-362-5550** • Use any touch-tone telephone. • **Have your Proxy Card/Voting Instruction Form ready.** • Follow the simple recorded instructions.
	MAIL	

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
	• Detach your Proxy Card/Voting Instruction Form.
	• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints John M. Winter or Christopher Noyes, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them to vote all the Class A and/or Class B Common Shares of Liberty Latin America Ltd., a Bermuda exempted company, that the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

PROXY TABULATOR FOR

LIBERTY LATIN AMERICA LTD.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Liberty Latin America Ltd.
Annual General Meeting of Shareholders
May 16, 2019, 8:00 a.m. (Bermuda Time)
This Proxy is Solicited on Behalf of the Board of Directors

↑ Please separate carefully at the perforation and return just this portion in the envelope provided. ↑

The undersigned appoints John M. Winter or Christopher Noyes, and each or any of them (the "Named Proxies"), as proxies for the undersigned, with full power of substitution and revocation, and authorizes them to vote all the Class A and/or Class B Common Shares of Liberty Latin America Ltd., a Bermuda exempted company ("the Company"), that the undersigned is entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Rosewood Bermuda, 60 Tucker's Point Drive, Hamilton's Parish, HS 02 Bermuda and all postponements or adjournments thereof.

The purpose of the Annual General Meeting is to take action on the following:

1.	Election of Directors	
		01 John C. Malone
		02 Miranda Curtis
		03 Brendan Paddick

The Board of Directors of the Company recommends a vote "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual General Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐